UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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PALL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PALL CORPORATION

25 Harbor Park Drive

Port Washington, NY 11050

(516) 484-5400

June 26, 2015

Dear Shareholder:

We cordially invite you to attend a special meeting of the shareholders of Pall Corporation, a New York corporation, which we refer to as “Pall”, “we”, “us” or “our”, to be held on July 28, 2015, at 1:00 p.m. New York time, at Pall’s office located at 25 Harbor Park Drive, Port Washington, NY 11050.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated May 12, 2015, as it may be amended from time to time, which we refer to as the “merger agreement”, among Pall, Danaher Corporation, a Delaware corporation, which we refer to as “Danaher”, and Pentagon Merger Sub, Inc., a New York corporation and an indirect wholly owned subsidiary of Danaher, which we refer to as “Merger Sub”. Pursuant to the terms of the merger agreement, Merger Sub will merge with and into Pall, which we refer to as the “merger”, with Pall continuing as the surviving corporation and becoming an indirect wholly owned subsidiary of Danaher. At the special meeting, you will also be asked to consider and vote upon a non-binding advisory proposal to approve specified compensation arrangements that will or may become payable to Pall’s named executive officers and certain other matters as set forth in the shareholder notice and the accompanying proxy statement.

If the merger is consummated, you will be entitled to receive $127.20 in cash, without interest and less any applicable withholding taxes, for each share of Pall common stock, par value $0.10 per share, which we refer to as “Pall common stock”, you own.

The receipt of cash in exchange for shares of Pall common stock in the merger will generally be a taxable transaction to “U.S. holders” for U.S. federal income tax purposes. See the section entitled “Proposal 1: Adoption of the Merger Agreement—U.S. Federal Income Tax Consequences of the Merger” beginning on Page 61 of the accompanying proxy statement for additional information.

The approval of the holders of two-thirds of all outstanding shares of Pall common stock is required to adopt the merger agreement, thereby approving the merger. The Pall board of directors, after considering all factors that the Pall board of directors deemed relevant, and after consultation with independent legal and financial advisors, unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Pall and its shareholders, and unanimously adopted the merger agreement and approved the transactions contemplated thereby, including the merger.

The Pall board of directors unanimously recommends that you vote:

•	“FOR” the adoption of the merger agreement, thereby approving the transactions contemplated thereby, including the merger;

•	“FOR” the proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in the accompanying proxy statement that will or may become payable to Pall’s named executive officers in connection with the consummation of the merger; and

•	“FOR” the proposal to approve the adjournment of the special meeting if necessary or appropriate in the view of the Pall board of directors, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the merger agreement and the merger and provides specific information regarding the special meeting. A copy of the merger agreement is included as Annex A to the accompanying proxy statement. You can also obtain other information about Pall from documents that we have filed with the Securities and Exchange Commission. The accompanying proxy statement also describes the actions and determinations of the Pall board of directors in connection with its evaluation of the merger agreement and the merger. We urge you to read the accompanying proxy statement, including any documents incorporated by reference, and the annexes carefully and in their entirety.

Your vote is very important to us regardless of the number of shares of Pall common stock you own. The merger cannot be consummated unless the holders of two-thirds of all outstanding shares of Pall common stock vote in favor of the adoption of the merger agreement. If your shares of Pall common stock are held in the name of a broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote in accordance with the voting instruction card furnished by your broker, bank or other nominee. If you fail to vote on the merger agreement or fail to instruct your broker, bank or other nominee on how to vote, the effect will be the same as a vote against the adoption of the merger agreement. We greatly appreciate your cooperation in voting your shares of Pall common stock. The enclosed proxy card contains instructions regarding voting. Whether or not you plan to attend the special meeting, we request that you authorize your proxy by completing and returning the enclosed proxy card. You may also submit a proxy by using a toll-free number or the Internet. We have provided instructions on the proxy card for using these convenient services. Submitting a proxy will not prevent you from voting your shares of Pall common stock in person if you subsequently choose to attend the special meeting.

If you have any questions about the special meeting or the merger after reading the accompanying proxy statement, you may contact Okapi Partners LLC, our proxy solicitor, by e-mail at info@okapipartners.com. Shareholders may call the toll free number at (855) 305-0856, and banks and brokers may call (212) 297-0720, in each case to reach Okapi Partners LLC.

On behalf of the Pall board of directors, we thank you for your support of Pall and appreciate your consideration of this matter.

Lawrence D. Kingsley Chairman & Chief Executive Officer	Ronald L. Hoffman Lead Director

The merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy or accuracy of the information contained in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated June 26, 2015, and it and the enclosed proxy card are first being mailed to shareholders on or about June 26, 2015.

PALL CORPORATION

25 Harbor Park Drive

Port Washington, NY 11050

(516) 484-5400

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On July 28, 2015

To the Shareholders of Pall Corporation:

Notice is hereby given that a special meeting of the shareholders of Pall Corporation, a New York corporation, which we refer to as “Pall”, “we”, “us” or “our”, will be held on July 28, 2015, at 1:00 p.m. New York time, at Pall’s office located at 25 Harbor Park Drive, Port Washington, NY 11050 for the following purposes:

1.	Adoption of the Merger Agreement. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 12, 2015, as it may be amended from time to time, which we refer to as the “merger agreement”, among Pall, Danaher Corporation, a Delaware corporation, which we refer to as “Danaher”, and Pentagon Merger Sub, Inc., a New York corporation and an indirect wholly owned subsidiary of Danaher, which we refer to as “Merger Sub”, pursuant to which Merger Sub will merge with and into Pall, which we refer to as the “merger”, with Pall continuing as the surviving corporation and becoming an indirect wholly owned subsidiary of Danaher.

2.	Advisory Vote Regarding Merger-Related Compensation. To consider and vote upon a proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in the accompanying proxy statement that will or may become payable to Pall’s named executive officers in connection with the consummation of the merger, which we refer to as the “advisory compensation proposal”.

3.	Adjournment or Postponement of the Special Meeting. To consider and vote upon a proposal to approve the adjournment of the special meeting if necessary or appropriate in the view of the Pall board of directors, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement, which we refer to as the “adjournment proposal”.

Only shareholders of record of Pall common stock, par value $0.10 per share, which we refer to as “Pall common stock”, at the close of business on June 25, 2015, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof.

The adoption of the merger agreement by the affirmative vote of the holders of two-thirds of all outstanding shares of Pall common stock is a condition to the consummation of the merger, and the merger cannot be consummated unless the holders of two-thirds of all outstanding shares of Pall common stock vote in favor of adoption of the merger agreement.

Under New York law, shareholders of Pall common stock will not be entitled to appraisal, dissenters’ or similar rights in connection with the merger.

The approval of each of the advisory compensation proposal and the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Pall common stock that are present in person or by proxy at the special meeting and entitled to vote thereon. The vote to approve the advisory compensation proposal is advisory only and will not be binding on Pall or Danaher and is not a condition to the consummation of the merger.

Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your shares of Pall common stock will be represented at the special meeting if you are unable to attend. You may also submit your proxy by using a toll-free number or the Internet. We have provided instructions on the proxy card for using these convenient services. If your shares of Pall common stock are held in the name of a broker, bank or other nominee, you should instruct your broker, bank or other nominee on how you wish to vote your shares of Pall common stock in accordance with the voting instruction card furnished by your broker, bank or other nominee.

YOUR VOTE IS VERY IMPORTANT. YOU MAY VOTE BY MAIL, THROUGH THE INTERNET, BY TELEPHONE OR BY ATTENDING THE SPECIAL MEETING AND VOTING BY BALLOT, ALL AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF YOU FAIL TO VOTE ON THE ADOPTION OF THE MERGER AGREEMENT OR FAIL TO INSTRUCT YOUR BROKER, BANK OR OTHER NOMINEE ON HOW TO VOTE, THE EFFECT WILL BE THE SAME AS A VOTE AGAINST THE ADOPTION OF THE MERGER AGREEMENT.

The Pall board of directors unanimously recommends that you vote:

•	“FOR” the adoption of the merger agreement, thereby approving the transactions contemplated thereby, including the merger;

•	“FOR” the proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in the accompanying proxy statement that will or may become payable to Pall’s named executive officers in connection with the consummation of the merger; and

•	“FOR” the proposal to approve the adjournment of the special meeting if necessary or appropriate in the view of the Pall board of directors, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Please note that we intend to limit attendance at the special meeting to shareholders of record as of the record date (or their authorized representatives). If your shares of Pall common stock are held in the name of a broker, bank or other nominee, please bring to the special meeting your account statement evidencing your beneficial ownership of Pall common stock as of the record date. All shareholders should also bring photo identification. A list of shareholders entitled to vote at the special meeting will be available in our offices located at 25 Harbor Park Drive, Port Washington, NY 11050 during regular business hours for a period of at least ten days before the special meeting and at the place of the special meeting during the meeting.

The accompanying proxy statement provides a detailed description of the merger and the merger agreement. We urge you to read the accompanying proxy statement, including any documents incorporated by reference, and the annexes carefully and in their entirety. If you have any questions concerning the merger or the accompanying proxy statement of which this notice forms a part, would like additional copies of the accompanying proxy statement or need help voting your shares of Pall common stock, please contact Okapi Partners LLC, Pall’s proxy solicitation firm, at:

Okapi Partners LLC

437 Madison Avenue, 28th Floor

New York, NY 10022

Banks and Brokers, Please Call: (212) 297-0720

Shareholders and All Others, Please Call Toll-Free: (855) 305-0856

E-mail: info@okapipartners.com

By Order of the Pall Board of Directors,

Roya Behnia Senior Vice President, General Counsel and Corporate Secretary

Port Washington, NY June 26, 2015

SUMMARY VOTING INSTRUCTIONS

YOUR VOTE IS VERY IMPORTANT

Ensure that your shares of Pall common stock are voted at the special meeting by submitting your proxy or, if your shares of Pall common stock are held in the name of a broker, bank or other nominee, by contacting your broker, bank or other nominee. If you do not vote or do not instruct your broker, bank or other nominee on how you wish to vote your shares of Pall common stock, it will have the same effect as voting “AGAINST” the adoption of the merger agreement.

If your shares of Pall common stock are registered in your name: submit your proxy as soon as possible by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares of Pall common stock can be voted in favor of the proposals at the special meeting. You may also submit your proxy by using a toll-free number or the Internet. We have provided instructions on the proxy card for using these convenient services.

If your shares of Pall common stock are registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares of Pall common stock are voted in favor of the proposals at the special meeting.

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Okapi Partners LLC, our proxy solicitation firm, at:

Okapi Partners LLC

437 Madison Avenue, 28th Floor

New York, NY 10022

Banks and Brokers, Please Call: (212) 297-0720

Shareholders and All Others, Please Call Toll-Free: (855) 305-0856

E-mail: info@okapipartners.com

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PROXY STATEMENT

This proxy statement contains information related to the special meeting of shareholders of Pall to be held on July 28, 2015, at 1:00 p.m. New York time, at Pall’s office located at 25 Harbor Park Drive, Port Washington, NY 11050, and at any adjournments or postponements thereof. We are furnishing this proxy statement to the shareholders of Pall as part of the solicitation of proxies by the Pall board of directors for use at the special meeting.

SUMMARY

The following summary highlights selected information found in this proxy statement and may not contain all information that may be important to you. This proxy statement contains a more detailed description of the terms described in this summary. You are urged to read carefully this entire proxy statement, its annexes (including the merger agreement) and the documents referred to or incorporated by reference in this proxy statement. We have included page references in parentheses to direct you to the appropriate place in this proxy statement for a more complete description of the topics presented in this summary. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where Shareholders Can Find More Information” beginning on Page 98 of this proxy statement.

In this proxy statement, the terms “we”, “us”, “our” and “Pall” refer to Pall Corporation and, where appropriate, its subsidiaries. In this proxy statement, we refer to Danaher Corporation as “Danaher” and Pentagon Merger Sub, Inc. as “Merger Sub”. All references to the “merger” refer to the merger of Merger Sub with and into Pall with Pall surviving as an indirect wholly owned subsidiary of Danaher, and, unless otherwise indicated or as the context requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of May 12, 2015, as it may be amended from time to time, among Pall, Danaher and Merger Sub, a copy of which is included as Annex A to this proxy statement.

Parties Involved in the Merger (Page 22)

Pall Corporation

Pall, a New York corporation, is a filtration, separation and purification leader providing solutions to meet the critical fluid management needs of customers across the broad spectrum of life sciences and industry. Pall works with customers to advance health, safety and environmentally responsible technologies. Pall’s engineered products enable process and product innovation and minimize emissions and waste. Pall is an S&P 500 company serving customers worldwide.

Pall common stock (as defined below) is listed on the New York Stock Exchange, which we refer to as the “NYSE” in this proxy statement, under the symbol “PLL”.

Pall’s principal executive offices are located at 25 Harbor Park Drive, Port Washington, NY 11050, its telephone number is (516) 484-5400 and its Internet website address is www.pall.com. The information provided on or accessible through Pall’s Internet website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to its Internet website provided in this proxy statement.

Danaher Corporation

Danaher, a Delaware corporation, designs, manufactures and markets professional, medical, industrial and commercial products and services, which are typically characterized by strong brand names, innovative technology and major market positions. Danaher’s research and development, manufacturing, sales, distribution, service and administrative facilities are located in more than 50 countries. Danaher’s business consists of five segments: test & measurement; environmental; life sciences & diagnostics; dental; and industrial technologies.

Danaher’s common stock is listed on the NYSE under the symbol “DHR”.

Danaher’s corporate office is located at 2200 Pennsylvania Avenue, NW, Suite 800W, Washington, District of Columbia 20037, its telephone number is (202) 828-0850 and its Internet website address is www.danaher.com. The information provided on or accessible through Danaher’s Internet website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to its Internet website provided in this proxy statement.

Pentagon Merger Sub, Inc.

Merger Sub, an indirect wholly owned subsidiary of Danaher, is a New York corporation that was formed on May 8, 2015 for the sole purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, including the merger. Upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into Pall, with Pall surviving the merger as an indirect wholly owned subsidiary of Danaher.

The principal executive offices of Merger Sub are located at 2200 Pennsylvania Avenue, NW, Suite 800W, Washington, District of Columbia 20037, and its telephone number is (202)  828-0850.

Terms of the Merger (Page 66)

The proposed transaction is the acquisition of Pall by Danaher pursuant to a merger agreement, which we refer to as the “proposed transaction” in this proxy statement. The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement, and in accordance with the Business Corporation Law of the State of New York, which we refer to as the “NYBCL” in this proxy statement, at the effective time of the merger, Merger Sub will be merged with and into Pall. As a result of the merger, the separate corporate existence of Merger Sub will cease, and Pall will continue as the surviving corporation of the merger and an indirect wholly owned subsidiary of Danaher. If the merger is consummated, Pall shareholders will not own any capital stock of the surviving corporation as a result of the merger. As used in this proxy statement, “surviving corporation” refers to Pall as the surviving corporation and an indirect wholly owned subsidiary of Danaher following the consummation of the merger.

Expected Timing of the Merger

The parties expect to consummate the merger promptly following the adoption of the merger agreement by the affirmative vote of the holders of at least two-thirds of all outstanding shares of Pall common stock entitled to vote at the special meeting, the receipt of all required regulatory approvals specified in the merger agreement and the satisfaction or waiver of the other conditions precedent to the parties’ respective obligations to consummate the merger, each as further set forth in the merger agreement, a copy of which is included as Annex A to this proxy statement.

Pall currently anticipates that the merger will be consummated by the end of calendar year 2015. As noted in the above paragraph, however, consummation of the merger is subject to various conditions, and it is possible that factors outside the control of Pall and/or Danaher could result in the merger being consummated at a later time, or not at all.

Merger Consideration (Page 66)

At the effective time of the merger, on the terms and subject to the conditions set forth in the merger agreement, each share of Pall common stock, par value $0.10 per share, which we refer to as “Pall common stock” in this proxy statement, issued and outstanding immediately prior to the effective time of the merger, other than shares held in the treasury of Pall or owned by Pall, Danaher or any of their respective direct or indirect, wholly owned subsidiaries, will be converted into the right to receive $127.20 in cash, without interest and subject to any applicable withholding taxes, which we refer to as the “merger consideration” in this proxy statement. Additionally, each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the effective time of the merger, will be converted into one fully paid and non-assessable share of common stock, par value $0.01 per share, of the surviving corporation.

The Special Meeting (Page 24)

Date, Time and Place. The special meeting will be held on July 28, 2015, at 1:00 p.m. New York time, at Pall’s office located at 25 Harbor Park Drive, Port Washington, NY 11050.

Purpose of the Special Meeting. At the special meeting, you will be asked: (1) to consider and vote upon a proposal to adopt the merger agreement, thereby approving the transactions contemplated thereby, including the merger; (2) to consider and vote upon a proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in this proxy statement that will or may become payable to Pall’s named executive officers in connection with the consummation of the merger (this proposal being referred to as the “advisory compensation proposal” in this proxy statement); and (3) to consider and vote upon a proposal to approve the adjournment of the special meeting if necessary or appropriate in the view of the Pall board of directors, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement (this proposal being referred to as the “adjournment proposal” in this proxy statement).

Record Date and Voting Information. Only shareholders who hold shares of Pall common stock at the close of business on June 25, 2015, the record date for the special meeting, will be entitled to vote at the special meeting. Each share of Pall common stock outstanding on the record date will be entitled to one vote on each matter submitted to shareholders for adoption or approval, as the case may be, at the special meeting.

Quorum. The presence in person or by proxy of a majority of the shares of Pall common stock entitled to vote at the meeting is necessary and sufficient to constitute a quorum for the transaction of any business at the special meeting. Accordingly, 53,424,094 shares of Pall common stock must be represented in person or by proxy by shareholders entitled to vote to constitute a quorum for the special meeting. As of the record date for the special meeting, there were 106,848,187 shares of Pall common stock outstanding and entitled to vote at the special meeting.

Required Vote. Adoption of the merger agreement requires the affirmative vote of the holders of two-thirds of all outstanding shares of Pall common stock entitled to vote at the special meeting. Approval of each of the advisory compensation proposal and the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Pall common stock that are present in person or by proxy at the special meeting and entitled to vote on the proposal.

Voting by Pall’s Directors and Officers. As of June 25, 2015, the record date for the special meeting, our directors and executive officers beneficially owned and are entitled to vote, in the aggregate, 151,875 shares of Pall common stock, representing less than 1% of the outstanding shares of Pall common stock as of the record date.

Voting and Proxies. Any shareholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail, through the Internet or by telephone or may vote in person by appearing at the special meeting. If you are a beneficial owner and hold your shares of Pall common stock in the name of a broker, bank or other nominee, you should instruct your broker, bank or other nominee on how you wish to vote your shares of Pall common stock in accordance with the voting instruction card furnished by your broker, bank or other nominee. The broker, bank or other nominee cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your broker, bank or nominee on how you wish to vote your shares of Pall common stock. If your shares of Pall common stock are held in the name of a broker, bank or other nominee and wish to vote in person by ballot at the special meeting, you must provide a legal proxy from your bank, broker or other nominee.

Effect of Abstentions and Broker Non-Votes on Voting. Abstentions and shares of Pall common stock not represented at the special meeting and not voted in person or by proxy at the special meeting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Abstentions and shares of Pall common stock not represented at the special meeting and not voted in person or by proxy at the special meeting will have no effect on the advisory compensation proposal. Abstentions and shares of Pall common stock not represented at the special meeting and not voted in person or by proxy at the special meeting will have no effect on, if necessary or appropriate, the adjournment proposal. If you hold your shares of Pall common stock in the name of a broker, bank or other nominee, such broker, bank or other nominee may vote your shares of Pall common stock on the adoption of the merger agreement, the advisory compensation proposal and, if necessary or appropriate, the adjournment proposal only if you provide instructions on how to vote, and your failure to provide instructions will result in your shares of Pall common stock not being present at the meeting and not being voted on those proposals. It is very important that ALL of our shareholders vote their shares of Pall common stock, so, in the case of shareholders of record, please promptly complete and return the enclosed proxy card or submit your proxy by telephone or via the Internet, and in the case of beneficial owners that hold their shares of Pall common stock in the name of a broker, bank or other nominee, please instruct your broker, bank or other nominee on how you wish to vote your shares of Pall common stock.

Treatment of Equity-Based Awards (Page 67)

Cancellation and Cash-Out of Certain Equity-Based Awards

At the effective time of the merger:

•	each option to purchase shares of Pall common stock that is outstanding and unexercised (whether or not vested or exercisable) as of immediately prior to the effective time of the merger will become fully vested and exercisable as of the effective time of the merger and will be cancelled and converted into the right to receive an amount in cash, without interest, from the surviving corporation equal to the excess, if any, of $127.20 over the applicable per-share exercise price of such option (less any applicable withholding or other taxes, or other amounts required to be withheld);

•	each award under the Pall Management Stock Purchase Plan (whether vested or unvested) that is outstanding as of immediately prior to the effective time of the merger will become fully vested as of the effective time of the merger and will be cancelled and converted into the right to receive an amount in cash, without interest, from the surviving corporation equal to $127.20 (less any applicable withholding or other taxes, or other amounts required to be withheld);

•	each Pall time-based restricted stock unit that is outstanding as of immediately prior to the effective time of the merger and that is vested in accordance with its terms as of immediately prior to the effective time of the merger or becomes vested in accordance with its terms solely as a result of the consummation of the transactions contemplated by the merger agreement will be cancelled and converted into the right to receive an amount in cash, without interest, from the surviving corporation equal to $127.20 (less any applicable withholding or other taxes, or other amounts required to be withheld); and

•	each Pall performance-based restricted stock unit that is outstanding as of immediately prior to the effective time of the merger (whether or not vested) will become fully vested and deemed earned as of the effective time of the merger and will be cancelled and converted into the right to receive an amount in cash, without interest, from the surviving corporation equal to $127.20 (less any applicable withholding or other taxes, or other amounts required to be withheld); provided that the number of Pall performance-based restricted stock units that will be deemed earned for this purpose will be equal to the greater of (A) the target number of performance-based restricted stock units as specified in the applicable award agreement or (B) the number of performance-based restricted stock units that would have been earned by applying the performance criteria specified in the applicable award agreement to Pall’s actual performance from the beginning of the performance period (as specified in the applicable award agreement) to the effective time of the merger.

Rollover of Certain Equity-Based Awards

Each Pall time-based restricted stock unit that is unvested and outstanding immediately prior to the effective time of the merger, which we refer to as the “rollover awards” in this proxy statement, will be automatically assumed by Danaher at the effective time of the merger and will continue to have, and be subject to, the same terms and conditions as were applicable to each rollover award immediately prior to the effective time of the merger, except that each rollover award will relate to that number of shares of Danaher common stock, par value $0.01 per share (which we refer to as “Danaher common stock” in this proxy statement), (rounded to the nearest whole share) equal to the product of (A) the number of shares of Pall common stock that were issuable upon the vesting of such rollover award immediately prior to the effective time of the merger and (B) the ratio calculated by dividing $127.20 by the average of the closing prices of Danaher common stock on the NYSE for the ten trading days immediately preceding the date on which the closing occurs.

Treatment of Stock Purchase Plans (Page 68)

Pall Employee Stock Purchase Plan

With respect to the Pall Employee Stock Purchase Plan and each award granted thereunder, participation in the plan will be limited to those individuals who are participants in the plan as of May 12, 2015 (and who may not increase their payroll deductions or purchase elections from those in effect on such date) and no new offering period shall commence on or after May 12, 2015. The plan will be terminated effective upon the earliest of the change in control exercise date (as defined in the section entitled “Terms of the Merger Agreement—Treatment of Stock Purchase Plans” beginning on Page 68 of this proxy statement), the end of the offering period in effect as of May 12, 2015 and the closing of the merger.

Pall Management Stock Purchase Plan

The Pall Management Stock Purchase Plan will be terminated and of no further force or effect as of the closing date of the merger.

Delisting and Deregistration of Pall Common Stock (Page 48)

Pall common stock is registered as a class of equity securities under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this proxy statement, and is quoted on the NYSE under the symbol “PLL”. As a result of the merger, Pall will become an indirect wholly owned subsidiary of Danaher. After the effective time of the merger, shares of Pall common stock will cease to be traded on the NYSE, and price quotations with respect to sales of shares of Pall common stock in the public market will no longer be available. In addition, Pall will no longer be required to file periodic reports with the Securities and Exchange Commission, which we refer to as the “SEC” in this proxy statement, after the effective time of the merger with respect to shares of Pall common stock.

Consequences if the Merger is Not Consummated (Page 49)

If the merger agreement is not adopted by the shareholders or if the merger is not consummated for any other reason, shareholders will not receive any payment for their shares of Pall common stock in connection with the merger. Instead, shares of Pall common stock will continue to be listed and traded on the NYSE. In certain circumstances, we may be required to pay a termination fee, or we or Danaher may seek damages or other remedies, in each case, as described under the section entitled “Terms of the Merger Agreement—Termination; Effect of Termination” and “Terms of the Merger Agreement—Termination Fee” beginning on Page 86 and Page 88, respectively, of this proxy statement.

Recommendation of the Pall Board of Directors (Page 42)

The Pall board of directors, after considering all factors that the Pall board of directors deemed relevant and after consulting with independent legal and financial advisors, unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of Pall and its shareholders, and unanimously adopted the merger agreement and approved the transactions contemplated thereby, including the merger. Certain factors considered by the Pall board of directors in reaching its decision to adopt the merger agreement and approve the transactions contemplated thereby, including the merger, can be found in the section entitled “Proposal 1: Adoption of the Merger Agreement—Reasons for the Merger” beginning on Page 39 of this proxy statement.

The Pall board of directors unanimously recommends that Pall shareholders vote:

•	“FOR” the adoption of the merger agreement, thereby approving the transactions contemplated thereby, including the merger;

•	“FOR” the proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in this proxy statement that will or may become payable to Pall’s named executive officers in connection with the consummation of the merger; and

•	“FOR” the proposal to approve the adjournment of the special meeting if necessary or appropriate in the view of the Pall board of directors, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Opinion of Pall’s Financial Advisor (Page 42 and Annex B)

At a meeting of the Pall board of directors held on May 12, 2015, Goldman Sachs & Co., which we refer to as “Goldman Sachs” in this proxy statement, financial advisor to Pall, rendered its oral opinion to the Pall board of directors, subsequently confirmed in writing, to the effect that, as of May 12, 2015, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the $127.20 in cash per share of Pall common stock to be paid to the holders of shares of Pall common stock pursuant to the merger agreement was fair from a financial point of view to those holders.

The full text of the written opinion of Goldman Sachs, dated May 12, 2015, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B. The summary of the Goldman Sachs opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the Pall board of directors in connection with its consideration of the proposed merger, and such opinion does not constitute a recommendation as to how any holder of shares of Pall common stock should vote with respect to the merger or any other matter.

Financing of the Merger (Page 49)

Danaher expects to finance the merger primarily with available cash and proceeds from the issuance of debt or new credit facilities. The consummation of the merger is not conditioned on Danaher’s receipt of financing. See “Proposal 1: Adoption of the Merger Agreement—Financing of the Merger” beginning on Page 49 of this proxy statement for additional information with respect to the financing of the merger.

Interests of Pall’s Directors and Executive Officers in the Merger (Page 49)

In considering the recommendation of the Pall board of directors that Pall shareholders adopt the merger agreement and thereby approve the merger, Pall shareholders should be aware that the directors and executive officers of Pall have certain interests in the merger that may be different from, or in addition to, those of Pall shareholders generally. These interests are described in more detail in the section entitled “Proposal 1: Adoption of the Merger Agreement—Interests of Pall’s Directors and Executive Officers in the Merger” beginning on Page 49 of this proxy statement. The Pall board of directors was aware of these interests and considered them, among other matters, in evaluating the merger agreement, in reaching its decision to adopt the merger agreement, and in recommending to Pall shareholders that the merger agreement be adopted. These interests include the following, among others:

•	At the effective time of the merger, each outstanding option to purchase shares of Pall common stock held by a director or executive officer (whether or not vested or exercisable) will be canceled in exchange for the right to receive an amount in cash equal to the product of $127.20 over the exercise price of such option, multiplied by the number of shares of Pall common stock issuable upon exercise of the option (less any applicable withholding or other taxes, or other amounts required to be withheld).

•	At the effective time of the merger, each award under the Pall Management Stock Purchase Plan (whether vested or unvested) that is outstanding as of immediately prior to the effective time of the merger will become fully vested and will be cancelled in exchange for the right to receive an amount in cash equal to $127.20 (less any applicable withholding or other taxes, or other amounts required to be withheld).

•	At the effective time of the merger, each Pall performance-based restricted stock unit that is outstanding immediately prior to the effective time of the merger will become fully vested and will be deemed earned at the greater of (A) the target number of performance stock units subject to the award and (B) the number of performance stock units that would have been earned based on Pall’s actual performance from the beginning of the relevant performance period through the effective time of the merger. Each performance-based restricted stock unit that is deemed earned will be canceled at the effective time of the merger in exchange for the right to receive an amount in cash equal to $127.20 (less any applicable withholding or other taxes, or other amounts required to be withheld).

•	At the effective time of the merger, each Pall time-based restricted stock unit that is outstanding as of immediately prior to the effective time of the merger and that is vested in accordance with its terms as of immediately prior to the effective time of the merger or becomes vested in accordance with its terms solely as a result of the consummation of the merger will be canceled in exchange for the right to receive an amount in cash equal to $127.20 (less any applicable withholding or other taxes, or other amounts required to be withheld).

•	At the effective time of the merger, each rollover award will be automatically assumed by Danaher and will continue to have, and be subject to, the same terms and conditions as were applicable to such rollover award immediately prior to the effective time of the merger, except that each rollover award will relate to that number of shares of Danaher common stock (rounded to the nearest whole share) equal to the product of (A) the number of shares of Pall common stock that were issuable upon the vesting of such rollover award immediately prior to the effective time of the merger and (B) the ratio calculated by dividing $127.20 by the average of the closing prices of Danaher common stock on the NYSE for the ten trading days immediately preceding the date on which the closing occurs.

•	For purposes of Pall’s annual short-term cash incentive awards, any cash incentive performance period in effect as of the closing date of the merger and scheduled to end after December 31 of the year in which the closing date of the merger occurs shall end on December 31 of such year, and any applicable payment will be made subject to appropriate adjustment and pro-ration.

•	Certain executive officers are entitled to receive enhanced severance payments under their employment agreements with Pall upon certain qualifying terminations of employment during a specified period following the closing of the merger.

No Solicitation by Pall of Acquisition Proposals (Page 76)

In the merger agreement, subject to certain exceptions, Pall has agreed that it will not (and will cause its subsidiaries not to and will instruct and use its reasonable best efforts to cause other representatives of Pall not to), directly or indirectly:

•	solicit or initiate any inquiries or the implementation or submission of any acquisition proposal, or any proposals or offers that would be reasonably expected to lead to an acquisition proposal (as defined in the section entitled “Terms of the Merger Agreement—No Solicitation by Pall of Acquisition Proposals; Changes in Board Recommendation” beginning on Page 76 of this proxy statement);

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information in connection with, or for the purpose of facilitating, any inquiries, proposals or offers that constitute, or would be reasonably expected to lead to, an acquisition proposal (except to notify such person of the existence of the no-solicitation provision contained in the merger agreement);

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal, or any inquiries, proposals or offers that would reasonably be expected to lead to an acquisition proposal; or

•	execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or other similar agreement (other than an “acceptable confidentiality agreement” entered into in accordance with the merger agreement as further described in the section entitled “Terms of the Merger Agreement—No Solicitation by Pall of Acquisition Proposals; Changes in Board Recommendation” beginning on Page 76 of this proxy statement) regarding, or that is intended to result in, or would reasonably be expected to lead to, any acquisition proposal.

Additionally, prior to the date that the Pall shareholders adopt the merger agreement, nothing in the no-solicitation provision in the merger agreement will prevent Pall or its board of directors from furnishing information to, or engaging in negotiations or discussions with, any person that made a bona fide acquisition proposal that did not result in any material respect from a breach (or deemed breach) of the no-solicitation provision contained in the merger agreement, if, and only if, prior to taking such action: (i) the Pall board of directors determines in good faith (A) after consultation with its advisors, that such acquisition proposal is, or could reasonably be expected to result in, a “superior proposal” (as defined in the section entitled “Terms of the Merger Agreement—No Solicitation by Pall of Acquisition Proposals; Changes in Board Recommendation” beginning on Page 76 of this proxy statement) and (B) after consultation with outside legal counsel, that its failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; (ii) Pall provides written notice to Danaher of such good faith determinations of the Pall board of directors; and (iii) Pall receives an acceptable confidentiality agreement, which agreement will be promptly delivered to Danaher, from the person making such proposal. For a further discussion of the limitations on solicitation of acquisition proposals, and exceptions to such limitations, see the section entitled “Terms of the Merger Agreement—No Solicitation by Pall of Acquisition Proposals; Changes in Board Recommendation” beginning on Page 76 of this proxy statement.

Changes in Board Recommendation (Page 76)

Under the merger agreement, subject to certain exceptions, the Pall board of directors has agreed to recommend that the Pall shareholders vote in favor of the adoption of the merger agreement, and Pall has agreed that neither it nor the Pall board of directors will, and neither will publicly propose to, (i) withhold, withdraw or modify, in a manner adverse to Danaher or Merger Sub, the recommendation that the Pall shareholders adopt the merger agreement, (ii) approve or recommend any acquisition proposal, or (iii) refrain from recommending against (and refrain from reaffirming the recommendation that the Pall shareholders adopt the merger agreement) any acquisition proposal that is a tender offer or exchange offer within ten business days after the commencement of such offer. The actions described in any of the foregoing clauses (i), (ii) or (iii) are referred to in this proxy statement as an “adverse recommendation change.”

Prior to the receipt of the affirmative vote of the holders of at least two-thirds of all outstanding shares of Pall common stock to adopt the merger agreement, the Pall board of directors may effect an adverse recommendation change in the following two circumstances:

•	if Pall receives an unsolicited, written acquisition proposal that the Pall board of directors determines in good faith (after consultation with its advisors) is a superior proposal (as defined in the section entitled “Terms of the Merger Agreement—No Solicitation by Pall of Acquisition Proposals; Changes in Board Recommendation” beginning on Page 76 of this proxy statement) and determines in good faith (after consultation with outside legal counsel) that its failure to make an adverse recommendation change would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; or

•	if an intervening event (as defined in the section entitled “Terms of the Merger Agreement—No Solicitation by Pall of Acquisition Proposals; Changes in Board Recommendation” beginning on

Page 76 of this proxy statement) occurs and as a result thereof the Pall board of directors determines in good faith (after consultation with outside legal counsel) that the failure to make an adverse recommendation change would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

Pall’s ability to effect an adverse recommendation change is further subject to Pall’s compliance with certain notice and other requirements set forth in the merger agreement. For a further discussion of the limitations on effecting an adverse recommendation change, see the section entitled “Terms of the Merger Agreement—No Solicitation by Pall of Acquisition Proposals; Changes in Board Recommendation” beginning on Page 76 of this proxy statement.

Conditions to Consummation of the Merger (Page 84)

As more fully described in the section entitled “Terms of the Merger Agreement—Conditions to Consummation of the Merger” beginning on Page 84 of this proxy statement, each party’s obligation to consummate the merger is subject to the satisfaction or written waiver (where permissible) of the following conditions:

•	the adoption of the merger agreement by the affirmative vote of the holders of at least two-thirds of all outstanding shares of Pall common stock entitled to vote at the special meeting;

•	the absence of any decision, injunction, decree, ruling, law or order (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by a governmental authority of competent jurisdiction that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the merger;

•	the expiration or termination of any waiting period (and any extension thereof) applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder, which we refer to as the “HSR Act” in this proxy statement, and the obtaining of all consents, approvals, non-disapprovals and other authorizations of certain other governmental authorities set forth in the confidential disclosure schedule delivered by Pall with the merger agreement;

•	the truth and accuracy of certain representations and warranties made by the other party in the merger agreement, except, in some cases, for inaccuracies that do not, individually or in the aggregate, constitute a material adverse effect or are not material;

•	the other party’s performance or compliance in all material respects with all agreements and covenants required by the merger agreement on or prior to the effective time of the merger; and

•	each party having received a certificate signed by an executive officer of the other party certifying as to the satisfaction of the conditions to the obligations of such other party.

How the Merger Agreement May Be Terminated (Page 86)

The merger agreement may be terminated in the following ways:

•	by mutual written consent of Pall and Danaher;

•	by either Pall or Danaher if:

•	the merger has not been consummated on or before February 12, 2016, which we refer to as the “outside date” in this proxy statement, provided that if the conditions regarding (i) the absence of any order by a governmental authority of competent jurisdiction or (ii) regulatory approvals of governmental authorities, in either case, are not satisfied or waived despite all other conditions being satisfied or waived (or capable of being satisfied) as of such date, then the outside date is automatically extended to May 12, 2016; provided that this right to terminate the merger agreement is not available to any party whose failure to fulfill any agreements and covenants under the merger agreement has been the principal cause of, or resulted in, the failure of the effective time of the merger to occur on or before such date;

•	any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger and such decision, injunction, decree, ruling, law or order has become final and non-appealable, or if there is adopted following the date of the merger agreement any law that makes consummation of the merger illegal or otherwise prohibited; provided, however, that the party seeking to terminate the merger agreement pursuant to this termination right must have fulfilled its obligations to remove any impediment imposed by antitrust laws; or

•	the Pall shareholders fail to adopt the merger agreement by the affirmative vote of the holders of at least two-thirds of all outstanding shares of Pall common stock at the meeting of Pall shareholders called and convened for that purpose (or any postponement or adjournment of such meeting).

•	by Danaher if:

•	the Pall board of directors (A) effects an adverse recommendation change (as described in the section entitled “Terms of the Merger Agreement—No Solicitation by Pall of Acquisition Proposals; Changes in Board Recommendation” beginning on Page 76 of this proxy statement), (B) fails to include, in this proxy statement, its recommendation that the Pall shareholders adopt the merger agreement or (C) at any time after the public announcement of an acquisition proposal (other than pursuant to a commenced tender or exchange offer), fails to reaffirm its recommendation that the Pall shareholders adopt the merger agreement within five business days of its receipt of any written request by Danaher to do so;

•	Pall or any of its subsidiaries enters into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or other similar agreement (other than an acceptable confidentiality agreement under the terms of the merger agreement as described in the section entitled “Terms of the Merger Agreement—No Solicitation by Pall of Acquisition Proposals; Changes in Board Recommendation” beginning on Page 76 of this proxy statement) regarding, intended to result in or that would be reasonably expected to lead to, any acquisition proposal; or

•	Pall has breached any of its representations or warranties, or failed to perform any of its covenants or agreements set forth in the merger agreement, which breach or failure to perform (i) would give rise to the failure of certain related closing conditions and (ii) is incapable of being cured by the outside date (except Danaher may not exercise this termination right if it or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement).

•	by Pall if:

•	at any time prior to the time at which Pall receives its shareholders’ adoption of the merger agreement by the affirmative vote of the holders of at least two-thirds of all outstanding shares of Pall common stock, the Pall board of directors determines to enter into a definitive agreement with respect to a superior proposal in accordance with the no-solicitation provisions of the merger agreement (as discussed in “Terms of the Merger Agreement—No Solicitation by Pall of Acquisition Proposals; Changes in Board Recommendation” beginning on Page 76 of this proxy statement); or

•	Danaher or Merger Sub has breached any of its representations or warranties, or failed to perform any of its covenants or agreements set forth in the merger agreement, which breach or failure to perform (i) would give rise to the failure of certain related closing conditions and (ii) is incapable of being cured by the outside date (except Pall may not exercise this termination right if it is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement).

See the section entitled “Terms of the Merger Agreement—Termination; Effect of Termination” beginning on Page 86 of this proxy statement.

Effects of Termination of the Merger Agreement (Page 86)

If the merger agreement is validly terminated, the merger agreement will become void and of no further force or effect, and there will be no liability or obligation on the part of Pall, Danaher or Merger Sub, except for the confidentiality provisions, provisions relating to the effect of termination (including the termination fee described in the following paragraph) and certain other specified general provisions of the merger agreement, each of which will survive the termination of the merger agreement. Pall, Danaher and Merger Sub further agreed that nothing in the merger agreement, including the termination of the merger agreement, will relieve Pall, Danaher or Merger Sub from liability for any intentional breach (as defined in the section entitled “Terms of the Merger Agreement—Termination; Effect of Termination” beginning on Page 86 of this proxy statement) of the merger agreement prior to the date of its termination, in which case the aggrieved party will be entitled to all rights and remedies available at law or in equity, including liability for damages determined taking into account all relevant factors, including the loss of the benefit of the transactions contemplated by the merger agreement, any lost shareholder premium, any lost synergies, the time value of money, and any benefit to the breaching party or its shareholders arising from such intentional breach.

Under the merger agreement, Pall is required to pay Danaher a termination fee of $423,194,400 in cash, which we refer to as the “termination fee” in this proxy statement, if the merger agreement is terminated (or at the time of termination by Pall, could have been terminated by Danaher) under the circumstances set forth in the merger agreement, which are specified in the section entitled “Terms of the Merger Agreement—Termination Fee” beginning on Page 88 of this proxy statement. In no event will Pall be required to pay the termination fee in connection with the termination of the merger agreement more than once. Pall, Danaher and Merger Sub have agreed that the payment of the termination fee, in accordance with the terms of the merger agreement, to Danaher will be Danaher’s sole and exclusive remedy for any loss it or Merger Sub suffers as a result of the failure of the transactions contemplated by the merger agreement to be consummated, except that there is no limit to liability for any losses resulting from an intentional breach, as such term is defined in the section entitled “Terms of the Merger Agreement—Termination; Effect of Termination,” beginning on Page 86 of this proxy statement.

Specific Performance (Page 89)

Pall, Danaher and Merger Sub have agreed that Pall, Danaher and Merger Sub will be entitled, without the requirement for posting bond, to an order of specific performance to enforce the performance of any covenant or obligation contained in the merger agreement and an injunction restraining a breach or threatened breach of the merger agreement; provided that Pall, Danaher and Merger Sub agreed that neither Pall nor Danaher will be entitled to enforce specifically the obligations of the other unless each of their respective conditions to the consummation of the merger have been satisfied or, in the case of the obligations of the other, waived in writing by the other. To the extent a party initiates a proceeding seeking specific performance past the outside date, the outside date will be automatically extended until the proceeding is finally resolved.

Regulatory Approvals (Page 60)

Antitrust Filings

Pall and Danaher have agreed to use their reasonable best efforts to take all actions that are necessary, proper or advisable in order to obtain all approvals required by law to consummate the transactions contemplated by the merger agreement. Additionally, Danaher has agreed to use its best efforts to take any and all steps necessary to avoid or eliminate each and every impediment to the consummation of the transactions under any applicable antitrust, competition or trade regulation law, which we refer to as “antitrust laws” in this proxy statement, including, if needed, selling, licensing, or otherwise disposing of its own or Pall’s assets in order to obtain the necessary regulatory approvals, provided that any such concession is conditioned on the closing of the merger.

Under the HSR Act and the rules and regulations promulgated thereunder, the merger may not be consummated until Pall and Danaher have filed notification and report forms with the Antitrust Division of the United States Department of Justice, which we refer to as the “Antitrust Division” in this proxy statement, and the Federal Trade Commission, which we refer to as the “FTC” in this proxy statement, and the applicable waiting period has subsequently expired or been terminated. The required notification and report forms under the HSR Act were filed with the Antitrust Division and the FTC by Pall and Danaher on May 27, 2015, and on June 23, 2015, Pall received notice from the FTC that early termination of the applicable waiting period had been granted; as such, the condition to the closing of the merger related to the HSR Act has been satisfied.

Additionally, Pall, Danaher and Merger Sub have agreed to make, or cause to be made, antitrust filings with the European Commission, the Ministry of Commerce of the People’s Republic of China and certain other foreign jurisdictions. Pall, Danaher and Merger Sub have started the notification process with all of the relevant competition authorities.

Although we do not expect these or any other regulatory authorities to raise any significant concerns in connection with their review of the merger, Pall and Danaher cannot assure you that all of the regulatory approvals described above will be obtained and, if obtained, Pall and Danaher cannot assure you as to the timing of any approvals, the ability to obtain the approvals or the absence of any litigation challenging such approvals.

Litigation Relating to the Merger (Page 61)

In connection with the merger, purported Pall shareholders have filed a consolidated shareholder class action lawsuit against Pall, the members of the Pall board of directors, Danaher and Merger Sub. Among other remedies, the plaintiffs seek to enjoin the merger. The defendants believe that each of the claims are without merit.

The outcome of the case is uncertain. If the case is not resolved, the lawsuit could prevent or delay consummation of the merger and result in substantial costs to Pall, including any costs associated with the indemnification of directors. Additional plaintiffs may file additional lawsuits against Pall and/or the directors and officers of Pall in connection with the merger.

U.S. Federal Income Tax Consequences of the Merger (Page 61)

The receipt of cash for shares of Pall common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, if you are a U.S. holder (as defined in the section entitled “Proposal 1: Adoption of the Merger Agreement—U.S. Federal Income Tax Consequences of the Merger” beginning on Page 61 of this proxy statement), you will recognize gain or loss equal to the difference, if any, between the amount of cash you receive pursuant to the merger and your adjusted tax basis in the shares of Pall common stock exchanged pursuant to the merger. If you are a non-U.S. holder (defined in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—U.S. Federal Income Tax Consequences of the Merger” beginning on Page 61 of this proxy statement), the receipt of cash pursuant to the merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States, and you are encouraged to seek tax advice regarding such matters. You should read the section entitled “Proposal 1: Adoption of the Merger Agreement—U.S. Federal Income Tax Consequences of the Merger” beginning on Page 61 of this proxy statement and consult your own tax advisors regarding the U.S. federal income tax consequences of the merger to you in light of your particular circumstances, as well as tax consequences arising under any state, local or foreign tax laws.

Market Price of Pall Common Stock and Dividend Information (Page 93)

Pall common stock is listed on the NYSE under the trading symbol “PLL”. The closing price of Pall common stock on the NYSE on May 11, 2015, the last trading day prior to initial media speculation around a possible transaction, was $99.31. The merger consideration represents a premium of approximately 28% to the closing price on May 11, 2015 (the last trading day before the initial news reports surrounding the merger) and a premium of approximately 39.8% over the average closing price of Pall common stock for the 12 month period ended May 11, 2015 (the last trading day before the initial news reports surrounding the merger). On June 25, 2015, the last trading day before the date of this proxy statement, the closing price of Pall common stock on the NYSE was $124.51.

Under the terms of the merger agreement, we may not declare, authorize, make or pay any dividend or other distribution on Pall common stock during the pendency of the merger.

Fees and Expenses (Page 89)

All reasonable out-of-pocket fees and expenses incurred in connection with the merger agreement and related transactions will be paid by the person incurring such fees and expenses, whether or not the merger or the other transactions contemplated by the merger agreement are consummated, with certain exceptions expressly set forth in the merger agreement. Pall and Danaher have agreed to evenly split the filing fees and the cost of printing and mailing this proxy statement and the filing fees incurred in connection with the filings made pursuant to applicable antitrust laws.

No Appraisal Rights (Page 64)

Pursuant to Section 910 of the NYBCL, shareholders of Pall will not be entitled to appraisal rights if the merger agreement is adopted and the merger is consummated because Pall common stock was listed on the NYSE on the record date. Section 910 of the NYBCL provides that a dissenting shareholder’s right to receive payment of the fair value of his, her or its shares under Section 623 of the NYBCL is not available to a holder of shares of any class or series of stock, which shares or depository receipts in respect thereof, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the merger agreement.

Help in Answering Questions

If you have any questions about the special meeting or the merger after reading this proxy statement, you may contact Okapi Partners LLC, our proxy solicitor, by e-mail at info@okapipartners.com. Shareholders may call the toll free number at (855) 305-0856, and banks and brokers may call (212) 297-0720, in each case to reach Okapi Partners LLC.

The merger has not been approved or disapproved by the SEC or any state securities commission. Neither the SEC nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy or accuracy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a holder of shares of Pall common stock. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving these materials?

A:	On May 12, 2015, Pall entered into the merger agreement with Danaher and Merger Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the Pall board of directors in favor of the proposal to adopt the merger agreement.

Q:	As a shareholder, what will I receive if the merger is consummated?

A:	If the merger is consummated, you will be entitled to receive $127.20 in cash, without interest and less any applicable withholding taxes, for each share of Pall common stock you own as of immediately prior to the effective time of the merger. You will not own shares in the surviving corporation.

The receipt of cash for shares of Pall common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. Please see the discussion in the section entitled “Proposal 1: Adoption of the Merger Agreement—U.S. Federal Income Tax Consequences of the Merger” beginning on Page 61 of this proxy statement for a more detailed description of the U.S. federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of the U.S. federal, state, local and foreign tax consequences of the merger in light of your particular circumstances.

Q:	What will happen to outstanding Pall equity awards and the Pall Stock Purchase Plans in the merger?

A:	For information regarding the effects of the merger on outstanding equity awards, please see the section entitled “Terms of the Merger Agreement—Treatment of Equity-Based Awards” and “Terms of the Merger Agreement—Treatment of Stock Purchase Plans” beginning on Page 67 and Page 68, respectively, of this proxy statement.

Q:	When and where is the special meeting?

A:	The special meeting will take place on July 28, 2015, at 1:00 p.m. New York time, at Pall’s office located at 25 Harbor Park Drive, Port Washington, NY 11050.

Q:	Who is entitled to vote at the special meeting?

A:	Only shareholders of record as of the close of business on June 25, 2015, the record date for the special meeting, are entitled to vote at the special meeting. You will be entitled to one vote on each of the proposals presented in this proxy statement for each share of Pall common stock that you held on the record date.

Q:	What happens if I sell or transfer my shares of Pall common stock after the record date but before the special meeting?

A:	If you sell or transfer your shares of Pall common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares of Pall common stock and each of you notifies Pall of such special arrangements, you will transfer the right to receive the merger consideration, if the merger is consummated, to the person to whom you sell or transfer your shares of Pall common stock, but you will retain your right to vote these shares at the special meeting. Even if you sell or otherwise transfer your shares of Pall common stock after the record date, you are encouraged to complete, date, sign and return the enclosed proxy or vote via the Internet or telephone.

Q:	What proposals will be voted on at the special meeting?

A:	At the special meeting, you will be asked to consider and vote on:

•	a proposal to adopt the merger agreement;

•	a proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in this proxy statement that will or may become payable to Pall’s named executive officers in connection with the consummation of the merger; and

•	a proposal to approve the adjournment of the special meeting if necessary or appropriate in the view of the Pall board of directors, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	What vote is required to adopt each of the proposals?

A:	Adoption of the merger agreement requires the affirmative vote of the holders of two-thirds of all outstanding shares of Pall common stock at the close of business on the record date entitled to vote at the special meeting. As of the record date, there were 106,848,187 shares of Pall common stock outstanding. Abstentions, failures to vote and “broker non-votes” (as more fully described below) will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Approval of the advisory compensation proposal requires the affirmative vote of the holders of a majority of the shares of Pall common stock that are present in person or by proxy at the special meeting and entitled to vote on the proposal. Abstentions, failures to vote and “broker non-votes” (as more fully described below) will have no effect on the outcome of the vote on the advisory compensation proposal.

Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Pall common stock that are present in person or by proxy at the special meeting and entitled to vote on the proposal. Abstentions, failures to vote and “broker non-votes” (as more fully described below) will have no effect on the outcome of the vote on the adjournment proposal.

Q:	Why am I being asked to cast a non-binding, advisory vote to approve the compensation that will or may become payable to Pall’s named executive officers in connection with the merger?

A.	In 2011, the SEC adopted rules that require companies to seek a non-binding advisory vote to approve certain compensation that will or may become payable to their named executive officers that is based on or otherwise relates to corporate transactions such as the merger. In accordance with the rules promulgated under Section 14A of the Exchange Act, Pall is providing its shareholders with the opportunity to cast a non-binding, advisory vote on the compensation that will or may become payable to Pall’s named executive officers in connection with the merger. For additional information, see the section entitled “Proposal 1: Adoption of the Merger Agreement—Interests of Pall’s Directors and Executive Officers in the Merger—Quantification of Potential Payments to Named Executive Officers in Connection with the Merger” beginning on Page 56 of this proxy statement.

Q.	What will happen if the shareholders do not approve the advisory compensation proposal at the special meeting?

A:	The vote to approve the advisory compensation proposal is a vote separate and apart from the vote to adopt the merger agreement. Approval of the advisory compensation proposal is not a condition to consummation of the merger, and it is advisory in nature only, meaning that it will not be binding on Pall or Danaher or any of their respective subsidiaries. Accordingly, if the merger agreement is adopted by the shareholders of Pall and the merger is consummated, the compensation of our named executive officers that is based on or otherwise relates to the merger will be payable to our named executive officers even if this proposal is not approved.

Q:	How does the Pall board of directors recommend that I vote?

A:	Upon careful consideration, the Pall board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of Pall and its shareholders, and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal if necessary or appropriate. For a discussion of certain factors that the Pall board of directors considered in reaching its decision to adopt the merger agreement and recommend that shareholders vote “FOR” the proposal to adopt the merger agreement, see the section entitled “Proposal 1: Adoption of the Merger Agreement—Reasons for the Merger” beginning on Page 39 of this proxy statement.

Q:	How do Pall’s directors and executive officers intend to vote their shares of Pall common stock in respect of adoption of the merger agreement?

A:	All of our directors and all of our executive officers, who collectively own less than 1% of the shares of Pall common stock entitled to vote at the special meeting, have informed us that they currently intend to vote all of their shares of Pall common stock “FOR” the adoption of the merger agreement.

Q:	What constitutes a quorum?

A:	The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Pall common stock entitled to vote at any meeting of Pall shareholders shall constitute a quorum for the transaction of any business at such meeting. As of June 25, 2015, the record date for the special meeting, 53,424,094 shares of Pall common stock will be required to obtain a quorum. When a quorum is present to organize a meeting of Pall shareholders, it is not broken by the subsequent withdrawal of any Pall shareholders. Abstentions and any broker non-votes will be considered present for the purpose of determining the presence of a quorum.

Q:	What is the difference between holding shares of Pall common stock as a shareholder of record and as a beneficial owner?

A:	Most of our shareholders hold their shares of Pall common stock through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares of Pall common stock held of record and those owned beneficially through a broker, bank or other nominee.

•	Shareholder of Record. If your shares of Pall common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., which we refer to as “Computershare” in this proxy statement, you are considered the shareholder of record with respect to those shares of Pall common stock, and these proxy materials are being sent directly to you by us. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote your shares of Pall common stock in person at the special meeting. We have enclosed a proxy card for you to use.

•	Beneficial Owner. If your shares of Pall common stock are held in a brokerage account or in the name of a broker, bank or other nominee, you are considered the beneficial owner of those shares of Pall common stock, and these proxy materials are being forwarded to you together with a voting instruction card by your broker, bank or other nominee who is considered the shareholder of record with respect to those shares of Pall common stock. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares of Pall common stock, and you are also invited to attend the special meeting where you can vote your shares of Pall common stock in person by following the procedure described below.

Because a beneficial owner is not the shareholder of record, you may not vote these shares of Pall common stock at the special meeting, unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of Pall common stock giving you the right to vote the shares of Pall common stock at the special meeting. You should allow yourself enough time prior to the special meeting to obtain this proxy from your broker, bank or other nominee who is the shareholder of record.

Q:	How do I vote my shares of Pall common stock?

A:	Before you vote, you should carefully read and consider the information contained in or incorporated by reference in this proxy statement, including the annexes. You should also determine whether you hold your shares of Pall common stock directly in your name as a registered holder (which would mean that you are a “shareholder of record”) or through a broker, bank or other nominee (which would mean that you are a “beneficial owner”), because this will determine the procedure that you must follow in order to vote. If you are the shareholder of record, you may vote in any of the following ways:

•	Via the Internet—If you choose to vote via the Internet, go to the Internet website on the enclosed proxy card and follow the easy instructions. You will need the control number shown on your proxy card in order to vote.

•	Via Telephone—If you choose to vote via telephone, use a touch-tone telephone to call the phone number indicated on the enclosed proxy card and follow the easy voice prompts. You will need the control number shown on your proxy card in order to vote.

•	Via Mail—If you choose to vote via mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted.

•	At the Special Meeting—Shareholders of record who attend the special meeting may vote in person by following the procedures described above, and any previously submitted proxies will be superseded by the vote cast at the special meeting.

Although Pall offers four different voting methods, Pall encourages you to vote through the Internet, as Pall believes it is the most cost-effective method. We also recommend that you vote as soon as possible, even if you are planning to attend the special meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective alternatives to returning your proxy card by mail. If you vote your shares of Pall common stock through the Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers.

Q:	Do I need to attend the special meeting in person?

A:	No. It is not necessary for you to attend the special meeting in person in order to vote your shares of Pall common stock.

Q:	If I hold my shares of Pall common stock through a broker, bank or other nominee, will my broker, bank or other nominee vote my shares of Pall common stock for me?

A:	Yes, but only if you properly instruct them to do so. If your shares of Pall common stock are held in a brokerage account or in the name of a broker, bank or other nominee, you are considered the “beneficial owner” of the shares of Pall common stock held for you in what is known as “street name”. If this is the case, this proxy statement has been forwarded to you by your broker, bank or other nominee, or its agent. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares of Pall common stock. Because a beneficial owner is not the shareholder of record, you may not vote these shares of Pall common stock at the special meeting, unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of Pall common stock giving you the right to vote the shares of Pall common stock at the special meeting. You should allow yourself enough time prior to the special meeting to obtain this proxy from your broker, bank or other nominee who is the shareholder of record.

If you hold your shares of Pall common stock in the name of a broker, bank or other nominee, please refer to the information on the voting instruction card forwarded to you by your broker, bank or other nominee to see which voting options are available to you. In many cases, you may be able to submit your voting instructions by the Internet or telephone. If you do not properly submit your voting instructions, the broker, bank or other nominee will not be able to vote on these proposals. Under applicable rules, brokers, banks and other nominees have the discretion to vote on routine matters. The proposals in this proxy statement are non-routine matters, and therefore, brokers, banks and other nominees cannot vote on these proposals without your instructions. This is called a “broker non-vote”. Therefore, it is important that you cast your vote by instructing your broker, bank or nominee on how you wish to vote your shares of Pall common stock.

We believe that (i) under the NYBCL, broker non-votes, if any, will be counted for purposes of determining the presence or absence of a quorum at the special meeting and (ii) under the current rules of the NYSE, brokers only have discretionary authority to vote on “routine” proposals when they have not received instructions from beneficial owners, but absent specific instructions from the beneficial owner of the shares of Pall common stock, however, brokers, banks or other nominees are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, which include all of the proposals being voted on at the special meeting. To the extent that there are any broker non-votes, a broker non-vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q:	What happens if I return my proxy card but I do not indicate how to vote?

A:	If you properly return your proxy card but do not include instructions on how to vote, your shares of Pall common stock will be voted “FOR” the adoption of the merger agreement, thereby voting such shares of Pall common stock in favor of approving the merger, “FOR” the approval, by a non-binding advisory vote, of the advisory compensation proposal, and “FOR” the approval of the adjournment proposal. We do not currently intend to present any other proposals for consideration at the special meeting.

Q:	What happens if I abstain from voting on a proposal?

A:	It is important that you vote your shares of Pall common stock. Under the NYBCL, the adoption of the merger agreement requires the affirmative vote of two-thirds of all outstanding shares of Pall common stock; thus, your abstention will have the same effect as a vote “AGAINST” adoption of the merger agreement. Your abstention will have no effect on the advisory compensation proposal or the adjournment proposal.

Q:	May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

A:	Yes. Even after you sign the proxy card or voting instruction card in the form accompanying this proxy statement, vote via telephone or vote via the Internet, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised by giving written notice to our General Counsel at Pall Corporation, 25 Harbor Park Drive, Port Washington, NY 11050, Attn: General Counsel, specifying such revocation. You may also change your vote by timely delivery of a valid, later-dated proxy or by attending and voting in person at the special meeting. If you have voted via the Internet or by telephone, you may change your vote by signing on to the website and following the prompts or calling the toll-free number again and following the instructions.

If your shares of Pall common stock are held in the name of a broker, bank or other nominee, you must contact your broker, bank or other nominee in order to revoke your proxy or change your vote.

Q:	What does it mean if I receive more than one set of proxy materials?

A:	This means that you hold shares of Pall common stock in more than one way. For example, you may own some shares of Pall common stock directly as a shareholder of record and other shares of Pall common stock as a beneficial owner through a broker, bank or other nominee, or you may own shares of Pall common stock as a beneficial owner through more than one broker, bank or other nominee. In these situations, you may receive more than one set of proxy materials or multiple control numbers for use in submitting your proxy. To ensure that ALL of your shares of Pall common stock are voted, sign and return each proxy card or voting instruction card you receive or, if you submit your proxy through the Internet or by telephone, vote at least once for each proxy card or control number you receive.

Q:	When do you expect the merger to be consummated?

A:	Pall and Danaher are working toward consummating the merger as promptly as possible. Pall and Danaher currently anticipate that the merger will be consummated by the end of calendar year 2015, although there can be no assurance that Pall and Danaher will be able to do so by then or at all. Consummation of the merger is subject to a number of conditions specified in the merger agreement. See the section entitled “Terms of the Merger Agreement—Conditions to Consummation of the Merger” beginning on Page 84 of this proxy statement.

Q:	If the merger is consummated, how will I receive the cash for my shares of Pall common stock?

A:	If the merger is consummated and your shares of Pall common stock are held in book-entry or in the name of a broker, bank or other nominee, the cash proceeds will be deposited into your bank or brokerage account without any further action on your part. If you hold your shares of Pall common stock in certificate form, you will receive a letter of transmittal with instructions on how to send your shares of Pall common stock to the paying agent in connection with the merger. The paying agent will issue and deliver to you a check for your shares of Pall common stock after you comply with such instructions. See the section entitled “Terms of the Merger Agreement—Payment of Merger Consideration; Exchange of Shares in the Merger” beginning on Page 68 of this proxy statement.

Q:	If I hold my shares of Pall common stock in certificated form, should I send in my stock certificates now?

A:	No. Please do not send your stock certificates now. If the merger is consummated, shareholders holding shares of Pall common stock in certificate form will receive shortly thereafter a letter of transmittal instructing such shareholders to send their stock certificates to the paying agent in order to receive the cash payment of the merger consideration for each share of Pall common stock represented by the stock certificates. Holders of stock certificates should use the letter of transmittal to exchange their stock certificates for the cash payment to which they are entitled upon consummation of the merger. Please do not send in your stock certificates with your proxy card.

Q:	Is the merger taxable to Pall shareholders?

A:	The exchange of shares of Pall common stock for cash pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes.

You should read the section entitled “Proposal 1: Adoption of the Merger Agreement—U.S. Federal Income Tax Consequences of the Merger” beginning on Page 61 of this proxy statement for a more complete discussion of the U.S. federal income tax consequences of the merger. You should also consult your own tax advisors regarding the U.S. federal income tax consequences of the merger to you in light of your particular circumstances, as well as tax consequences arising under any state, local or foreign tax laws.

Q:	What happens if the merger is not consummated?

A:	If the merger agreement is not adopted by the shareholders or if the merger is not consummated for any other reason, shareholders of Pall will not receive any payment for their shares of Pall common stock in connection with the merger. Instead, Pall common stock will continue to be listed and traded on the NYSE. In certain circumstances, we may be required to pay a termination fee, or we or Danaher may seek damages or other remedies, in each case, as described under the section entitled “Terms of the Merger Agreement—Termination; Effect of Termination” and “Terms of the Merger Agreement—Termination Fee” beginning on Page 86 and Page 88, respectively, of this proxy statement.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares of Pall common stock?

A:	No. Pursuant to NYBCL Section 910, you are not entitled to exercise appraisal rights with respect to the merger agreement or the transactions contemplated thereby, including the merger, as further explained under the section entitled “Proposal 1: Adoption of the Merger Agreement—No Appraisal Rights” beginning on Page 64 of this proxy statement.

Q:	Who will count the votes?

A:	The votes will be counted by a representative of Computershare, who will act as the inspector of election appointed for the special meeting.

Q:	Where can I find the voting results of the special meeting?

A:	Pall intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports Pall files with the SEC are publicly available when filed. See the section entitled “Where Shareholders Can Find More Information” beginning on Page 98 of this proxy statement.

Q.	Are there any other risks to me from the merger that I should consider?

A.	Yes. There are risks associated with all business combinations, including the merger. See the section entitled “Cautionary Statement Concerning Forward-Looking Information” beginning on Page 21 of this proxy statement.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger agreement or the merger, including the procedures for voting your shares of Pall common stock, you should contact Okapi Partners LLC, our proxy solicitation firm, at:

Okapi Partners LLC

437 Madison Avenue, 28th Floor

New York, NY 10022

Banks and Brokers, Please Call: (212) 297-0720

Shareholders and All Others, Please Call Toll-Free: (855) 305-0856

E-mail: info@okapipartners.com

If your broker, bank or other nominee holds your shares of Pall common stock, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains certain “forward-looking” statements as that term is defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend” and other similar expressions, among others. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed, and there can be no assurance that the actual results or developments anticipated by such forward-looking statements will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Pall or its business or operations. Factors that could cause our actual results to differ from those projected or contemplated in any such forward-looking statements include, but are not limited to, the following factors:

•	the risk that the conditions to the closing of the merger are not satisfied (including a failure of the shareholders of Pall to adopt, on a timely basis or otherwise, the merger agreement and the risk that regulatory approvals required for the merger are not obtained, on a timely basis or otherwise, or are obtained subject to conditions that are not anticipated);

•	litigation relating to the merger;

•	uncertainties as to the timing of the consummation of the merger and the ability of each of Pall and Danaher to consummate the merger;

•	risks that the proposed transaction disrupts the current plans and operations of Pall;

•	the ability of Pall to retain and hire key personnel;

•	competitive responses to the merger;

•	limitations placed on our ability to operate the business by the merger agreement;

•	the effect of Danaher’s announcement relating to its separation into two independent, publicly traded companies;

•	unexpected costs, charges or expenses resulting from completing the conditions to the closing of the merger;

•	potential adverse reactions or changes to business relationships resulting from the announcement or consummation of the merger; and

•	legislative, regulatory and economic developments.

The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in Pall’s most recent Annual Report on Form 10-K for the fiscal year ended July 31, 2014, and our more recent reports filed with the SEC. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Pall or any other person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above. None of Pall, Danaher or any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements speak only as of the date of the communication in which they are contained. Pall can give no assurance that the conditions to the merger will be satisfied. Except as required by applicable law, Pall undertakes no obligation to revise or update any forward-looking statement or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All information contained in this proxy statement exclusively concerning Danaher and Merger Sub and their affiliates has been supplied by Danaher and Merger Sub and has not been independently verified by us.

PARTIES INVOLVED IN THE MERGER

Pall Corporation

25 Harbor Park Drive

Port Washington, NY 11050

Telephone: (516) 484-5400

Pall, a New York corporation, is a filtration, separation and purification leader providing solutions to meet the critical fluid management needs of customers across the broad spectrum of life sciences and industry. Pall works with customers to advance health, safety and environmentally responsible technologies. Pall’s engineered products enable process and product innovation and minimize emissions and waste. Pall is an S&P 500 company serving customers worldwide.

Pall common stock is listed on the NYSE under the symbol “PLL”.

Pall’s principal executive offices are located at 25 Harbor Park Drive, Port Washington, NY 11050, its telephone number is (516) 484-5400 and its Internet website address is www.pall.com. The information provided on or accessible through Pall’s Internet website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to its Internet website provided in this proxy statement.

Detailed descriptions about Pall’s business and financial results are contained in its Annual Report on Form 10-K for the fiscal year ended July 31, 2014, and subsequent reports filed with the SEC, which are incorporated in this proxy statement by reference. See the section entitled “Where Shareholders Can Find More Information” beginning on Page 98 of this proxy statement.

Danaher Corporation

2200 Pennsylvania Ave., NW, Suite 800W

Washington, DC 20037

Telephone: (202) 828-0850

Danaher, a Delaware corporation, designs, manufactures and markets professional, medical, industrial and commercial products and services, which are typically characterized by strong brand names, innovative technology and major market positions. Danaher’s research and development, manufacturing, sales, distribution, service and administrative facilities are located in more than 50 countries. Danaher’s business consists of five segments: test & measurement; environmental; life sciences & diagnostics; dental; and industrial technologies.

Danaher’s common stock is listed on the NYSE under the symbol “DHR”.

Danaher’s corporate office is located at 2200 Pennsylvania Avenue, NW, Suite 800W, Washington, District of Columbia 20037, its telephone number is (202) 828-0850 and its Internet website address is www.danaher.com. The information provided on or accessible through Danaher’s Internet website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to its Internet website provided in this proxy statement.

Pentagon Merger Sub, Inc.

2200 Pennsylvania Ave., NW, Suite 800W

Washington, DC 20037

Telephone: (202) 828-0850

Merger Sub, an indirect wholly owned subsidiary of Danaher, is a New York corporation that was formed on May 8, 2015 for the sole purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, including the merger. Upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into Pall, with Pall surviving the merger as an indirect wholly owned subsidiary of Danaher.

The principal executive offices of Merger Sub are located at 2200 Pennsylvania Avenue, NW, Suite 800W, Washington, District of Columbia 20037, and its telephone number is (202) 828-0850.

THE SPECIAL MEETING

This section contains information about the special meeting of the shareholders of Pall that has been called to consider and vote upon a proposal to adopt the merger agreement, to consider and vote upon a proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in this proxy statement that will or may become payable to Pall’s named executive officers in connection with the consummation of the merger, and to consider and vote upon a proposal to approve the adjournment of the special meeting if necessary or appropriate in the view of the Pall board of directors, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

This proxy statement is being provided to the shareholders of Pall as part of a solicitation of proxies by the Pall board of directors for use at the special meeting to be held at the date, time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting.

Date, Time and Place

A special meeting of the shareholders of Pall is scheduled to be held on July 28, 2015, at 1:00 p.m. New York time, at Pall’s office located at 25 Harbor Park Drive, Port Washington, NY 11050, unless the special meeting is adjourned or postponed. We intend to mail this proxy statement and the accompanying proxy card on or about June 26, 2015, to all shareholders entitled to vote at the special meeting.

Purpose of the Special Meeting

At the special meeting, shareholders will be asked:

•	to consider and vote upon a proposal to adopt the merger agreement, which provides for the merger of Merger Sub with and into Pall, with Pall continuing as the surviving corporation, and the conversion of each share of Pall common stock, other than each share of Pall common stock held in the treasury of Pall or owned by any direct or indirect wholly owned subsidiary of Pall, or by Danaher or any direct or indirect wholly owned subsidiary of Danaher (which shares of Pall common stock we refer to as “excluded shares” in this proxy statement), into the right to receive the merger consideration;

•	to consider and vote upon a proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in this proxy statement that will or may become payable to Pall’s named executive officers in connection with the consummation of the merger; and

•	to consider and vote upon a proposal to approve the adjournment of the special meeting if necessary or appropriate in the view of the Pall board of directors, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Recommendations of the Pall Board of Directors

The Pall board of directors, after considering all factors that the Pall board of directors deemed relevant, unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of Pall and its shareholders, and unanimously adopted the merger agreement and approved the transactions contemplated by the merger agreement, including the merger. Certain factors considered by the Pall board of directors in reaching its decision to adopt the merger agreement and approve the merger can be found in the section entitled “Proposal 1: Adoption of the Merger Agreement—Reasons for the Merger” beginning on Page 39 of this proxy statement.

The Pall board of directors unanimously recommends that Pall shareholders vote “FOR” the adoption of the merger agreement, thereby approving the merger, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

Record Date and Voting Information

Only shareholders of record at the close of business on June 25, 2015, the record date for the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares of Pall common stock and each of you notifies Pall of such special arrangements, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Each shareholder of record on the record date will be entitled to one vote for each share held as of the record date on each matter properly brought before the special meeting. If you sell or transfer your shares of Pall common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares of Pall common stock and each of you notifies Pall of such special arrangements, you will transfer the right to receive the per share merger consideration, if the merger is consummated, to the person to whom you sell or transfer your shares of Pall common stock, but you will retain your right to vote such shares of Pall common stock at the special meeting.

As of the close of business on the record date, there were 106,848,187 shares of Pall common stock, issued, outstanding and entitled to vote at the special meeting, which shares of Pall common stock were held by approximately 1,819 shareholders of record.

Brokers, banks or other nominees who hold shares of Pall common stock for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares of Pall common stock, however, brokers, banks or other nominees are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, which include all of the proposals being voted on at the special meeting. Proxies submitted without a vote by brokers, banks or other nominees on these matters are referred to as “broker non-votes” and are discussed in greater detail below.

Quorum

At the special meeting, the presence in person or by proxy of the holders of a majority of the outstanding shares of Pall common stock entitled to vote at the meeting is necessary and sufficient to constitute a quorum for the transaction of any business at such meeting. When a quorum is present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders of Pall. As of the record date for the special meeting, 53,424,094 shares of Pall common stock will be required to obtain a quorum. Abstentions and broker non-votes are considered as present for the purpose of determining the presence of a quorum. In the event that a quorum is not present, or if there are insufficient votes to adopt the merger agreement at the time of the special meeting, it is expected the meeting will be adjourned or postponed to solicit additional proxies.

Required Vote

Adoption of the merger agreement requires the affirmative vote of two-thirds of all outstanding shares of Pall common stock entitled to vote at the special meeting, as of the record date for the special meeting.

Approval of each of the advisory compensation proposal and the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Pall common stock that are present in person or by proxy at the special meeting and entitled to vote on the proposal.

Abstentions and broker non-votes, if any, will be counted as present in determining whether the quorum requirement is satisfied.

If the special meeting is adjourned or postponed for any reason, and the record date remains unchanged, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting, except for any proxies that have been revoked or withdrawn.

Effect of Abstentions and Broker Non-Votes

It is important that you vote your shares of Pall common stock. Under the NYBCL, the adoption of the merger agreement requires the affirmative vote of two-thirds of all outstanding shares of Pall common stock that are entitled to vote thereon; thus, your abstention will have the same effect as a vote “AGAINST” adoption of the merger agreement.

Abstentions and shares of Pall common stock not represented at the special meeting and not voted in person or by proxy will have no effect on the advisory compensation proposal or the adjournment proposal.

If you hold your shares of Pall common stock in the name of a broker, bank or other nominee, such broker, bank or other nominee may vote your shares of Pall common stock on the adoption of the merger agreement, the advisory compensation proposal and, if necessary or appropriate, the adjournment proposal only if you provide instructions on how to vote. Your failure to provide instructions will result in your shares of Pall common stock not being present at the meeting and not being voted on those proposals. It is very important that ALL of our shareholders vote their shares of Pall common stock, so please promptly complete and return the enclosed proxy card or submit your proxy by telephone or via the Internet.

Voting by Shareholders

After carefully reading and considering the information contained in this proxy statement, each shareholder of record (that is, if your shares of Pall common stock are registered in your name with Pall’s transfer agent, Computershare) should vote by mail, through the Internet, by telephone or by attending the special meeting and voting by ballot, according to the instructions described below.

Voting Methods

For shareholders of record:

If your shares of Pall common stock are held in your name by Pall’s transfer agent, Computershare, you can vote:

•	Via the Internet—If you choose to vote via the Internet, go to the Internet website indicated on the enclosed proxy card and follow the easy instructions. You will need the control number shown on your proxy card in order to vote.

•	Via Telephone—If you choose to vote via telephone, use a touch-tone telephone to call the phone number indicated on the enclosed proxy card and follow the easy voice prompts. You will need the control number shown on your proxy card in order to vote.

•	Via Mail—If you choose to vote via mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted.

•	At the Special Meeting—Shareholders of record who attend the special meeting may vote in person by following the procedures described above, and any previously submitted proxies will be superseded by the vote cast at the special meeting.

Please do not send in stock certificates or other documents representing Pall common stock at this time. If the merger is consummated, holders of Pall common stock certificates will receive instructions regarding the procedures for exchanging their existing Pall common stock certificates for the payment of the merger consideration.

For beneficial owners:

If your shares of Pall common stock are held in the name of a broker, bank or other nominee, you have the right to direct your broker, bank or other nominee on how to vote your shares of Pall common stock. Because a beneficial owner is not the shareholder of record, you may not vote these shares of Pall common stock at the special meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of Pall common stock giving you the right to vote such shares of Pall common stock at the special meeting.

Proxies received at any time before the special meeting and not expired, revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates a specification, it will be voted in accordance with the specification. If no specification is indicated, the proxy will be voted “FOR” the adoption of the merger agreement, thereby voting such shares of Pall common stock in favor of approving the merger, “FOR” the approval, by a non-binding advisory vote, of the advisory compensation proposal, and “FOR” the approval of the adjournment proposal.

Revocation of Proxies

Shareholders of record retain the power to revoke their proxy or change their vote, even if they sign the proxy card or voting instruction card in the form accompanying this proxy statement, via telephone or via the Internet. Shareholders of record can revoke their proxy or change their vote at any time before it is exercised by giving written notice to our General Counsel at Pall Corporation, 25 Harbor Park Drive, Port Washington, NY 11050, Attn: General Counsel, specifying such revocation. Shareholders of record may also change their vote by timely delivery of a valid, later-dated proxy or by voting by ballot in person at the special meeting. Simply attending the special meeting will not constitute revocation of your proxy. If your shares of Pall common stock are held in the name of a broker, bank or other nominee, you should follow the instructions of such broker, bank or other nominee regarding the revocation of proxies. If you have voted via the Internet or via telephone, you may change your vote by signing on to the Internet website and following the prompts or calling the toll-free number again and following the instructions.

Voting by Pall’s Directors and Executive Officers

At the close of business on the record date for the special meeting, directors and executive officers of Pall and their affiliates were entitled to vote 151,875 shares of Pall common stock at the special meeting, or less than 1% of the shares of Pall common stock outstanding on that date. We currently expect that Pall’s directors and executive officers will vote their shares of Pall common stock in favor of the proposal to adopt the merger agreement, although none of them has entered into any agreement obligating them to do so.

Certain directors and executive officers of Pall have interests that are different from, or in addition to, those of other Pall shareholders generally. For more information, see the section entitled “Proposal 1: Adoption of the Merger Agreement—Interests of Pall’s Directors and Executive Officers in the Merger” beginning on Page 49 of this proxy statement.

Expenses of Proxy Solicitation

This proxy statement is being furnished in connection with the solicitation of proxies by the Pall board of directors. We have engaged the services of Okapi Partners LLC to solicit proxies for the special meeting. In connection with its retention by us, Okapi Partners LLC has agreed to provide proxy solicitation services, strategic advice and consulting and distribution services in connection with the special meeting. We have agreed to pay Okapi Partners LLC a fee not to exceed $20,000 plus reasonable out-of-pocket expenses for its services. We have agreed to indemnify Okapi Partners LLC for certain losses arising out of its proxy solicitation services. Expenses incurred in connection with printing and mailing of this proxy statement will be paid one-half by Pall and one-half by Danaher. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Pall common stock beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners of Pall common stock for their costs of forwarding solicitation materials to the beneficial owners. In addition to the solicitation of proxies by mail, solicitation may be made personally, by telephone, by e-mail and by fax, and we may pay persons holding shares of Pall common stock for their expenses for sending proxy materials to their principals. Proxies may be solicited by our directors, officers and employees in person or by telephone, e-mail or other means of communication. No additional compensation will be paid to our directors, officers or employees for their services.

Householding

The SEC has adopted rules that permit companies and intermediaries, such as brokers, banks or other nominees, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those shareholders. This process, commonly referred to as “householding”, potentially provides extra convenience for shareholders and cost savings for companies. Pall and some brokers, banks or other nominees may be householding Pall’s proxy materials by delivering a single set of proxy materials to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker, bank or other nominee, or Pall, that your broker, bank or other nominee, or Pall, will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker, bank or other nominee if your shares of Pall common stock are held in the name of a broker, bank or other nominee, or Pall if you are a shareholder of record. You can notify Pall by sending a written request to our Investor Relations team at Pall Corporation, 25 Harbor Park Drive, Port Washington, NY 11050. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered.

Tabulation of Votes

All votes will be tabulated by a representative of Computershare, who will act as the inspector of election appointed for the special meeting and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Confidential Voting

As a matter of policy, Pall keeps confidential proxies, ballots and voting tabulations that identify individual shareholders. Such documents are available for examination only by the inspector of election and certain of Pall’s employees and Pall’s transfer agent and proxy solicitor who are associated with processing proxy cards and tabulating the vote. Such documents may also be shared with certain representatives of Danaher. The vote of any shareholder is not disclosed except (i) where disclosure is required by applicable law, (ii) where disclosure is requested by you, (iii) where Pall concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes or (iv) in a contested proxy solicitation. Occasionally, shareholders provide written comments on their proxy cards. All comments received are then forwarded to Pall’s General Counsel. Pall intends to announce preliminary aggregate voting results at the special meeting and to then disclose the final aggregate voting results in a Current Report on Form 8-K following the special meeting.

Adjournments and Postponements

In addition to the proposal to adopt the merger agreement and the advisory compensation proposal, shareholders of Pall are also being asked to approve a proposal that will give the Pall board of directors authority to adjourn the special meeting if necessary or appropriate in the view of the Pall board of directors, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement, to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure to be disseminated to and reviewed by shareholders of Pall prior to the special meeting, or otherwise with the consent, or upon the request, of Danaher. In addition, the Pall board of directors could postpone the meeting before it commences, in each case in any of the circumstances described above. If the special meeting is so adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the proposal to adopt the merger agreement but do not indicate a choice on the adjournment proposal, your shares of Pall common stock will be voted in favor of the adjournment proposal.

Any adjournment may be made without notice to another time or place if the date, time and place to which the meeting is adjourned is announced at the meeting at which the adjournment is taken. At the adjourned meeting any business may be transacted that might have been transacted on the original date of the meeting. If the Pall board of directors fixes a new record date for the adjourned meeting, a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the adjourned meeting.

Attending the Special Meeting

Only shareholders of record as of the close of business on June 25, 2015, or their duly appointed proxies may attend the special meeting, or if your shares of Pall common stock are held in the name of a broker, bank or other nominee and you bring evidence of beneficial ownership on the record date for the special meeting, such as a copy of your most recent account statement or similar evidence of ownership of Pall common stock as of the record date for the special meeting, you may attend the special meeting. If your shares of Pall common stock are held in the name of a broker, bank or other nominee and you wish to vote at the special meeting, you must also bring a proxy from the record holder (your broker, bank or other nominee) of the shares of Pall common stock authorizing you to vote at the special meeting. All shareholders should bring photo identification (a driver’s license or passport is preferred), as you will also be asked to provide photo identification at the registration desk on the day of the special meeting or any adjournment or postponement of the special meeting. Everyone who attends the special meeting must abide by the rules for the conduct of the meeting. These rules will be printed on the meeting agenda. Even if you plan to attend the special meeting, we encourage you to vote by telephone, Internet or mail so your vote will be counted if you later decide not to (or are otherwise unable to) attend the special meeting. No cameras, recording equipment, other electronic devices, large bags or packages will be permitted in the special meeting. Shareholders will be admitted to the meeting room starting at 12:45 p.m., New York time, and admission will be on a first-come, first-served basis.

Assistance

If you need assistance in completing your proxy card or have questions regarding Pall’s special meeting, please contact Okapi Partners LLC, our proxy solicitor, by e-mail at info@okapipartners.com. Shareholders may call the toll free number at (855) 305-0856, and banks and brokers may call (212) 297-0720, in each case to reach Okapi Partners LLC.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

Effects of the Merger

If the proposal to adopt the merger agreement receives the affirmative vote of shareholders holding more than two-thirds of all outstanding shares of Pall common stock entitled to vote on such matter and the other conditions to the closing of the merger are either satisfied or (to the extent permitted by applicable law) waived, Merger Sub will merge with and into Pall upon the terms set forth in the merger agreement. As the surviving corporation in the merger, Pall will continue to exist following the merger as an indirect wholly owned subsidiary of Danaher.

Following the merger, all of Pall’s equity interests will be indirectly beneficially owned by Danaher, and none of Pall’s current shareholders will, by virtue of the merger, have any ownership interest in, or be a shareholder of, Pall, the surviving corporation or Danaher after the consummation of the merger. As a result, Pall’s current shareholders will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of shares of Pall common stock. Following the merger, Danaher will benefit from any increase in Pall’s value and also will bear the risk of any decrease in Pall’s value.

Upon consummation of the merger, each share of Pall common stock issued and outstanding immediately prior to the effective time of the merger (other than excluded shares) will be converted into the right to receive the merger consideration. See the section of entitled “Terms of the Merger Agreement—Terms of the Merger; Merger Consideration” beginning on Page 66 of this proxy statement.

For information regarding the effects of the merger on Pall’s outstanding equity awards, please see the sections entitled “Terms of the Merger Agreement—Treatment of Equity-Based Awards” and “Terms of the Merger Agreement—Treatment of Stock Purchase Plans” beginning on Page 67 and Page 68, respectively, of this proxy statement.

Pall common stock is currently registered under the Exchange Act and trades on the NYSE under the symbol “PLL”. Following the consummation of the merger, shares of Pall common stock will no longer be traded on the NYSE or any other public market. In addition, the registration of shares of Pall common stock under the Exchange Act will be terminated, and Pall will no longer be required to file periodic and other reports with the SEC with respect to Pall common stock. Termination of registration of Pall common stock under the Exchange Act will reduce the information required to be furnished by Pall to shareholders of Pall and the SEC and would make certain provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with shareholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to Pall.

Background of the Merger

As part of Pall’s ongoing strategic planning process, members of the Pall board of directors and members of Pall senior management periodically review and assess Pall’s operations, financial performance and competitive position, as well as industry trends and potential strategic initiatives. In addition, members of Pall senior management, from time to time, also meet with members of the Pall board of directors in the ordinary course of business to discuss strategic alternatives in order to enhance shareholder value, including, among other things, business combinations, acquisitions, divestitures, dividends and share repurchases. In connection with these reviews and assessments, the Pall board of directors and members of Pall senior management enlist the assistance of financial advisors and outside legal advisors.

The following chronology sets forth a summary of the material events leading up to the execution of the merger agreement.

Between June 10, 2014 and June 12, 2014, Mr. Lawrence D. Kingsley, the Chairman and Chief Executive Officer of Pall, attended an investment bank-sponsored life sciences conference in California. On June 11, 2014, Mr. Kingsley had an informal conversation with the chief executive officer of a public company, which we refer to as “Company A” in this proxy statement, and discussed recent trends in the life sciences sector. In addition, the Chief Executive Officer of Company A, whom we refer to as the “Company A CEO” in this proxy statement, mentioned in passing that Company A and Pall were a “good fit”. Following the conference, Mr. Kingsley mentioned the conversation with the Company A CEO to each of Mr. Ronald L. Hoffman, the lead director of the Pall board of directors, Mr. R. Brent Jones, Pall’s current interim Chief Financial Officer and, at the time of the meeting, Pall’s Senior Vice President, Corporate Development and Treasurer, and the then-current (but since departed) chief financial officer of Pall.

On September 22, 2014, Sigma-Aldrich Corporation, a leading life science and technology company, announced that it had agreed to be acquired by Merck KGaA in a transaction valued at approximately $17 billion. The Sigma-Aldrich Corporation transaction was part of a continuing trend of consolidation within the life sciences sector. On September 26, 2014, four days after the announcement of the Sigma-Aldrich Corporation transaction, the Company A CEO called Mr. Kingsley to discuss the Sigma-Aldrich Corporation transaction and the changing dynamics resulting from consolidation in the sector. In addition, he reiterated his belief that Company A and Pall were a “good fit”. Mr. Kingsley again individually informed each of the former chief financial officer of Pall, Mr. Jones and Mr. Hoffman of the conversation with the Company A CEO.

On October 10, 2014, the Pall board of directors held a meeting of the board. Following the discussion of certain ordinary course board matters, the Pall board of directors, in light of the increased industry consolidation and mergers and acquisition activity in the industry, invited an outside legal advisor to join the meeting and provide the Pall board of directors with a presentation on takeover preparedness, shareholder activism and risk management.

On November 19, 2014, at the request of the Company A CEO, Mr. Kingsley met the Company A CEO briefly in New York, NY. At the meeting, the Company A CEO noted that Company A continued to be interested in a strategic transaction involving Pall, but at that time did not want to initiate a process. Mr. Kingsley informed the Company A CEO that neither he nor the Pall board of directors were considering a sale of Pall at that time, but that he would inform the Pall board of directors of Company A’s general interest.

On December 3, 2014, on an informal update call with the Pall board of directors, Mr. Kingsley informed the directors of the most recent general expression of interest that the Company A CEO conveyed at the meeting Mr. Kingsley had with him on November 19, 2014.

On December 9, 2014, the Pall board of directors convened a meeting of the board to discuss ordinary course matters. After the Pall board of directors discussed ordinary course matters, Mr. Jones joined the meeting in order to discuss the increased industry consolidation and mergers and acquisition activity in the industry. As part of this discussion, Mr. Jones, with Mr. Kingsley, provided an overview of Pall’s then-current financial model, including the key assumptions and inputs, based upon the most recent strategic plan that had previously been discussed with the Pall board of directors. Throughout the presentation the independent members of the Pall board of directors engaged in a detailed discussion among themselves and with Mr. Kingsley and Mr. Jones. Following the discussion, the Pall board of directors agreed to adjourn the meeting and reconvene to continue its discussion on December 10, 2014.

On December 10, 2014, before and after the annual shareholder meeting, the Pall board of directors reconvened to continue the discussion from the previous day. At the meeting, the Pall board of directors invited representatives of Goldman Sachs and Pall’s legal advisor, Shearman & Sterling LLP, which we refer to as

“Shearman & Sterling” in this proxy statement, to provide the board with an update on the life sciences sector and the impact of recent merger and acquisition activity within the sector. In addition, representatives of Goldman Sachs presented a preliminary financial analysis of Pall. After the presentation and related discussions concluded, the representatives of Goldman Sachs were excused from the meeting, and representatives of Shearman & Sterling discussed with the Pall board of directors, among other things, its fiduciary duties under New York law, including with respect to the fiduciary duties of the Pall board of directors in event of any unsolicited acquisition activity.

Mr. Kingsley, Mr. Jones and Mr. H. Alex Kim, Pall’s Senior Vice President, Corporate Strategy, attended an investment bank-sponsored life sciences conference in California from January 12, 2015 to January 16, 2015. On January 14, 2015, while at the conference, Mr. Kingsley met with Mr. Thomas Joyce, the Chief Executive Officer of Danaher, during which Messrs. Kingsley and Joyce primarily discussed Mr. Joyce’s recent appointment as Chief Executive Officer. Also discussed were the respective business profiles of Pall and Danaher and the general possibility of Pall and Danaher collaborating on future business opportunities as well as Danaher’s potential interest should Pall ever consider a sale transaction.

Later that evening, Mr. Kingsley had dinner with the Company A CEO, during which the Company A CEO indicated that Company A would be interested in a strategic transaction with Pall. The Company A CEO also noted that Company A was not currently in a position to make a formal offer. Mr. Kingsley noted to the Company A CEO that Mr. Kingsley would discuss Company A’s general interest with the Pall board of directors if Company A had a specific proposal, offer or price.

Shortly after the January 14, 2015 dinner, Mr. Kingsley informed the Pall board of directors and members of Pall senior management of the interest expressed by the Company A CEO.

During the period between January 19, 2015 and January 22, 2015, the Company A CEO again contacted Mr. Kingsley to reiterate Company A’s ongoing interest in a strategic transaction with Pall, but did not make a formal offer. Mr. Kingsley informed the Company A CEO that he would convey Company A’s continued interest to the Pall board of directors.

On January 28, 2015, the Pall board of directors convened a telephonic meeting of the board. During the meeting, Mr. Kingsley updated the other members of the Pall board of directors on the most recent discussions that Mr. Kingsley had had with representatives of each of Danaher and Company A. Following Mr. Kingsley’s update, Mr. Kingsley was excused from the meeting and the other members of the Pall board of directors met in executive session and discussed the recent conversations between Mr. Kingsley and representatives of each of Danaher and Company A.

On February 19, 2015, the Pall board of directors convened a telephonic meeting of the board. During the meeting, Mr. Kingsley noted that there had not been any further discussions with, or indications of interest from, any representatives of either Danaher or Company A. Following Mr. Kingsley’s update, Mr. Kingsley was excused from the meeting and the other members of the Pall board of directors met in executive session.

In early March 2015, Mr. Joyce asked Mr. Kingsley if he would be available to have a meeting in New York, NY. Mr. Kingsley agreed to meet Mr. Joyce on March 19, 2015. At the March 19th meeting, Mr. Joyce handed Mr. Kingsley a letter setting forth a non-binding proposal for the acquisition of Pall by Danaher, which we refer to as the “Danaher March 19th Proposal” in this proxy statement. The letter indicated that Danaher was prepared to offer $120.00 in cash per share of Pall common stock. Shortly after receiving the Danaher March 19th Proposal, Mr. Kingsley telephoned Mr. Hoffman to notify him of the proposal and also told members of Pall senior management. The other members of the Pall board of directors were notified shortly thereafter, and Mr. Kingsley scheduled a meeting of the Pall board of directors for March 25, 2015.

Between March 20, 2015 and March 24, 2015, Mr. Kingsley and other members of Pall senior management discussed with representatives of Shearman & Sterling the proper discharge of fiduciary duties under New York law of the Pall board of directors and members of Pall senior management with respect to the Danaher March 19th Proposal.

On March 24, 2015, Mr. Joyce called Mr. Kingsley to reiterate Danaher’s interest in pursuing the Danaher March 19th Proposal and its desire to proceed on an exclusive and expedited basis. Mr. Kingsley informed Mr. Joyce that the Pall board of directors had been informed of and would be meeting to discuss the Danaher March 19th Proposal.

On March 25, 2015, the Pall board of directors held a telephonic meeting of the board. Additionally, at the request of the Pall board of directors, members of Pall senior management and representatives of Shearman & Sterling were present. Mr. Kingsley then updated the directors on the Danaher March 19th Proposal, and, following the update, the Pall board of directors engaged in an extensive discussion regarding the proposal. Mr. Jones then presented an updated version of Pall’s financial model and the Pall board of directors engaged in a discussion regarding the assumptions and inputs of the model. The Pall board of directors further discussed the Danaher March 19th Proposal and various strategic alternatives potentially available to Pall to maximize shareholder value. Thereafter, representatives of Shearman & Sterling discussed the fiduciary duties under New York law of the Pall board of directors with respect to the Danaher March 19th Proposal and in connection with merger and acquisition activity in general. In connection with such discussions, the Pall board of directors discussed the need to retain formally a financial advisor. As Goldman Sachs was on retainer with Pall and had in the past provided financial advisory services to Pall, the Pall board of directors chose to approach Goldman Sachs to determine if they could act as financial advisor in connection with this matter. The Pall board of directors selected Goldman Sachs on the basis of its industry and transactional experience and past financial and investment banking advice that Goldman Sachs had provided to Pall. Throughout the discussion, the independent members of the Pall board of directors asked a number of questions of members of Pall senior management and the representatives of Shearman & Sterling, each of which were answered.

Following the March 25th meeting of the Pall board of directors, Mr. Kingsley, Mr. Jones and a representative of Shearman & Sterling called a representative of Goldman Sachs to discuss engaging Goldman Sachs as Pall’s financial advisor in connection with the consideration and review of strategic alternatives by the Pall board of directors, including a possible sale of Pall. A representative of Goldman Sachs indicated that it would be willing to act as financial advisor to Pall. In connection with the formal engagement of Goldman Sachs, Ms. Behnia and representatives of Shearman & Sterling confirmed with representatives of Goldman Sachs that there were no conflicts that would prevent it from representing Pall and, subsequently, negotiated an engagement letter with Goldman Sachs. Upon reaching agreement with respect to the terms of such engagement, Goldman Sachs was formally engaged as financial advisor.

On March 26, 2015, Mr. Kingsley sent a letter to Mr. Joyce confirming that the Pall board of directors was considering the Danaher March 19th Proposal and would be discussing such proposal further at its next regularly scheduled board meeting in mid-April.

On April 2, 2015, Mr. Joyce and another senior executive of Danaher called Mr. Kingsley and requested that the process be expedited due to their heightened concern of leaks in the press about the Danaher March 19th Proposal. Mr. Kingsley noted that he would take this request to the Pall board of directors as it continued to review the Danaher March 19th Proposal. Shortly thereafter, Mr. Kingsley informed members of Pall senior management and Mr. Hoffman of Danaher’s concerns.

Between April 2, 2015 and April 7, 2015, members of Pall senior management worked with representatives of Goldman Sachs and Shearman & Sterling to prepare the Pall board of directors to make an informed response to the Danaher March 19th Proposal.

On April 7, 2015, the Pall board of directors held a telephonic meeting of the board. At the request of the Pall board of directors, members of Pall senior management and representatives of Goldman Sachs and

Shearman & Sterling also were present on the call. A representative of Shearman & Sterling began the meeting by reminding the Pall board of directors of its fiduciary duties in the context of the Danaher March 19th Proposal, then such representative stated that the purpose of the meeting was, in advance of the Pall board of directors’ regularly scheduled meeting on April 14, 2015, to provide the Pall board of directors with updated information on the business and its financial model and discuss Goldman Sachs’ preliminary financial analysis of Pall. Members of Pall senior management then reviewed the updated model and explained the updated assumptions in detail and answered questions asked by the Pall board of directors. Representatives of Goldman Sachs then discussed its updated preliminary financial analysis with the Pall board of directors. In connection with this discussion, the Pall board of directors engaged in a detailed discussion with respect to maximizing value to shareholders.

Later in the meeting, in light of Danaher’s request for an expedited process due to its heightened concern of leaks in the press regarding the Danaher March 19th Proposal, the Pall board of directors engaged in a discussion regarding whether or not other parties should be contacted to gauge additional interest in a transaction with Pall in advance of the upcoming April 14, 2015 board meeting. The Pall board of directors asked detailed questions of the representatives of Goldman Sachs and Shearman & Sterling regarding the potential advantages and disadvantages of contacting additional parties and which parties, if any, should be contacted in order to provide the Pall board of directors with more detailed information as it considered all available strategic alternatives. After deliberation, the Pall board of directors directed Goldman Sachs to contact Company A, in light of its previously expressed interest, in advance of the upcoming April 14, 2015 board meeting.

Following the April 7th board meeting, a representative of Goldman Sachs contacted the Company A CEO to inform him that Pall had received a formal proposal to acquire Pall and that the Pall board of directors would be considering such proposal at its upcoming regularly scheduled board meeting on April 14, 2015.

On April 10, 2015, Mr. Joyce notified Mr. Kingsley in a letter that, following the upcoming April 14, 2015 meeting of the Pall board of directors, Danaher expected that the Pall board of directors would provide a detailed response to the Danaher March 19th Proposal, and he reiterated Danaher’s request that Pall be prepared to move expeditiously, because if it did not, Danaher would disengage.

On April 13, 2015, Company A submitted a non-binding proposal to acquire Pall in an all cash transaction with a purchase price of $111.00 per share of Pall common stock.

On April 14, 2015, the Pall board of directors convened its regularly scheduled meeting of the board. Mr. Kingsley began the meeting with a discussion of Danaher’s letter submitted on April 10, 2015. Mr. Kingsley also reviewed with the Pall board of directors Company A’s non-binding proposal received on April 13, 2015. Mr. Kingsley then left the meeting and the Pall board of directors held an executive session of the independent directors to discuss the Danaher March 19 Proposal and Company A’s non-binding proposal.

After the conclusion of the executive session, members of Pall senior management and representatives of Goldman Sachs and Shearman & Sterling joined the meeting. A representative of Shearman & Sterling reminded the Pall board of directors of its fiduciary duties in the context of the proposals received from each of Danaher and Company A and stated that the purpose of the meeting was to (i) provide the Pall board of directors with updated information on Pall’s strategic plans and the financial model, (ii) discuss Goldman Sachs’ updated financial analysis of Pall, (iii) review the proposals received from each of Danaher and Company A, (iv) discuss the other strategic alternatives available to Pall, and (v) determine the next steps to be taken in response to the proposals received from each of Danaher and Company A. Members of Pall senior management reviewed Pall’s strategic plan and discussed other strategic alternatives available to Pall with the Pall board of directors. The Pall board of directors engaged in a detailed discussion during which they evaluated the assumptions and inputs underlying Pall’s strategic plan and identified strategic alternatives that could be available to Pall. A member of Pall senior management then provided an update on, and the Pall board of directors discussed, the mergers and acquisitions environment in the industries served by Pall. Representatives of Goldman Sachs also provided the Pall board of directors with further information on the mergers and acquisitions environment.

A representative of Goldman Sachs discussed with the Pall board of directors Goldman Sachs’ updated financial analysis of Pall and the proposals received from each of Danaher and Company A. Throughout the presentation and discussion of the proposals received from each of Danaher and Company A, the Pall board of directors asked detailed questions of the representatives of Goldman Sachs, which such representatives answered. The Pall board of directors, together with representatives of Goldman Sachs and Shearman & Sterling, then engaged in a detailed discussion on how best to facilitate a process that would maximize shareholder value, including discussing the potential advantages and disadvantages of contacting other parties. The Pall board of directors also asked questions of Shearman & Sterling with respect to its fiduciary duties. After deliberation, the Pall board of directors determined that a third company, which we refer to as “Company B” in this proxy statement, should be contacted based on (i) its size and strategic profile, (ii) the fact that Company B operated in similar industries to the industries in which Pall operated, (iii) the financial capability of Company B to consummate a transaction at then-current market valuations, and (iv) the ability of Company B to move expeditiously, consistent with the proposed process. Based on the foregoing reasons, the Pall board of directors directed Goldman Sachs to contact Company B to determine Company B’s interest in a potential transaction involving Pall.

Following the April 14th board meeting, the Pall board of directors determined after additional consideration that a fourth company, which we refer to as “Company C” in this proxy statement, which was previously considered and discussed at the April 14th board meeting, was another company that should be contacted for similar reasons as Company B. The Pall board of directors then notified a representative of Goldman Sachs that Company C should also be contacted.

At the direction of the Pall board of directors, representatives of Goldman Sachs communicated to Company A that the Pall board of directors did not consider Company A’s initial offer of $111.00 to be sufficient and that an improved offer would be required to continue in the process. Representatives of Company A communicated to representatives of Goldman Sachs that Company A may be able to improve its offer if it were provided with certain due diligence information regarding Pall.

During the evening of April 14, 2015, representatives of Goldman Sachs, at the direction of the Pall board of directors, distributed confidentiality agreements prepared by Shearman & Sterling to representatives of each of Danaher and Company A. At the request of Pall senior management, representatives of Shearman & Sterling negotiated the confidentiality agreements between Pall and each of Danaher and Company A. Pall entered into a confidentiality agreement with Company A on April 16, 2015 and, following discussions with Danaher’s legal advisor, Skadden, Arps, Slate, Meagher & Flom LLP, which we refer to as “Skadden” in this proxy statement, a confidentiality agreement with Danaher on April 21, 2015. Each confidentiality agreement contained a “standstill” in favor of Pall, which generally prohibited each of Danaher and Company A from making public proposals to acquire Pall, acquiring Pall securities or taking similar actions. Pursuant to the terms of each confidentiality agreement, the standstill provisions no longer apply following the execution of the merger agreement.

On April 15, 2015, at the direction of the Pall board of directors, representatives of Goldman Sachs discussed with representatives of Company A the limited financial due diligence that Company A would require to revise its April 13, 2015 non-binding proposal. Following those discussions, representatives of Goldman Sachs and members of Pall senior management discussed what information would be made available to Company A and arranged for a meeting to occur on April 17, 2015 between members of Pall senior management and representatives of Company A.

Between April 16, 2015 and April 20, 2015, representatives of Goldman Sachs, at the direction of the Pall board of directors, contacted representatives of Company B and Company C regarding their respective interests in a potential transaction involving Pall.

On April 17, 2015, members of Pall senior management and representatives of Goldman Sachs met with senior executives of Company A to discuss certain financial information in respect of Pall. Later that evening, Company A submitted a revised non-binding proposal to acquire Pall in an all cash transaction with a purchase price range of $114.00 to $117.00 per share of Pall common stock.

On April 20, 2015, Mr. Kingsley convened a call with the other members of the Pall board of directors to update them on the process and next steps.

On April 21, 2015, Pall provided representatives of each of Danaher and Company A with access to a virtual data room containing materials in respect of Pall for purposes of each party’s due diligence investigation. Representatives of each of Danaher and Company A also submitted due diligence request lists to Pall on April 22, 2015. The provision of due diligence information continued through the execution of the merger agreement on May 12, 2015.

On April 22, 2015, a representative of Company B notified a representative of Goldman Sachs that Company B was not interested in pursuing a potential transaction involving Pall, and a representative of Company C notified a representative of Goldman Sachs that Company C also was not interested in pursuing a potential transaction. Mr. Kingsley was informed by a representative of Goldman Sachs that neither Company B nor Company C wished to pursue a transaction, and shortly thereafter, he informed the Pall board of directors and members of Pall senior management.

On April 24, 2015, representatives of Danaher attended a management presentation by members of Pall senior management, which presentation included certain financial forecasts that were discussed with and reviewed by the Pall board of directors prior to being included in such presentation. See the section entitled “—Certain Financial Forecasts” beginning on Page 58 of this proxy statement for additional information on the financial forecasts provided to Danaher, the Pall board of directors and Goldman Sachs. Representatives of Company A attended a similar management presentation on April 27, 2015. In addition, representatives of each of Danaher and Company A conducted extensive due diligence on Pall, including reviewing the materials provided in the virtual data room, scheduling and participating in due diligence conference calls, attending follow-up meetings, and conducting site visits.

On April 26, 2015, a draft merger agreement, prepared by representatives of Shearman & Sterling, which we refer to as the “draft merger agreement” in this proxy statement, was made available to representatives of each of Danaher and Company A in the virtual data room. Among other things, the draft merger agreement included limited termination rights in respect of deal protection provisions, an obligation for the potential purchaser to commit to make divestitures if required in connection with obtaining required regulatory approvals and a proposal that the termination fee be set at 2% of the equity value of the transaction, with such fee serving as the exclusive remedy for a termination of the merger agreement in circumstances where such fee was payable.

On April 28, 2015, Mr. Kingsley convened a call with the other members of the Pall board of directors. Mr. Kingsley updated the Pall board of directors on (i) the process in respect of a potential transaction involving Pall, (ii) the activity levels of the representatives of each of Danaher and Company A with respect to due diligence, and (iii) the due diligence discussions that representatives of Pall and Goldman Sachs had had with representatives of each of Danaher and Company A. Following Mr. Kingsley’s update, the Pall board of directors discussed process, potential negotiation tactics, and other related matters.

On April 30, 2015, Goldman Sachs, at the request of the Pall board of directors, delivered a process letter to representatives of each of Danaher and Company A. The process letter requested that each submit its definitive proposal in respect of a potential transaction involving Pall by 12:00 p.m. ET on May 12, 2015. In addition, the process letter requested that each submit its mark-up of the draft merger agreement by 5:00 p.m. ET on May 6, 2015.

On May 5, 2015, Mr. Kingsley convened a call with the other members of the Pall board of directors to update them on the process and next steps.

On May 6, 2015, representatives of Skadden and the legal advisor for Company A provided representatives of Shearman & Sterling with their proposed mark-ups of the draft merger agreement. On May 7, 2015, members of Pall senior management and representatives of Goldman Sachs and Shearman & Sterling held a conference call to discuss the key issues raised by each mark-up of the draft merger agreement, which, in the case of the Danaher mark-up, included expanded termination rights in respect of the deal protection provisions, the events under which the termination fee would be payable, and a proposal that the termination fee be set at 3.75% of the equity value of the transaction, but that such termination fee would not be Danaher’s sole remedy in the case of any intentional breach of the merger agreement. The Danaher mark-up reflected Danaher’s agreement to the regulatory efforts proposal included in the initial Pall draft merger agreement.

On May 8, 2015, representatives of Shearman & Sterling held telephonic meetings with representatives of the legal advisors for each of Danaher and Company A to provide each with feedback on their respective mark-up of the draft merger agreement for consideration prior to the final proposal date of May 12, 2015.

On May 11, 2015, The Wall Street Journal published an article reporting that Pall was nearing a potential sale. That evening, representatives of Danaher contacted Goldman Sachs and requested that the process be accelerated as a result of the press reports. Following deliberations among members of Pall senior management, the Pall board of directors and representatives of each of Goldman Sachs and Shearman & Sterling, representatives of Goldman Sachs contacted representatives of each of Danaher and Company A to inform each company that, if it so desired, it could accelerate delivery of its respective mark-up of the draft merger agreement and submit its definitive proposal earlier in the day on May 12, 2015. Later that night on May 11, 2015, a representative of Skadden submitted Danaher’s revised mark-up of the draft merger agreement to representatives of Shearman & Sterling.

Shortly after 12:00 p.m. on May 12, 2015, Pall received final proposals from each of Danaher and Company A. Each proposed to acquire Pall in an all cash transaction: Danaher for $122.00 per share of Pall common stock, and Company A for $120.00 per share of Pall common stock. Company A’s proposal included a mark-up of the draft merger agreement and an executed debt commitment letter. Following submission of the proposals, a representative of Goldman Sachs communicated to each of the financial advisors of Danaher and Company A that each would have the opportunity to submit a “best and final” proposal by 4:00 p.m. that afternoon, as the Pall board of directors planned to convene a meeting at 5:30 p.m. to review all “best and final” proposals. Following these discussions, the financial advisors and certain representatives of each of Danaher and Company A engaged in discussions with members of Pall senior management and representatives of Goldman Sachs regarding the financial aspects of their respective proposals. Prior to the submission of the “best and final” offers, each of Danaher and Company A increased the amount of the all cash purchase price proposed to be offered to Pall.

Prior to the 5:30 p.m. meeting of the Pall board of directors, representatives of Shearman & Sterling provided the legal advisors of each of Danaher and Company A with mark-ups of the draft merger agreements submitted with their respective proposals. The legal advisors of each of Danaher and Company A provided comments to the revised drafts of the merger agreement prepared by representatives of Shearman & Sterling. Following which, representatives of Shearman & Sterling engaged in negotiations with each company’s legal advisor in respect of each party’s mark-up of the draft merger agreement.

On May 12, 2015 at 5:30 p.m., the Pall board of directors convened a telephonic meeting of the board. In addition, at the request of the Pall board of directors, members of Pall senior management and representatives from Goldman Sachs and Shearman & Sterling joined the meeting. A representative of Goldman Sachs began the meeting by reviewing the events that had occurred since May 6, 2015, including the due diligence process conducted by each of Danaher and Company A and their respective representatives. In addition, the representative of Goldman Sachs discussed with the Pall board of directors that in light of the deadline for submitting “best and final” proposals, both Danaher and Company A had submitted proposals, including mark-ups of the draft merger agreement. The representatives of Goldman Sachs then reported that each proposed to acquire Pall in an all cash transaction: Danaher for $127.20 per share of Pall common stock, and Company A for $125.50 per share of Pall common stock. A representative of Shearman & Sterling then reviewed the terms of the merger agreements negotiated with each of Danaher and Company A, including, but not limited to, a comparison of the financing and regulatory review requirements of each. The Pall board of directors discussed the proposals in detail, including purchase price, the proposed revisions to the draft merger agreement and a comparison of the deal certainty inherent in each proposal. Representatives of Shearman & Sterling answered the questions asked by the Pall board of directors. The representatives of Shearman & Sterling next discussed with the Pall board of directors the fiduciary duties of the directors under New York law in the context of its consideration of a sale of Pall and each of Danaher’s and Company A’s proposals. The Pall board of directors asked questions of the representatives of Shearman & Sterling, which such representatives answered.

In light of the more favorable terms of Danaher’s proposal that the Pall board of directors considered to be in the best interests of the shareholders of Pall, the Pall board of directors asked representatives of Shearman & Sterling to summarize again the principal terms of the proposed merger agreement with Danaher. The representatives of Shearman & Sterling then reviewed in detail the principal terms of the merger agreement, including, among other matters, (i) the financial terms of the transaction, including details pertaining to the consideration of $127.20 per share of Pall common stock, (ii) the representations and warranties of Pall and Danaher, (iii) the covenants of each of the parties and the respective conditions to the parties’ obligations to consummate the merger, (iv) the deal protection provisions, including with respect to non-solicitation of offers and termination fee and the events under which the termination fee would be payable, and (vi) the termination provisions. A discussion among the members of the Pall board of directors ensued and the representatives of Shearman & Sterling responded to questions of the directors.

The representatives of Goldman Sachs then presented to the Pall board of directors its financial analysis of Danaher’s proposal of $127.20 per share of Pall common stock. Following the presentation, Goldman Sachs rendered its oral opinion to the Pall board of directors, which opinion was subsequently confirmed in a written opinion dated May 12, 2015, to the effect that, as of the date of the opinion and subject to certain assumptions, qualifications, limitations and other matters set forth in the written opinion, the merger consideration to be paid to the holders of shares of Pall common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders (a copy of the written opinion of Goldman Sachs is attached to this proxy statement as Annex B). Please see the discussion in the section entitled “—Opinion of Pall’s Financial Advisor” beginning on Page 42 of this proxy statement for a more detailed description of the Goldman Sachs’ financial analyses and the opinion rendered by Goldman Sachs to the Pall board of directors.

After careful deliberation, including consideration of the factors described in the section entitled “—Reasons for the Merger” beginning on page 39 of this proxy statement, the board of directors unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Pall and its shareholders, (ii) adopted the merger agreement, (iii) approved the transactions contemplated by the merger agreement, including the merger, (iv) recommended the adoption of the merger agreement by the shareholders of Pall and (v) directed that the adoption of the merger agreement be submitted to a vote of the shareholders of Pall.

Following the conclusion of the board meeting, Pall and Danaher executed the merger agreement.

On May 13, 2015, Pall and Danaher issued separate press releases publicly announcing entry into the merger agreement.

Reasons for the Merger

In evaluating the merger and the merger agreement, the Pall board of directors consulted with senior management as well as Pall’s legal and financial advisors. In determining to adopt the merger agreement and approve the merger and recommend that Pall’s shareholders vote their shares of Pall common stock in favor of the proposal to adopt the merger agreement, the Pall board of directors also considered a number of reasons, including the following (not necessarily in order of relative importance):

•	its belief, based on discussions and negotiations by Pall’s senior management and advisors with Danaher and other potentially interested parties, that the merger consideration (which Danaher increased from an initial $120 per share of Pall common stock to the final $127.20 per share of Pall common stock during the course of negotiations, as described in the section entitled “—Background of the Merger” beginning on Page 30 of this proxy statement) was the highest price Danaher or any other interested party would be willing to pay;

•	its belief that the price of Pall common stock in the short or medium term was highly unlikely to exceed the future value equivalent of the merger consideration;

•	the trading price of Pall common stock, both on an absolute basis and on the basis of trading multiples relative to Pall’s peers, which reached (prior to the initial news reports surrounding a potential sale of Pall) a high closing stock price of $99.31 on May 11, 2015 and, as of May 11, 2015, had increased 18.7% over the preceding year and decreased 1.9% over the preceding three months, and the opportunity to secure that price plus a substantial premium for Pall’s shareholders;

•	the fact that the merger consideration represents:

•	a 28.1% premium over closing stock price of $99.31 on May 11, 2015 (the last trading day before the initial news reports surrounding the merger);

•	a 39.8% premium over the volume weighted average price for the shares of Pall common stock over the 12 month period ended as of May 11, 2015 (the last trading day before the initial news reports surrounding the merger);

•	a multiple of 20.8 times Pall’s earnings before interest, taxes, depreciation and amortization, which we refer to as “EBITDA” in this proxy statement, for the four quarter period ended April 30, 2015;

•	the financial analyses presented to the Pall board of directors by Goldman Sachs, as more fully described below under the caption “—Opinion of Pall’s Financial Advisor” beginning on Page 42 of this proxy statement, and the Pall board of directors’ assessment, taking into account these financial analyses, of Pall’s value on a standalone basis relative to the $127.20 per share of Pall common stock in cash to be paid in the merger;

•	the opinion, dated May 12, 2015, of Goldman Sachs to the Pall board of directors with respect to the fairness, from a financial point of view, to the holders of Pall common stock of the $127.20 in cash per share of Pall common stock to be paid to such holders pursuant to the merger agreement, as more fully described under the caption “—Opinion of Pall’s Financial Advisor” beginning on Page 42 of this proxy statement;

•	the Pall board of directors’ familiarity with Pall’s business, operations, assets, properties, business strategy and competitive position and the nature of the industries in which Pall operates, industry trends, and economic and market conditions, both on a historical and on a prospective basis;

•	the financial condition and prospects of Pall, as well as the risks involved in achieving those prospects and the risks and uncertainties associated with operating Pall’s business, including the risks described in Pall’s filings with the SEC;

•	its belief that, based on its knowledge and discussions with Pall’s senior management regarding Pall’s business, financial condition, results of operations, competitive position, business strategy and prospects, as well as the risks involved in achieving these prospects, after consideration of potential strategic alternatives, including continuing to operate Pall on a standalone basis, a recapitalization, a “merger of equals” with another competitor, a spin-off or sale of one of its businesses or growth of Pall through acquisitions, and the potential value to Pall shareholders of such alternatives and the timing and likelihood of actually achieving additional value for Pall shareholders from these alternatives, that none of these options, on a risk-adjusted basis, was reasonably likely to create value for Pall shareholders greater than the merger consideration;

•	its belief, based on the Pall board of directors’ general knowledge of Danaher’s business, operations, management, reputation and strong financial condition, that there was a high probability that the merger would be consummated successfully on the agreed-upon terms after a merger agreement was entered into with Danaher;

•	the fact that the merger consideration consists solely of cash (which provides certainty of value and liquidity to Pall shareholders and does not expose them to any future risks related to the business or the financial markets generally, as compared to a transaction in which shareholders receive shares or other securities, or as compared to remaining independent) and that the merger is not subject to any financing conditions;

•	Pall’s right under the merger agreement to respond to third parties submitting acquisition proposals by providing information subject to a confidentiality agreement, and to engage in negotiations or discussions with such persons, if the Pall board of directors, prior to taking any such actions, determines in good faith that such acquisition proposal either constitutes a “superior proposal” or could reasonably be expected to result in a “superior proposal” (as defined in the section entitled “Terms of the Merger Agreement—No Solicitation by Pall of Acquisition Proposals; Changes in Board Recommendation” beginning on Page 76 of this proxy statement);

•	the right of the Pall board of directors, under certain circumstances specified in the merger agreement, to withdraw, qualify or modify its recommendation that our shareholders adopt the merger agreement;

•	Pall’s ability to terminate the merger agreement in order to enter into a definitive agreement that the Pall board of directors determines to be a “superior proposal”, subject to certain conditions set forth in the merger agreement (including Danaher’s right to have an opportunity to revise the terms of the merger agreement);

•	the belief that the terms of the merger agreement, taken as a whole, provide a high degree of protection against risk that the consummation of the merger will be unduly delayed or that the merger will not be consummated;

•	the other terms of the merger agreement, including:

•	the customary nature of the representations and warranties of Pall and Danaher in the merger agreement;

•	the conditions to closing in the merger agreement, including the absence of any financing condition;

•	the commitment by Danaher to obtain applicable consents and approvals under antitrust and similar laws and assume the risks related to certain conditions and requirements that may be imposed by a governmental authority in connection with securing such consents and approvals;

•	the fact that the merger agreement was the product of arms-length negotiations and contains terms and conditions that are, in the Pall board of directors’ view, favorable to Pall and its shareholders;

•	the requirement that the merger will only be effective if approved by the holders of at least two-thirds of all outstanding shares of Pall common stock and the absence of any voting commitments by management or other shareholders, providing the shareholders with the right to approve or disapprove of the merger;

•	Pall’s ability to specifically enforce Danaher’s obligations under the merger agreement, including Danaher’s obligations to consummate the merger, and Pall’s ability to seek damages (including the loss of the benefit of the merger and any lost shareholder premium) upon any intentional breach by Danaher of the merger agreement; and

•	the continued costs, risks and uncertainties associated with continuing to operate independently as a public company.

In addition, the Pall board of directors considered a number of uncertainties, risks and other factors in its deliberations concerning the merger and the other transactions contemplated by the merger agreement, including the following (not necessarily in order of relative importance):

•	the non-solicitation provisions of the merger agreement that restrict Pall’s ability to solicit or engage in discussions or negotiations with third parties regarding a proposal to acquire Pall, and the fact that, upon termination of the merger agreement under certain specified circumstances, Pall will be required to pay a termination fee of $423,194,400 in cash, which could have the effect of discouraging alternative proposals for a business combination with Pall; however, the Pall board of directors also noted that the termination fee provisions of the merger agreement were a necessary aspect of assuring Danaher’s entry into the merger agreement and, after consultation with Pall’s advisors, the Pall board of directors determined that the termination fee provisions of the merger agreement were reasonable and not likely to preclude an alternative “superior proposal” for a business combination with Pall;

•	the fact that the merger agreement restricts Pall’s ability to engage in certain activities between the date of the merger agreement and the effective time of the merger, including the payment of dividends (which, over the past three quarters, have been equal to $0.305 per share of Pall common stock), and that these restrictions could prevent Pall from taking advantage of business opportunities, such as potential acquisitions, which would be advisable if Pall were to remain an independent company, but the Pall board of directors believed that these restrictions would not unduly interfere with Pall’s ability to operate in the ordinary course of business;

•	the fact that the merger may not be consummated unless and until specified conditions are satisfied or waived as more fully described under the caption “Terms of the Merger Agreement—Conditions to Consummation of the Merger” beginning on Page 84 of this proxy statement;

•	the potential risk and costs to Pall if the merger does not close, including the potential distraction of employee and management attention during the pendency of the merger, possible employee attrition, the possible impact on customer relationships, the potential effect on existing relationships with other parties, and the impact that the failure of the merger to close could have on the trading price of shares of Pall common stock, Pall’s operating results (including the costs incurred in connection with the transactions) and Pall’s ability to maintain sales, but the Pall board of directors believed that these risks were reasonable and worthwhile to undertake considering the terms of the merger agreement, including the likelihood that conditions to closing would be satisfied, and the absence of a financing condition;

•	the fact that receipt of the merger consideration in exchange for shares of Pall common stock pursuant to the merger would generally be a taxable transaction for United States federal income tax purposes described in the section entitled “—U.S. Federal Income Tax Consequences of the Merger” beginning on Page 61 of this proxy statement;

•	the fact that the all-cash price, while providing relative certainty of value, would not allow Pall shareholders to participate, on a tax-efficient basis, in any future appreciation of Danaher’s stock or benefit from any future appreciation in the value of Pall after the merger; and

•	the fact that under New York law, Pall shareholders would not be entitled to appraisal or dissenters’ rights with respect to the merger.

During its consideration of the merger, the Pall board of directors also was aware of the fact that some of Pall’s directors and executive officers have interests in the merger that differ from or are in addition to their interests as those of Pall’s shareholders generally, which interests are described in the section entitled “—Interests of Pall’s Directors and Executive Officers in the Merger” beginning on Page 49 of this proxy statement.

The foregoing description of the information and factors considered by the Pall board of directors is not meant to be an exhaustive but is believed to address the material information and factors considered. In view of the wide variety of factors considered by the Pall board of directors, it did not consider it practicable to, nor did it attempt to, quantify or to give relative weights to the various factors in reaching its determinations and recommendation. Moreover, in considering the factors discussed above, each individual director applied his or her own personal business judgment to the process and may have given different weights to different factors. The Pall board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Pall board of directors based its recommendation on the totality of the information presented.

Recommendation of the Pall Board of Directors

The Pall board of directors, after considering all factors that the Pall board of directors deemed relevant, and after consultation with independent legal and financial advisors, unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of Pall and its shareholders, and unanimously adopted the merger agreement and approved the transactions contemplated thereby, including the merger. Certain factors considered by the Pall board of directors in reaching its decision to adopt the merger agreement and the merger can be found in the section entitled “—Reasons for the Merger” beginning on Page 39 of this proxy statement.

The Pall board of directors unanimously recommends that Pall shareholders vote “FOR” the adoption of the merger agreement, thereby approving the merger.

Opinion of Pall’s Financial Advisor

At a meeting of the Pall board of directors held on May 12, 2015, Goldman Sachs rendered its oral opinion to the Pall board of directors, subsequently confirmed in writing, to the effect that, as of May 12, 2015, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the $127.20 in cash per share of Pall common stock to be paid to the holders of shares of Pall common stock pursuant to the merger agreement was fair from a financial point of view to those holders.

The full text of the written opinion of Goldman Sachs, dated May 12, 2015, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B. The summary of the Goldman Sachs opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the Pall board of directors in connection with its consideration of the proposed merger and such opinion does not constitute a recommendation as to how any holder of shares of Pall common stock should vote with respect to the proposed merger or any other matter.

In connection with rendering its opinion described above, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to shareholders and Annual Reports on Form 10-K of Pall for the five fiscal years ended July 31, 2014;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Pall;

•	a draft of the consolidated balance sheet of Pall as of April 30, 2015 prepared by the management of Pall;

•	certain publicly available research analyst reports for Pall; and

•	certain internal financial analyses and forecasts for Pall prepared by its management, as approved for Goldman Sachs’ use by Pall, which we refer to as the “Forecasts” in this proxy statement.

Goldman Sachs also held discussions with members of the senior management of Pall regarding their assessment of the past and current business operations, financial condition and future prospects of Pall; reviewed the reported price and trading activity for the shares of Pall common stock; compared certain financial and stock market information for Pall with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the life sciences industry; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the consent of Pall, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed, with the consent of Pall, that the Forecasts had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Pall’s management. Goldman Sachs had not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Pall or any of its subsidiaries and Goldman Sachs had not been furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the proposed merger would be obtained without any adverse effect on the expected benefits of the proposed merger in any way meaningful to its analysis. Goldman Sachs assumed that the proposed merger would be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion did not address the underlying business decision of Pall to engage in the proposed merger, or the relative merits of the proposed merger as compared to any strategic alternatives that may be available to Pall; nor did it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders of shares of Pall common stock, as of the date of its opinion, of the $127.20 in cash per share of Pall common stock to be paid to those holders pursuant to the merger agreement. Goldman Sachs did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the proposed merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the proposed merger, including the fairness of the proposed merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Pall; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Pall, or class of such persons, in connection with the proposed merger, whether relative to the $127.20 in cash per share of Pall common stock to be paid to the holders of shares of Pall common stock pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the impact of the proposed merger on the solvency or viability of Pall or Danaher or the ability of Pall or Danaher to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, May 12, 2015, the date of its opinion, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after May 12, 2015. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the Pall board of directors in connection with its consideration of the proposed merger, and its opinion does not constitute a recommendation as to how any holder of shares of Pall common stock would vote with respect to the proposed merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Summary of Financial Analyses

The following is a summary of the material financial analyses presented by Goldman Sachs to the Pall board of directors in connection with rendering its opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 11, 2015, and is not necessarily indicative of current market conditions.

Implied Premia and Multiple Analysis

Goldman Sachs analyzed the $127.20 price per share of Pall common stock in the proposed merger in relation to (i) the closing share price of Pall common stock on May 11, 2015, the last completed trading day prior to media reports of a pending transaction involving Pall, and (ii) the volume weighted average price for the shares of Pall common stock over the 12 month period ended as of May 11, 2015. Goldman Sachs also analyzed the closing share price of Pall common stock on May 11, 2015 in relation to the volume weighted average price for the shares of Pall common stock over the 12 month period ended as of May 11, 2015.

This analysis indicated that:

•	the $127.20 price per share of Pall common stock represented:

•	a premium of 28.1% to the closing share price of Pall common stock on May 11, 2015;

•	a premium of 39.8% to the volume weighted average price for the shares of Pall common stock over the 12 month period ended as of May 11, 2015; and

•	the closing share price of Pall common stock on May 11, 2015 exceeded by 9.1% the volume weighted average price for the shares of Pall common stock over the 12 month period ended as of May 11, 2015.

In addition, Goldman Sachs calculated implied equity values for Pall based on the closing price per share of Pall common stock as of May 11, 2015, which we refer to as the “Pall May 11 Equity Value” in this proxy statement, and based on the $127.20 price per share of Pall common stock, which we refer to as the “Pall Transaction Equity Value” in this proxy statement, by multiplying such prices per share of Pall common stock by the number of fully diluted outstanding shares of Pall common stock, calculated based on information provided by Pall management. Goldman Sachs also calculated implied enterprise values for Pall based on the closing price per share of Pall common stock as of May 11, 2015, which we refer to as the “Pall May 11 Enterprise Value” in this proxy statement, and based on the $127.20 price per share of Pall common stock, which we refer to as the “Pall Transaction Enterprise Value” in this proxy statement, by adding to Pall May 11 Equity Value and Pall Transaction Equity Value, respectively, Pall’s net debt as of April 30, 2015, as provided by Pall management.

Goldman Sachs calculated the following implied multiples for Pall:

•	Pall May 11 Enterprise Value and Pall Transaction Enterprise Values as multiples of:

•	Pall’s EBITDA for the four quarter period ended April 30, 2015, which we refer to as “LTM EBITDA” in this proxy statement, as provided by Pall senior management;

•	Pall management’s estimate of Pall’s EBITDA for the fiscal year ended July 31, 2015, which we refer to as “FY 2015” in this proxy statement, as reflected in the Forecasts;

•	the median estimate of Pall’s EBITDA for FY 2015 most recently published by International Broker’s Estimate System, which we refer to as “IBES” in this proxy statement; and

•	the closing price per share of Pall common stock as of May 11, 2015 and the $127.20 price per share of Pall common stock in the proposed merger as multiples of:

•	Pall senior management’s the estimate of Pall’s earnings per share, which we refer to as “EPS” in this proxy statement, for FY 2015, as reflected in the Forecasts; and

•	the median estimate of Pall’s EPS for FY 2015 most recently published by IBES.

The results of these calculations are as follows:

	Multiples Based on May 11, 2015 Closing Price	Multiples Based on $127.20 Merger Price Per Share of Pall Common Stock
Enterprise Value as a Multiple of:
LTM EBITDA	16.2x	20.8x
FY 2015E EBITDA (Management)	16.5x	21.2x
FY 2015E EBITDA (IBES)	16.6x	21.3x

Price Per Share of Pall Common Stock as a Multiple of:
FY 2015E EPS (Management)	27.1x	34.8x
FY 2015 EPS (IBES)	26.8x	34.4x

Selected Transactions Analysis

Goldman Sachs analyzed certain publicly available information relating to the acquisitions transactions listed below announced since January 2008 involving target companies in the life sciences industry. With respect to each of these transactions, Goldman Sachs calculated the enterprise value of the target company based on the transaction price as a multiple of EBITDA of the target company over the last four quarter period prior to the announcement of the transaction, which we refer to as “LTM EBITDA Multiple” in this proxy statement, based on publicly available information regarding each transaction. The results of this analysis are listed below:

Announcement Date	Acquiror	Target	LTM EBITDA Multiple
12/13/2010	Thermo Fisher Scientific Inc.	Dionex Corporation	20.5x
9/22/2014	Merck KGaA	Sigma-Aldrich Corporation	19.8x
2/23/2015	Asahi Kasei Corporation	Polypore International, Inc.	18.9x	*
2/28/2010	Merck KGaA	Millipore Corporation	17.4x
4/15/2013	Thermo Fisher Scientific Inc.	Life Technologies Corporation	13.2x
6/12/2008	Invitrogen Corporation	Applied Biosystems Group	12.9x
7/27/2009	Agilent Technologies Inc.	Varian Inc.	12.1x
		Median	17.4x

*	The implied LTM EBITDA Multiple for the simultaneous acquisition by 3M Co. of Polypore International Inc.’s separations media business was 12.0x.

Although none of the selected transactions is directly comparable to the proposed merger, the target companies in the selected transactions were companies with operations that, for the purposes of analysis, may be considered similar to certain of Pall’s financial results, and as such, for purposes of analysis, the selected transactions may be considered similar to the proposed merger. In addition, each of the transactions provided for consideration consisting entirely of cash, other than the Invitrogen Corporation/Applied Biosystems Group transaction in which the consideration consisted of a combination of cash and stock.

Based on its review of the LTM EBITDA Multiples it calculated for the selected transactions and its professional judgment and experience, Goldman Sachs applied illustrative LTM EBITDA Multiples ranging from 12.0x to 20.0x to Pall’s EBITDA for the four quarter period ended April 30, 2015, as provided by Pall senior management, to derive a range of illustrative enterprise values for Pall. Goldman Sachs subtracted from this range of illustrative enterprise values Pall’s net debt as of April 30, 2015, as provided by Pall management, and divided the results by the number of fully diluted outstanding shares of Pall common stock, calculated based on information provided by Pall management, to derive illustrative values for the shares of Pall common stock ranging from $74 to $122.

Present Value of Future Stock Price Analysis

Goldman Sachs calculated illustrative ranges of implied present values per share of Pall common stock based on theoretical future values for the shares of Pall common stock and Pall senior management’s estimates of the dividends per share of Pall common stock to be paid by Pall during future periods as follows:

Goldman Sachs derived a range of theoretical future values for the shares of Pall common stock as of the end of Pall’s fiscal years ending as of July 31, 2015, 2016 and 2017, which we refer to as “FYE 2015”, “FYE 2016” and “FYE 2017” in this proxy statement, respectively, by applying an illustrative range of multiples of 20x to 25x to Pall senior management’s estimate of Pall’s EPS for Pall’s following fiscal year. Applying a discount rate of 10.4%, reflecting an estimate of Pall’s cost of equity, Goldman Sachs discounted to present value as of April 30, 2015 the range of theoretical future values it derived as of FYE 2015, FYE 2016 and FYE 2017 and management’s estimates of the amount and timing of the dividends per share of Pall common stock to be paid by Pall through FYE 2015, FYE 2016 and FYE 2017 to derive illustrative present values for the shares of Pall common stock ranging from $80 to $107.

Discounted Cash Flow Analysis

Goldman Sachs performed a discounted cash flow analysis of Pall to derive a range of illustrative present values per share of Pall common stock. Using discount rates ranging from 9.0% to 11.0%, reflecting an estimate of Pall’s weighted average cost of capital, Goldman Sachs discounted to present value as of April 30, 2015, (i) estimates of the unlevered free cash flow to be generated by Pall during the period from April 30, 2015 through the end of Pall’s fiscal year ended July 31, 2020, which we refer to as “FY 2020” in this proxy statement, reflected in the Forecasts, and (ii) a range of illustrative terminal values for Pall as of July 31, 2020 calculated by applying perpetuity growth rates ranging from 3.0% to 4.0% to a terminal year estimate of the unlevered free cash flow to be generated by Pall, as reflected in the Forecasts. Goldman Sachs derived ranges of illustrative enterprise values for Pall by adding the ranges of present values it derived based on the estimated unlevered free cash flows of Pall for the period from April 30, 2015 through FY 2020 and the ranges of present value it derived based on the illustrative terminal values for Pall as of July 31, 2020. Goldman Sachs subtracted from the range of illustrative enterprise values it derived for Pall’s net debt as of April 30, 2015, as provided by Pall management, and divided the results by the number of fully diluted outstanding shares of Pall common stock, calculated based on information provided by Pall management, to derive illustrative present values for the shares of Pall common stock ranging from $73 to $113.

Selected Transactions Premia Analysis

Goldman Sachs analyzed certain publicly available information relating to the all-cash acquisitions transactions listed below announced in the last ten years reflecting transaction values between $10 billion and $15 billion. With respect to each of these transactions, Goldman Sachs calculated the one day premium represented by the announced per share transaction price to the closing price of the target company’s common stock on the last trading day before the public announcement of the transaction (or the last undisturbed closing price for the target company’s common stock). The results of this analysis are listed below:

Announcement Date	Target	Acquiror	Transaction Enterprise Value	One Day Premium
2/27/2006	KeySpan Corp	National Grid PLC	$11.9	16%
6/27/2006	Univision Communications Inc.	Umbrella Holdings LLC	$13.4	19%
4/23/2007	MedImmune Inc.	AstraZeneca PLC	$14.7	21%
5/13/2008	Electronic Data Systems Corp	Hewlett Packard Co	$13.0	33%
9/8/2008	UST Inc	Altria	$11.6	29%
5/29/2013	NV Energy Inc	MidAmerican Energy / Berkshire Hathaway	$10.4	20%
4/30/2014	Pepco Holding Inc	Exelon Corp	$12.2	20%
7/10/2014	TRW Automotive Holdings Corp	ZF Friedrichshafen AG	$13.3	16%
3/30/2015	Catamaran Corp	UnitedHealth Group Inc	$13.2	27%
		High		33%
		Low		16%
		Median		20%

Although none of the selected transactions is directly comparable to the proposed merger, the selected transactions involved all-cash transactions with transaction values in a range similar to the enterprise value of Pall based on the $127.20 price per share of Pall common stock. As such, for the purposes of this analysis, the selected transactions may be considered similar to the proposed merger.

Based on their review of the implied premia for the selected transactions and its professional judgment and experience, Goldman Sachs applied illustrative premia ranging from 33.0% to 16.0% to the closing price for the shares of Pall common stock as of May 11, 2015 to derive illustrative values for the shares of Pall common stock ranging from $115 to $132.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the opinion of Goldman Sachs. In arriving at its fairness determinations, Goldman Sachs considered the results of all of the analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Pall or the proposed transaction.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the Pall board of directors as to the fairness from a financial point of view to the holders of shares of Pall common stock, as of the date of its opinion, of the $127.20 in cash per share of Pall common stock to be paid to those holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Pall, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasts.

The consideration payable to holders of shares of Pall common stock was determined through arm’s-length negotiations between Pall and Danaher and was approved by the Pall board of directors. Goldman Sachs provided advice to Pall during these negotiations. Goldman Sachs did not recommend any specific amount of consideration to Pall or that any specific amount of consideration constituted the only appropriate consideration for the proposed transaction.

As described above, Goldman Sachs’ opinion to the Pall board of directors was one of many factors taken into consideration by the Pall board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the delivery of its fairness opinion to the Pall board of directors and is qualified in its entirety by reference to its written opinion attached as Annex B to this proxy statement.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Pall, Danaher, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the merger agreement. Goldman Sachs has acted as a financial advisor to Pall in connection with, and participated in certain of the negotiations leading to, the proposed merger. Goldman Sachs has provided certain financial advisory and/or underwriting services to Pall and/or its affiliates from time to time. Goldman Sachs has also provided certain financial advisory and/or underwriting services to Danaher and/or its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having participated in Danaher’s commercial paper program since June 2010. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Pall, Danaher and their respective affiliates for which its Investment Banking Division may receive compensation.

Pall selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction contemplated by the merger agreement. Pursuant to a letter agreement, dated May 11, 2015, between Pall and Goldman Sachs, Goldman Sachs is entitled to a transaction fee determined based on the value of the consideration to be paid to Pall’s shareholders. Based on the price per share of Pall common stock of $127.20 in the proposed merger, Goldman Sachs expects to receive a fee of approximately $50.5 million for its services in connection with the proposed merger, all of which are contingent upon consummation of the proposed merger. In addition, Pall agreed to reimburse Goldman Sachs for certain of its expenses arising, and to indemnify Goldman Sachs against certain liabilities that may arise out of its engagement.

Delisting and Deregistration of Pall Common Stock

Pall common stock is registered as a class of equity securities under the Exchange Act and is quoted on the NYSE under the symbol “PLL”. As a result of the merger, Pall will become an indirect wholly owned subsidiary of Danaher. After the merger, shares of Pall common stock will cease to be traded on the NYSE and price quotations with respect to sales of shares of Pall common stock in the public market will no longer be available. In addition, Pall will no longer be required to file periodic reports with the SEC after the effective time of the merger with respect to Pall common stock.

Consequences if the Merger is Not Consummated

If the merger agreement is not adopted by the shareholders or if the merger is not consummated for any other reason, shareholders will not receive any payment for their shares of Pall common stock in connection with the merger. Instead, shares of Pall common stock will continue to be listed and traded on the NYSE. In certain circumstances, we may be required to pay a termination fee, or we or Danaher may seek damages or other remedies, in each case, as described under the section entitled “Terms of the Merger Agreement—Termination; Effect of Termination” and “Terms of the Merger Agreement—Termination Fee” beginning on Page 86 and Page 88, respectively, of this proxy statement.

Financing of the Merger

Danaher expects to finance the merger primarily with available cash and proceeds from the issuance of debt or new credit facilities. Prior to the closing of the merger, Pall will, and Pall will cause its subsidiaries to and will use its reasonable best efforts to cause its representatives to, cooperate with Danaher on a timely basis with regards to all cooperation reasonably requested by Danaher in connection with the arrangement, marketing, syndication and consummation of any financing deemed reasonably necessary or advisable by Danaher in connection with the transactions contemplated by the merger agreement. Such cooperation includes, but is not limited to, the following actions: making senior officers of Pall and its subsidiaries available to debt financing sources for a reasonable number of meetings, furnishing information reasonably requested by such debt financing sources and assisting in the preparation of pro forma financial statements required in connection with the financing and/or under SEC rules. The obligations of Danaher and Merger Sub under the merger agreement are not conditioned in any manner upon their ability to obtain financing. For more information regarding cooperation in obtaining such debt financing, see the section entitled “Terms of the Merger Agreement—Cooperation” beginning on Page 83 of this proxy statement.

Interests of Pall’s Directors and Executive Officers in the Merger

In considering the recommendation of the Pall board of directors that Pall shareholders adopt the merger agreement and thereby approve the merger, Pall shareholders should be aware that the directors and executive officers of Pall have certain interests in the merger that may be different from, or in addition to, those of Pall shareholders generally. The Pall board of directors was aware of these interests and considered them, among other matters, in adopting the merger agreement and approving the merger and making its recommendation that Pall shareholders adopt the merger agreement and thereby approve the merger. These interests are described below.

Treatment of Outstanding Equity Awards

Pursuant to the terms of the merger agreement, Pall equity awards held by the executive officers and directors of Pall that are outstanding immediately prior to the effective time of the merger will be subject to the following treatment.

Options

At the effective time of the merger, each option to purchase Pall common stock held by a director or executive officer (whether vested or unvested) that is outstanding and unexercised as of immediately prior to the effective time of the merger will become fully vested and exercisable as of the effective time of the merger and will be canceled and converted into the right to receive an amount in cash, without interest, from the surviving corporation equal to the excess, if any, of $127.20 over the applicable per-share exercise price of such option (less any applicable withholding or other taxes, or other amounts required to be withheld).

Awards Under the Pall Management Stock Purchase Plan

At the effective time of the merger, each award under the Pall Management Stock Purchase Plan held by an executive officer (whether vested or unvested) that is outstanding as of immediately prior to the effective time of the merger will become fully vested as of the effective time of the merger and will be cancelled and converted into the right to receive an amount in cash, without interest, from the surviving corporation equal to $127.20 (less any applicable withholding or other taxes, or other amounts required to be withheld). None of the awards granted under the Pall Management Stock Purchase Plan are held by non-employee members of the Pall board of directors.

Performance Units

At the effective time of the merger, each Pall performance-based restricted stock unit held by an executive officer that is outstanding immediately prior to the effective time of the merger will become fully vested and will be deemed earned at the greater of (A) the target number of performance stock units subject to the award and (B) the number of performance stock units that would have been earned based on Pall’s actual performance from the beginning of the relevant performance period through the effective time of the merger. Each performance-based restricted stock unit that is deemed earned will be canceled at the effective time of the merger in exchange for the right to receive an amount in cash equal to $127.20 (less any applicable withholding or other taxes, or other amounts required to be withheld). None of the Pall performance-based restricted stock units are held by non-employee members of the Pall board of directors.

Restricted Stock Units

At the effective time of the merger, each Pall time-based restricted stock unit that is outstanding as of immediately prior to the effective time of the merger and that is vested in accordance with its terms as of immediately prior to the effective time of the merger or becomes vested in accordance with its terms solely as a result of the consummation of the merger will be canceled in exchange for the right to receive an amount in cash equal to $127.20 (less any applicable withholding or other taxes, or other amounts required to be withheld).

At the effective time of the merger, each unvested time-based restricted stock unit will be considered a rollover award and will be automatically assumed by Danaher and will continue to have, and be subject to, the same terms and conditions as were applicable to such rollover award immediately prior to the effective time of the merger, except that each rollover award will relate to that number of shares of Danaher common stock (rounded to the nearest whole share) equal to the product of (A) the number of shares of Pall common stock that were issuable upon the vesting of such rollover award immediately prior to the effective time of the merger and (B) the ratio calculated by dividing $127.20 by the average of the closing prices of Danaher common stock on the NYSE for the ten trading days immediately preceding the date on which the closing occurs.

Quantification of Outstanding Equity Awards

The following table shows the estimated cash amounts that each Pall executive officer and director would be eligible to receive (without subtraction of applicable withholding taxes) in connection with the merger with regard to outstanding options (vested and unvested), outstanding time-based restricted stock units that are vested or will become vested solely as a result of the consummation of the merger, outstanding awards under the Pall Management Stock Purchase Plan (vested and unvested) and outstanding performance-based restricted stock units, and the estimated value, based on the merger consideration, of outstanding unvested time-based restricted stock units that will be assumed by Danaher at the effective time of the merger.

Name	No. of Shares of Pall Common Stock Subject to Options(1)	Value of Options(2) ($)	No. of Performance- Based Restricted Stock Units to be Vested and Cashed Out (at Target)(3)	No. of Pall Management Stock Purchase Plan Awards and Vested Restricted Stock Units to be Cashed Out(4)	No. of Rollover Awards (Unvested Restricted Stock Units to be Assumed by Danaher) (5)	Total Value ($)
Named Executive Officers
Lawrence D. Kingsley	913,163	$64,903,896	81,096	155,535	111,764	$109,219,790
R. Brent Jones	23,505	$999,596	8,064	15,948	15,670	$6,047,026
Yves Baratelli	38,738	$1,848,501	21,995	—	17,449	$6,865,883
Ruby Chandy	61,719	$3,264,262	21,898	1,912	15,289	$8,237,644
Wolfgang Platz	29,602	$1,672,093	13,336	—	11,084	$4,778,295

Other Executive Officers
Michael Egholm, Ph.D.	47,984	$2,425,262	16,505	12,613	12,822	$7,760,010
Naresh Narasimhan	6,761	$257,637	1,146	475	2,000	$718,173
Martin Smith	10,867	$444,470	1,713	5,081	3,192	$1,714,662
Roya Behnia	43,204	$2,416,806	9,567	—	10,950	$5,026,604
Kenneth V. Camarco	64,219	$3,511,312	18,303	2,008	16,451	$8,187,421
H. Alex Kim	34,781	$1,923,100	7,714	6,149	6,046	$4,455,519
Julie R. Taylor	15,998	$651,179	2,788	4,481	4,267	$2,118,518
Angelina Rouse	12,158	$556,679	1,643	29,272	3,948	$4,991,204

Non-Employee Directors
Dr. Amy E. Alving	3,000	$232,755	—	5,840	—	$975,627
Robert B. Coutts	—	—	—	16,872	—	$2,146,148
Mark E. Goldstein	—	—	—	9,004	—	$1,145,279
Cheryl W. Grisé	—	—	—	21,128	—	$2,687,478
Ronald L. Hoffman	3,000	$308,760	—	14,119	—	$2,104,647
Dennis N. Longstreet	—	—	—	24,440	—	$3,108,767
B. Craig Owens	—	—	—	7,000	—	$890,382
Katharine L. Plourde	—	—	—	22,265	—	$2,832,138
Edward Travaglianti	—	—	—	20,143	—	$2,562,250
Bret W. Wise	—	—	—	9,332	—	$1,186,992

(1)	This column includes vested and unvested options (all of which will vest in connection with the merger).
(2)	The per share consideration for options is equal to the number of shares of Pall common stock subject to the option multiplied by $127.20, less the applicable exercise price of the option.
(3)

Pursuant to the terms of the applicable performance-based restricted stock unit award agreements and the Merger Agreement, outstanding performance-based restricted stock units will be deemed earned in the number of performance-based restricted stock units equal to the greater of (A) the “Target Number” (as specified in the applicable award agreement) of performance-based restricted stock units and (B) the number of performance-based restricted stock units that would have been earned by applying the performance criteria specified in the applicable award agreement to Pall’s actual performance from the beginning of the “Performance Period” (as specified in the applicable award agreement) to the effective time of the merger. The per share consideration for the awards included in this column is equal to the target number of shares of Pall common stock subject to the award multiplied by $127.20. The share numbers in this column have been rounded to the nearest whole share.
(4)	The per share consideration for the awards included in this column is equal to the number of shares of Pall common stock subject to the award multiplied by $127.20. This includes, in the case of Mr. Kingsley, certain unvested time-based restricted stock units that, under the terms of his employment agreement, will vest as a result of the merger. The share numbers in this column have been rounded to the nearest whole share.
(5)	Restricted stock units that are unvested as of the effective time of the merger will be assumed by Danaher. For purposes of this table, all such rollover awards are deemed to have a value equal to the merger consideration. The share numbers in this column have been rounded to the nearest whole share.

Quantification of Pall Common Stock Consideration

The following table shows the estimated amounts that each Pall executive officer and director would be eligible to receive in connection with the merger with regard to outstanding shares of Pall common stock held by the individual, including outstanding shares of Pall common stock acquired pursuant to any of Pall’s equity compensation or stock purchase plans.

Name	No. of Shares of Pall Common Stock(1)	Value ($)
Named Executive Officers
Lawrence D. Kingsley	51,247	$6,518,630
R. Brent Jones	—	—
Yves Baratelli	33,105	$4,210,987
Ruby Chandy	2,231	$283,725
Wolfgang Platz	22,535	$2,866,497

Other Executive Officers
Michael Egholm, Ph.D.	1	$127.20
Naresh Narasimhan	—	—
Martin Smith	—	—
Roya Behnia	—	—
Kenneth V. Camarco	—	—
H. Alex Kim	1,768	$224,948
Julie R. Taylor	—	—
Angelina Rouse	1,872	$238,180

Non-Employee Directors
Dr. Amy E. Alving	6,433	$818,230
Robert B. Coutts	1,000	$127,200
Mark E. Goldstein	1,000	$127,200
Cheryl W. Grisé	1,000	$127,200
Ronald L. Hoffman	5,933	$754,630
Dennis N. Longstreet	2,800	$356,160
B. Craig Owens	4,988	$634,437
Katharine L. Plourde	3,280	$417,205
Edward Travaglianti	11,683	$1,486,030
Bret W. Wise	1,000	$127,200

(1)	The share numbers in this column have been rounded to the nearest whole share.

Annual Short-Term Incentive Awards

Each of Pall’s executive officers participates in the 2012 Executive Incentive Bonus Plan, which we refer to as the “EIB Plan” in this proxy statement. The EIB Plan provides for the establishment of a threshold performance metric that must be met in order to allow eligible participants, including the executive officers, the opportunity to be paid an annual cash bonus. The Pall Incentive Compensation Plan, which is established under the EIB Plan, establishes further metrics that link individual bonus amounts to both quantitative and qualitative financial and business measures and includes a personal performance component applicable to each individual’s achievement of results.

Under the merger agreement, any cash incentive performance period in effect as of the effective time of the merger and scheduled to end after December 31 of the year in which the effective time of the merger occurs shall end on December 31 of such year, and any applicable payment will be made subject to appropriate adjustment and pro-ration. The following performance period will begin on January 1 of the immediately following year, in order to align the performance period with Danaher’s fiscal year. The following table shows the estimated cash amounts, pro-rated through December 31, 2015, that each Pall executive officer will be paid under the EIB Plan assuming that the performance-based conditions with respect to the fiscal year beginning August 1, 2015 will be achieved at target. No non-employee member of the Pall board of directors is entitled to receive any payments under the EIB Plan.

Name	Estimated EIB Payment (1) ($)
Named Executive Officers
Lawrence D. Kingsley	$520,833
R. Brent Jones	$131,250
Yves Baratelli	$154,775
Ruby Chandy	$153,964
Wolfgang Platz	$121,600

Other Executive Officers
Michael Egholm, Ph.D.	$119,583
Naresh Narasimhan	$88,070
Martin Smith	$71,250
Roya Behnia	$125,479
Kenneth V. Camarco	$127,677
H. Alex Kim	$91,657
Julie R. Taylor	$90,417
Angelina Rouse	$70,875

(1)	Amounts for Mr. Platz and Mr. Narasimhan were converted from euros and Singapore dollars, respectively, to dollars at an exchange rate of €1 = $1.08858 and SGD 1 = $ 0.74163.

Executive Officer Severance

The severance entitlements of Pall’s executive officers are set forth in their offer letters or employment agreements. In the event of a qualifying termination of employment, Pall’s executive officers generally are provided a severance payment that is equal to a multiplier of their annual salary and target bonus and is conditioned upon a signed separation agreement which includes a general release of claims and restrictive covenants including non-competition, non-solicitation, non-disparagement and confidentiality provisions. For certain executives, the multiplier is enhanced if the qualifying termination occurs within 12 months following a change in control, as defined in the relevant offer letter or employment agreement. The merger will constitute a “change in control” under all such offer letters and employment agreements.

Mr. Lawrence D. Kingsley

Mr. Kingsley’s offer letter provides that if, within 12 months following the merger, his employment is terminated without “cause”, or if he resigns for “good reason”, he will become entitled to a lump sum payment equal to three times the sum of his base salary and target bonus amount, as well as reimbursement for any COBRA premiums paid under the Consolidated Omnibus Reconciliation Act of 1985, which we refer to as “COBRA” in this proxy statement, during the 18 months following his termination of employment. Mr. Kingsley would also become fully vested in the following annual supplementary pension benefit payable in the form of a single life annuity at age 60, regardless of his level of compensation on the date of termination of employment: (i) $208,849 if his qualifying termination occurs prior to October 3, 2015 and (ii) $278,466 if his qualifying termination occurs on or after October 3, 2015 but prior to October 3, 2017 and (iii) $348,082 if his qualifying termination occurs on or after October 3, 2017 but prior to the date he attains age 55.

Mr. Kingsley’s offer letter defines “good reason” as: (i) any material breach by Pall of the terms of the offer letter or any agreement referred to in the offer letter; (ii) any material reduction of Mr. Kingsley’s authority, duties or responsibilities; (iii) a reduction by Pall of Mr. Kingsley’s base salary or target bonus percentage; (iv) the relocation of Pall’s principal executive offices to a location more than fifty miles from its location immediately prior to such relocation and such relocation increases the distance from Mr. Kingsley’s residence at the time of relocation to the executive office by a material amount; (v) a change in position to something other than Chief Executive Officer of Pall (or its ultimate parent operating company in the event of a change in control); (vi) a requirement that Mr. Kingsley report to anyone other than the Pall board of directors (or the board of directors of Pall’s ultimate parent operating company in the event of a change in control); (vii) a failure to re-nominate Mr. Kingsley as a member of the Pall board of directors; or (viii) a failure of a successor company to assume Pall’s obligations under the offer letter. The foregoing events shall not be deemed to constitute “good reason”, however, unless Mr. Kingsley notifies the Pall board of directors (or the board of directors of Pall’s ultimate parent company in the event of a change in control) in writing of the occurrence of such event(s) within ninety days of Mr. Kingsley having knowledge of such event(s) and the Pall board of directors (or the board of directors of Pall’s ultimate parent company, as the case may be) shall have failed to have cured or remedied such event(s) within thirty business days of its receipt of such written notice and termination occurs within one hundred and eighty days of the event.

Mr. Kingsley’s offer letter defines “cause” as: (i) any material breach by Mr. Kingsley of the offer letter, Pall’s Code of Ethics (or successor policy) or Insider Trading Policy, or the Confidentiality, Non-Disclosure, Non-Solicitation, Non-Compete and Intellectual Property Agreement that Mr. Kingsley signed in connection with his employment; (ii) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes Pall or any of its subsidiaries public disgrace or disrepute or materially and adversely affects the operations of Pall or any of its subsidiaries or financial performance or the relationships Pall or any of its subsidiaries has with its customers; (iii) willful misconduct having or likely to have, in the good faith opinion of the Pall board of directors, a material adverse impact on Pall or its subsidiaries, either economically or by reputation; (iv) alcohol abuse or use of controlled drugs other than in accordance with a physician’s prescription; (v) refusal to perform any lawful material obligation or fulfill any material duty to Pall or any of its subsidiaries (other than due to disability), which refusal, if curable, is not cured within fifteen days after delivery of written notice thereof; or (vi) material violation of Pall’s employment policies, including policies regarding harassment or discrimination. No act or omission to act shall be “willful” if conducted in good faith or with a reasonable belief that such act or omission was in Pall’s best interests.

Mr. R. Brent Jones

Mr. Jones’ offer letter provides that if, within 12 months following the merger, his employment is terminated without “cause”, or if he resigns for “good reason”, he will become entitled to payment of two times the sum of his base salary and target bonus amount. Mr. Jones’ benefit is payable in equal installments, in accordance with Pall’s payroll practice, over a period of 24 months following termination.

For purposes of Mr. Jones’ offer letter, “good reason” means: (i) a material diminution of responsibilities, position and/or title; (ii) a relocation of his principal business location to an area outside a 25 mile radius of its then previous location and which requires that Mr. Jones commute an additional distance of at least 20 miles more than he was required to commute immediately prior to the relocation; or (iii) a material reduction in base salary or bonus opportunities. Good reason is not deemed to exist unless Mr. Jones gives written notice of termination to Pall no later than sixty days after the time at which the event or condition purportedly giving rise to good reason first occurs or arises, thereafter Pall has thirty days from the date Mr. Jones gives notice to cure the event or condition. Mr. Jones’ right to resign from employment for good reason will be waived if he fails to resign within sixty days following the last day of Pall’s cure period.

For purposes of Mr. Jones’ offer letter, “cause” has the meaning set forth in the Pall 2012 Stock Compensation Plan, under which cause means: (i) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes Pall or any of its affiliated companies public disgrace or disrepute, or materially and adversely affects Pall’s or its affiliated companies’ operations or financial performance or its or their relationship with customers; (ii) gross negligence or willful misconduct with respect to Pall or any of its affiliated companies, including, without limitation fraud, embezzlement, theft or dishonesty in the course of employment; (iii) alcohol abuse or use of controlled drugs other than in accordance with a physician’s prescription; (iv) refusal to perform any lawful, material obligation or fulfill any duty (other than any duty or obligation of the type described in clause (vi) below) to Pall or any of its affiliated companies (other than due to a disability), which refusal, if curable, is not cured within 15 days after delivery of written notice thereof; (v) material breach of any agreement with or duty owed to Pall or any of its affiliated companies, which breach, if curable, is not cured within 15 days after the delivery of written notice thereof; or (vi) breach of any obligation or duty to Pall or any of its affiliated companies relating to confidentiality, non-competition, non-solicitation, proprietary rights or other policies and procedures of Pall or any of its affiliated companies. Following a change in control, however, “cause” is limited to the matters set forth in clauses (i) and (ii) above.

Mr. Yves Baratelli

Mr. Baratelli’s employment agreement provides that if his employment is terminated without “cause”, or if he resigns for “good reason”, he will receive two times the sum of his base salary and 70% of his target bonus percentage (without taking into account adjustment for personal performance) multiplied by base salary, payable in equal installments, in accordance with Pall’s payroll practice, over a period of 24 months following termination. Mr. Baratelli would also be entitled to reimbursement of COBRA premiums for 18 months. Under the terms of the Supplementary Pension Plan, Mr. Baratelli will fully vest in his Supplementary Pension Plan benefit upon termination following a change in control as long as he is a member of Pall’s Executive Management Team at any time during the thirty day period immediately preceding a change in control. Mr. Baratelli’s entitlements upon termination of employment are not otherwise affected by the occurrence of a change in control.

Mr. Baratelli’s employment agreement defines “good reason” as: (i) a material diminution in base salary; (ii) a material diminution in authority, duties, or responsibilities; (iii) a material diminution in the authority, duties or responsibilities of the person to whom Mr. Baratelli reports, or Mr. Baratelli being required to report to a different person whose authority, duties, or responsibilities are materially diminished as compared with the authority, duties, or responsibilities of the person to whom he reported immediately prior to such change; (iv) a material diminution in the budget over which Mr. Baratelli retains authority; (v) a material change in the geographic location at which he must perform services; or (vi) any other action or inaction that constitutes a material breach by Mr. Baratelli’s employment agreement. Mr. Baratelli must provide notice to Pall of the existence of the condition constituting good reason no more than ninety days after the initial existence of the condition, and Pall then has thirty days to remedy the condition. If Pall does not remedy the condition during the cure period, Mr. Baratelli’s employment will terminate on the thirty-first day following the initial notice.

Mr. Baratelli’s employment agreement defines “cause” as: (i) failure or refusal to substantially perform his material duties or other material violation of his employment agreement; (ii) failure in a material manner to comply with the written rules and policies of Pall that has caused or would reasonably be expected to result in material injury to Pall; (iii) willful and serious misconduct in connection with Mr. Baratelli’s employment that has caused or would reasonably be expected to result in material injury to Pall; (iv) dishonesty or fraudulent conduct in regards to Pall; or (v) conviction of, or plea of nolo contendere to, a crime that constitutes a felony. Pall may terminate Mr. Baratelli’s employment for cause with immediate effect except that prior to termination for any of the reasons in (i) or (ii) above Mr. Baratelli shall have thirty days after notice from Pall to remedy such matter if it is reasonably capable of being remedied.

Ms. Ruby Chandy

Ms. Chandy’s offer letter provides that if, within 12 months following the merger, her employment is terminated without “cause” or she resigns for “good reason”, she will become entitled to payment of two times the sum of her base salary and target bonus amount. Ms. Chandy’s benefit is payable in equal installments, in accordance with Pall’s payroll practice, over a period of 24 months following termination. The definitions of “cause” and “good reason” in Ms. Chandy’s offer letter are substantially identical to those in Mr. Jones’ offer letter.

Mr. Wolfgang Platz

Mr. Platz has an employment agreement based upon his employment in Germany and current assignment to Switzerland. With respect to Mr. Platz’s employment agreement, Pall or Mr. Platz may terminate the contract upon seven months’ notice to the other party, consistent with the terms of employment for senior executives in Europe where Mr. Platz currently resides. In addition to salary continuation during the notice period, Mr. Platz would be entitled to certain statutory benefits determined under German law, including severance and payment in respect of an agreement not to compete with Pall. These statutory benefits would be based upon Mr. Platz’s average compensation, including base salary, bonus and car allowance, and would take account his period of service with the company and, in the case of the payment in respect of an agreement not to compete, the duration of the covenant. The notice provisions of Mr. Platz’s employment agreement and his other entitlements upon a qualifying termination are not affected by a change in control.

Other Executive Officers

The severance arrangements applicable to Ms. Roya Behnia, Mr. Kenneth V. Camarco, Mr. H. Alex Kim, Ms. Julie R. Taylor, Mr. Naresh Narasimhan and Ms. Angelina Rouse in connection with a change in control, including the definitions of “cause” and “good reason”, are substantially identical to the provisions in Mr. Jones’ offer letter, except Ms. Rouse’s severance entitlement is based on 3 rather than 2 times her salary and target bonus and Ms. Rouse is eligible for a supplemental severance payment of $150,000 in the event of a qualifying termination of employment in connection with or following the closing of the merger and Mr. Camarco is entitled to reimbursement of COBRA premiums for six months. Mr. Narasimhan is entitled to six months’ notice of termination for a termination of employment occurring during 2015; the required notice period decreases to three months in subsequent years.

Following termination of employment, executive officers are generally subject for at least one year to Pall’s customary covenants relating to non-competition, non-solicitation, non-disparagement and confidentiality.

Quantification of Potential Payments to Named Executive Officers in Connection with the Merger

As required by Item 402(t) of Regulation S-K, the table below sets forth the estimated payments that each of Pall’s named executive officers could receive that is based on or otherwise related to the merger. These amounts have been calculated assuming the merger was consummated on June 22, 2015 and, where applicable, assuming each named executive officer experiences a qualifying termination of employment as of the merger closing date. To the extent applicable, calculations of cash severance are based on the named executive officer’s current base salary and the named executive officer’s target annual bonus for fiscal year 2015. See the section entitled “—Interests of Pall’s Directors and Executive Officers in the Merger” beginning on Page 49 of this proxy statement for further information about the compensation disclosed in the table below. The amounts set forth in the table below are the subject of a non-binding, advisory vote of Pall shareholders, as described in the section entitled “Proposal 2: Advisory Vote on Merger-Related Compensation Arrangements” beginning on Page 91 of this proxy statement.

Pall’s named executive officers for purposes of this disclosure are (i) Mr. Kingsley, Chairman and Chief Executive Officer; (ii) Mr. Jones, Interim Chief Financial Officer; (iii) Mr. Baratelli, President—Pall Life Sciences; (iv) Ms. Chandy, President—Pall Industrial; and (v) Mr. Platz, President—Pall Europe. Although Mr. Akhil Johri, Pall’s former chief financial officer, was a named executive officer for purposes of Pall’s most recent annual proxy statement, Mr. Johri ceased his employment with Pall effective December 19, 2014 and has no interest in the merger (except insofar as he may be a holder of shares of Pall common stock) or any rights to compensation that are based on or otherwise related to the merger, and is therefore not included in the disclosure that follows.

The amounts in the table below do not include amounts that were vested as of June 22, 2015, or amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of executive officers and that are available generally to all of the salaried employees of Pall. In addition, the amounts indicated below are estimates of amounts that would be payable to the named executive officers and the estimates are based on multiple assumptions that may not prove correct, including assumptions described in this proxy statement. Accordingly, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

Golden Parachute Compensation

Name	Cash (1)	Equity(Single Trigger) (2)	Equity (Double Trigger) (3)	Pension / NQDC (4)	Perquisites / Benefits (5)		Tax Reimbursements (6)	Other (7)	Total (8)
Lawrence D. Kingsley	$6,750,000	$52,080,619	$14,216,441	$539,527		$26,851	$	$520,833	$74,134,271
R. Brent Jones	$1,530,000	$2,779,569	$1,993,215	$211,429	$		$	$131,250	$6,645,463
Yves Baratelli	$1,841,376	$4,646,321	$2,219,562	$607,461		$29,443	$	$154,775	$9,498,938
Ruby Chandy	$1,794,775	$4,643,564	$1,944,708	$318,049	$		$	$153,964	$8,855,060
Wolfgang Platz	$1,463,966	$2,738,823	$1,409,918	$—		$—	$	$484,280	$6,096,987

(1)	Cash. Represents the value of the cash severance payments payable under the applicable named executive officer’s offer letter or employment agreement, as described above in the section entitled “—Executive Officer Severance” beginning on Page 53 of this proxy statement. The severance amounts in this column are all “double trigger” in nature, which means that payment of these amounts is conditioned upon a qualifying termination of employment following the merger, except that the severance benefits for Mr. Baratelli and Mr. Platz would be paid upon a qualifying termination of employment, whether or not in connection with a change in control. The amount shown for Mr. Platz includes both salary continuation during a seven month notice period and statutory severance under German law. For all named executive officers except Mr. Baratelli and Mr. Platz, a qualifying termination must occur within 12 months of the merger in order for the executive to become entitled to the amount reflected in the table. Amounts for Mr. Platz were converted from euros to dollars at an exchange rate of €1 = $1.08858.
(2)	Equity – Single Trigger. Represents the aggregate payments to be made in respect of unvested options, unvested awards under the Pall Management Stock Purchase Plan, performance stock units valued assuming target performance and any time-based restricted stock units that will become vested solely as a result of the merger. Treatment of all such awards in the merger is described in greater detail above in the section entitled “—Treatment of Outstanding Equity Awards” beginning on Page 49 of this proxy statement and as quantified for each named executive officer in the summary table set forth in that section. The per share consideration for options is equal to the number of shares of Pall common stock subject to the option multiplied by $127.20, less the applicable exercise price of the option. The per share consideration for all other awards is equal to the number of shares of Pall common stock subject to the award multiplied by $127.20. Amounts included in this column are all “single trigger” in nature, which means that payment is conditioned solely upon consummation of the merger. Amounts in this column do not reflect any additional restricted stock units that could be credited to employee accounts after June 22, 2015, the number of which, if any, would depend on the effective time of the merger.
(3)	Equity – Double Trigger. Represents the aggregate value of unvested restricted stock units that will be assumed by Danaher in the merger and that will retain their pre-merger terms and conditions relating to vesting. Although such restricted stock units will not vest as a result of the merger, they would vest if the named executive officer experienced a qualifying termination within 24 months following the merger. Amounts in this column accordingly are “double trigger” in nature.

(4)	Pension/Non-Qualified Deferred Compensation. Mr. Kingsley’s offer letter provides that upon a qualifying termination of employment he will become fully vested in a specified annual supplementary pension benefit payable in the form of a single life annuity at age 60, with the amount of the benefit dependent on the date of his qualifying termination; see the discussion above under “—Executive Officer Severance” beginning at Page 53 of this proxy statement. The amount shown for Mr. Kingsley assumes a termination of employment as of June 30, 2015, and represents the aggregate amount that would be paid between the assumed termination date and a hypothetical qualifying termination, unrelated to the merger, on Mr. Kingsley’s 55th birthday. For Mr. Jones and Ms. Chandy, the amount shown represent the full value of their respective account balances under the Executive Defined Contribution Retirement Plan as of May 27, 2015 plus a 10% estimated employer contribution based on annualized base salary and target bonus; for both executives, the unvested account balance would vest in full if the plan were terminated in connection with the merger. Under the terms of the Supplementary Pension Plan, Mr. Baratelli will fully vest in his Supplementary Pension Plan benefit upon termination following a change in control as long as he is a member of Pall’s Executive Management Team at any time during the thirty day period immediately preceding a change in control; the amount shown for Mr. Baratelli includes the increase in percent value of his benefit attributable to an additional two years of credited age and service as provided under his employment agreement. Mr. Platz’s pension entitlements would not be affected by a termination of employment related to the merger.
(5)	Perquisites/Benefits. Represents, for Mr. Kingsley and Mr. Baratelli, the estimated value of the reimbursement of COBRA premiums for 18 months following a termination of employment pursuant to the terms of their respective offer letters. These benefits are double trigger, but would be paid upon qualifying termination of employment, whether or not in connection with a change in control.
(6)	Tax Reimbursement. Pall does not provide tax reimbursement benefits to any of its named executive officers.
(7)	Other. Represents the estimated pro-rata bonus amounts for fiscal year 2015 that will be paid after December 31, 2015 as described in “—Annual Short-Term Incentive Awards” beginning on Page 53 of this proxy statement, assuming that the performance-based conditions with respect to the fiscal year 2015 bonuses will be achieved at target. These amounts are single trigger, although the corresponding bonuses for the full year (not pro-rated) would also have been paid following the end of Pall’s 2015 fiscal year in the absence of the merger, assuming performance at target levels. For Mr. Platz, also includes payment in respect of a covenant not to compete assumed to apply for 12 months following termination of employment. Amounts for Mr. Platz were converted from euros to dollars at an exchange rate of €1 = $1.08858.
(8)	The total amounts do not reflect any reductions to “parachute payments” as defined by Internal Revenue Code Section 280G that may be economically beneficial to executives and Pall in order to avoid the excise tax imposed on individuals receiving excess parachute payments under Sections 280G and 4999 of the Internal Revenue Code. A definitive analysis will depend on the effective time of the merger, the date of termination (if any) of the named executive officer and certain other assumptions used in the calculation.

Insurance and Indemnification of Directors and Executive Officers

The terms of the merger agreement provide for certain post-closing covenants related to insurance and indemnification of directors and executive officers. For a description of such covenants please see the section entitled “Terms of the Merger Agreement—Directors’ and Officers’ Indemnification and Insurance” beginning on Page 82 of this proxy statement.

Benefit Arrangements with the Surviving Corporation

The term of the merger agreement provide for certain post-closing covenants related to employee benefit arrangements. For a description of such covenants please see the section entitled “Terms of the Merger Agreement—Employee Benefits Matters” beginning on Page 81 of this proxy statement.

Certain Financial Forecasts

Pall does not, as a matter of general practice, publicly disclose its anticipated financial position or results of operations other than for providing, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year in its regular earnings press releases and other investor materials due to the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections. In evaluating a possible transaction with Danaher, management of Pall provided forecasts of Pall’s results of operations to Danaher and to the Pall board of directors and Goldman Sachs prior to the execution of the merger agreement. A summary of the financial forecasts is included in this proxy statement. You should note that the financial forecasts constitute forward-looking statements. See “Cautionary Statement Concerning Forward-Looking Information” on Page 21 of this proxy statement. These financial forecasts were not prepared for public disclosure. Nonetheless, a summary of the financial forecasts is provided in this proxy statement only because the financial forecasts were made available to Danaher and to the Pall board of directors and Goldman Sachs in evaluating a potential transaction with Danaher. The financial forecasts are subjective in many respects. There can be no assurance that the financial forecasts will be realized or that actual results will not be significantly higher or lower than projected. The financial forecasts also cover multiple years, and such information by its nature becomes subject to greater uncertainty with each successive year. Economic and business environments, as well as foreign exchange rates, can and do change quickly, which adds an additional significant level of uncertainty as to whether the results portrayed in the financial forecasts will be achieved. The inclusion of the financial forecasts in this proxy statement does not constitute an admission or representation by Pall that the information is material. In addition, the financial forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles in the United States, which we refer to as “GAAP” in this proxy statement, the published guidelines of the SEC regarding projections and the use of non-GAAP financial measures, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Members of Pall senior management use certain non-GAAP measurements to assess Pall’s current and future financial performance. The non-GAAP measurements do not replace Pall’s GAAP financial results. These non-GAAP measurements provide supplemental information to assist members of Pall senior management in analyzing Pall’s financial position and results of operations. Neither Pall’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the financial forecasts, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

The financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Pall. Pall believes the assumptions that its management used as a basis for the financial forecasts were reasonable at the time Pall senior management prepared the financial forecasts and reflected the best available estimates and judgments at the time, taking into account the relevant information available to Pall senior management at the time and presented at the time, to the best of Pall’s knowledge and belief, a reasonable projection of future financial performance of Pall. Important factors that may affect actual results and cause the financial forecasts not to be achieved include: potential future acquisitions; legislative, regulatory, and competitive developments; interest rates; foreign exchange rates; access to capital, market risks; changes in supply costs, customer demand, the outcome of pending litigation and certain environmental matters, including remediation requirements, and other factors described or referenced under “Cautionary Statement Concerning Forward-Looking Information” beginning on Page 21 of this proxy statement. Accordingly, there can be no assurance that the financial forecasts will be realized or that future financial results will not materially vary from the financial forecasts, and the financial forecasts should not be relied upon as being indicative of future results. You are cautioned not to rely on this forward-looking information.

In addition, the financial forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for Pall’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur after the date the financial forecasts were prepared and that was not anticipated at the time the financial forecasts were prepared. Some or all of the assumptions that have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date the financial forecasts were prepared. Except as may be required by law, Pall disclaims any obligation to update or otherwise revise the financial forecasts to reflect circumstances, economic conditions or other developments existing or occurring after the date the financial forecasts were prepared or to reflect the occurrence of future events, even if any or all of the assumptions on which the financial forecasts were based are no longer appropriate. These considerations should be taken into account in reviewing the financial forecasts, which were prepared as of an earlier date. See “Where Shareholders Can Find More Information” beginning on Page 98 of this proxy statement.

The following is a summary of the financial forecasts prepared by senior management of Pall and given to Danaher, the Pall board of directors and Goldman Sachs, in each case, prior to the execution of the merger agreement:

	Fiscal Year Ended July 31,
	($ in millions)
	2015E	2016E	2017E	2018E	2019E	2020E	CAGR
Net Sales	$2,789	$2,946	$3,122	$3,315	$3,504	$3,704	5.8%
% Growth	0.0%	5.6%	6.0%	6.2%	5.7%	5.7%
Gross Profit	$1,438	$1,534	$1,634	$1,746	$1,848	$1,959
% Margin	51.6%	52.1%	52.4%	52.7%	52.7%	52.9%
Operating Income (EBIT)	$547	$617	$686	$765	$835	$903	10.5%
% Margin	19.6%	20.9%	22.0%	23.1%	23.8%	24.4%
Incremental Margin %		44%	40%	41%	37%	34%
EBITDA	$663	$732	$800	$879	$947	$1,010	8.8%
% Margin	23.8%	24.8%	25.6%	26.5%	27.0%	27.3%

Following providing the foregoing financial forecasts but prior to the execution of the merger agreement, senior management of Pall delivered to Danaher, the Pall board of directors and Goldman Sachs, in each case, updated estimates for fiscal year 2015 in respect of Net Sales ($2,781 million), Gross Profit ($1,436 million) and EBIT ($544 million).

For purposes of the financial forecasts presented herein, (1) CAGR means compound annual growth rate; (2) EBIT is calculated as earnings before interest and taxes; and (3) EBITDA is calculated as earnings before interest, taxes, depreciation and amortization. EBDITA is calculated on a pro forma basis, which excludes restructuring and certain other charges that members of Pall senior management believe are not representative of the fundamental operating performance of the business.

Regulatory Approvals

Antitrust Filings

The HSR Act and the rules and regulations promulgated thereunder require that we and Danaher file notification and report forms with respect to the merger with the Antitrust Division and the FTC and observe a waiting period before consummating the merger. The required notification and report forms under the HSR Act were filed with the Antitrust Division and the FTC by Pall and Danaher on May 27, 2015, and on June 23, 2015 Pall received notice from the FTC that early termination of the applicable waiting period had been granted; as such, the condition to the closing of the merger related to the HSR Act has been satisfied. Additionally, the parties have agreed to make, or cause to be made, antitrust filings in the European Union, the People’s Republic of China and certain other foreign jurisdictions.

At any time before or after the consummation of the merger, the Antitrust Division, the FTC, a U.S. state or a foreign governmental authority with jurisdiction over the parties could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger, to rescind the merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. Although there is no assurance that they will not do so, we do not expect any regulatory authority, state or private party to take legal action under the antitrust laws.

Other Matters with Respect to Regulatory Approvals

Danaher has the principal responsibility, subject to consultation with and participation from Pall, for devising and implementing the strategy for obtaining any of the required antitrust approvals as promptly as practicable and shall take the lead in all meetings and communications with, or proceedings involving, any governmental authority in connection with obtaining the required antitrust approvals. However, Danaher may not enter into any agreement, transaction or any agreement to effect any transaction that would reasonably be expected to materially delay or materially or adversely affect the parties’ ability to receive timely expiration or termination of the waiting period under the HSR Act, or to obtain the authorizations, consents, orders and approvals from governmental authorities required for the consummation of the merger. Although we do not expect the relevant regulatory authorities to raise any significant concerns in connection with their review of the merger, there is no assurance that all applicable waiting periods will expire, that Danaher will obtain all required regulatory approvals, that Pall and Danaher will be able to satisfy or comply with any conditions imposed, that compliance or non-compliance will not have adverse consequences on Pall and Danaher after the consummation of the merger; or that related litigation, if any, will be resolved favorably to Pall and Danaher.

Other than the filings described above, we are not aware of any mandatory regulatory filings to be made, approvals to be obtained or waiting periods to expire, in order to consummate the merger. If any approval or action is needed, however, we may not be able to obtain it or any of the other necessary approvals. Even if we could obtain all necessary approvals, and the merger agreement is adopted by our shareholders, conditions may be placed on the merger, our business or that of Danaher that could cause the parties to fail to consummate the merger.

Litigation Relating to the Merger

Four putative class actions have been filed by plaintiffs, on behalf of themselves and on behalf of an alleged class of Pall’s shareholders, in New York state court (Nassau County) in connection with Danaher’s proposed acquisition of Pall. See Bernstein v. Pall Corp., et al., No. 603314/2015 (filed May 22, 2015); Scheiner, et al. v. Pall Corp., et al., No. 603517/2015 (filed June 2, 2015); Shekhar v. Pall Corp., et al., No. 603554/2015 (filed June 3, 2015); Markovic v. Pall Corp., et al., No. 603632/2015 (filed June 5, 2015).

On June 19, 2015, the parties stipulated to consolidation of the above actions under the caption: In re Pall Corp. Stockholder Litig., Index No. 603314/2015 (Sup. Ct., Nassau Cnty.). The consolidated amended complaint, filed June 23, 2015, names as defendants Pall, members of the Pall board of directors, Danaher, and Merger Sub. The complaint generally alleges that members of the Pall board of directors breached their fiduciary duties to shareholders of Pall by agreeing to the proposed transaction. Specifically, the amended complaint alleges the Pall board of directors engaged in a flawed sales process, agreed to an unfair price and to unreasonable deal protection devices, and failed to disclose material information. The amended complaint also alleges that Danaher and Merger Sub aided and abetted the alleged breaches by the members of the Pall board of directors of their fiduciary duties. The plaintiffs seek injunctive relief, including enjoining the consummation of the merger, compensatory damages, and an award of unspecified attorneys’ and other fees and costs, in addition to other relief. The defendants believe that the claims are without merit.

The outcome of the case is uncertain. If the case is not resolved, the lawsuit could prevent or delay consummation of the merger and result in substantial costs to Pall, including any costs associated with the indemnification of directors. Additional plaintiffs may file additional lawsuits against Pall and/or the directors and officers of Pall in connection with the merger.

U.S. Federal Income Tax Consequences of the Merger

The following summary is a general discussion of the principal U.S. federal income tax consequences of the merger to “U.S. holders” and “non-U.S. holders” (in each case, as defined below) of Pall common stock whose shares of Pall common stock are converted into the right to receive the merger consideration in the merger. This summary is based on the current provisions of the Internal Revenue Code, which we refer to as the “Code” in this proxy statement, applicable Treasury Regulations, judicial authority and administrative rulings, all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change could alter the tax consequences to the holders as described herein. No ruling from the Internal Revenue Service, which we refer to as the “IRS” in this proxy statement, has been or will be sought with respect to any aspect of the merger. This summary is for the general information of the holders only and does not purport to be a complete analysis of all potential tax effects of the merger. For example, this summary does not address the effect of any applicable state, local or foreign income tax laws, any non-income tax laws or the Medicare contribution tax. In addition, this discussion does not address the tax consequences of transactions effectuated in connection with the consummation of the merger, including, without limitation, the tax consequences to holders of stock options issued by us or other compensation arrangements which are cancelled or converted, as the case may be, in connection with the merger. Furthermore, this summary applies only to holders that hold Pall common stock as “capital assets” (generally, property held for investment). In addition, this discussion does not address all aspects of U.S. federal income tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	broker-dealers;

•	taxpayers that have elected the mark-to-market method of tax accounting with respect to their Pall common stock;

•	persons holding Pall common stock as part of a straddle, hedging transaction, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	persons who acquired Pall common stock through the exercise of employee stock options or otherwise as compensation;

•	certain financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	certain former citizens or residents of the U.S.;

•	tax-exempt entities; or

•	persons liable for the U.S. alternative minimum tax.

If a partnership, or other entity that is classified as a partnership for U.S. federal income tax purposes, holds Pall common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Pall common stock and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the merger to them.

U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Pall common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the U.S.;

•	a corporation, or other entity taxable as a corporation for such purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) if the administration is subject to the primary supervision of a court within the United States, and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The receipt of cash for shares of Pall common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder whose shares of Pall common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares of Pall common stock and the U.S. holder’s adjusted tax basis in such shares of Pall common stock. A U.S. holder’s adjusted tax basis in its Pall common stock generally will equal the price the U.S. holder paid for such shares of Pall common stock. Gain or loss will be determined separately for each block of shares of Pall common stock (i.e., shares of Pall common stock acquired at the same cost in a single transaction). Such gain or loss generally will be treated as long-term capital gain or loss if the U.S. holder’s holding period in the shares of Pall common stock exceeds one year at the time of the consummation of the merger. Long-term capital gains of non-corporate U.S. holders generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

A “non-U.S. holder” is a beneficial owner of Pall common stock for U.S. federal income tax purposes that is not a U.S. holder or a partnership (or other entity classified as a partnership for such purposes). Payments made to a non-U.S. holder in exchange for shares of Pall common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•	the gain, if any, on such shares of Pall common stock is effectively connected with a trade or business of the non-U.S. holder in the U.S. (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States);

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the exchange of shares of Pall common stock for cash pursuant to the merger and certain other conditions are met; or

•	the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of Pall common stock at any time during the five-year period preceding the merger, and we are or have been a “U.S. real property holding corporation” within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the merger or the period that the non-U.S. holder held Pall common stock.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates. Any gain described in the first bullet point above of a non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). A non-U.S. holder described in the second bullet point immediately above will be subject to tax at a rate of 30% (or a lower applicable treaty rate) on any gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year. If the third bullet point above applies to a non-U.S. holder, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. In addition, payments made to a non-U.S. holder in exchange for shares of Pall common stock pursuant to the merger will be subject to U.S. withholding at a rate of 10% of the amount realized in the disposition. We believe that we have not been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the merger.

Information Reporting and Backup Withholding

Payments made in exchange for shares of Pall common stock generally will be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding at a rate of 28%. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return IRS Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. A non-U.S. holder that provides the applicable withholding agent with an IRS Form W-8BEN, W-8BEN-E or W-8ECI, as appropriate, will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

This discussion of U.S. federal income tax consequences of the merger is for general information only and is not tax advice. We urge you to consult your tax advisors with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the merger arising under the federal estate or gift tax rules or under any state, local or foreign tax laws or under any applicable tax treaty.

No Appraisal Rights

Pursuant to Section 910 of the NYBCL, Pall’s shareholders will not be entitled to appraisal rights if the merger agreement is adopted and the merger is consummated because Pall common stock was listed on the NYSE on the record date. Section 910 of the NYBCL provides that a dissenting shareholder’s right to receive payment of the fair value of his, her or its shares under Section 623 of the NYBCL is not available to a holder of shares of any class or series of stock, which shares or depository receipts in respect thereof, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the merger agreement.

TERMS OF THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement and is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that may be important to you. We encourage you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger. In this section of the proxy statement entitled “Terms of the Merger Agreement”, from time to time, we may refer to Pall, Danaher and Merger Sub collectively as the “parties” or individually as a “party”.

Explanatory Note Regarding the Merger Agreement

The merger agreement has been included as Annex A for your convenience to provide you with information regarding its terms, and we recommend that you read it in carefully and its entirety. The merger agreement is a contractual document that is intended to govern the contractual rights and relationships, and to allocate risks, among Pall, Danaher and Merger Sub.

Following the consummation of the merger, each Pall shareholder is entitled to enforce the applicable provisions of the merger agreement to the extent necessary to receive the merger consideration to which such Pall shareholder is entitled in accordance with the terms and conditions of the applicable provisions of the merger agreement. In the event of termination of the merger agreement, a party to the merger may seek damages (including the loss of benefit of the merger agreement and any lost shareholder premium) in the case of a willful and material breach of the merger agreement by the other party or parties.

The merger agreement contains representations and warranties made by Danaher and Merger Sub, on the one hand, and Pall, on the other hand, that are qualified in several important respects, which you should consider as you read them in the merger agreement. The representations and warranties are qualified in their entirety by certain information of Pall filed with the SEC by Pall before the date of the merger agreement. In addition, the representations, warranties and covenants of the parties are qualified by confidential disclosure letters that Pall prepared and delivered to Danaher immediately before signing the merger agreement.

In addition, certain of the representations and warranties made by Danaher and Merger Sub, on the one hand, and Pall, on the other hand, were made as of a specified date, and may have been used for the purpose of allocating risk between the parties to the merger agreement rather than as establishing matters as facts. Moreover, certain of the representations, warranties and covenants of the parties may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders.

None of the representations or warranties will survive the closing of the merger and they will therefore have no legal effect under the merger agreement after the closing of the merger. The parties will not be able to assert the inaccuracy of the representations and warranties as a basis for refusing to close unless all such inaccuracies as a whole would reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect (as defined below in this section) on Pall, in the case of the representations and warranties made by Pall, or a material adverse effect on the ability of Danaher and Merger Sub to consummate the merger, in the case of the representations and warranties made by Danaher and Merger Sub, except for certain limited representations and warranties that must be true and correct in all respects, excluding any de minimis inaccuracies. Except as described below in the section entitled “—Third-Party Beneficiaries” beginning on Page 89 of this proxy statement, shareholders are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Pall, Danaher or Merger Sub, or any of their respective subsidiaries or affiliates.

Information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement. Pall will provide additional disclosure, if any, in its public reports of any material information necessary to provide Pall’s shareholders with a materially complete understanding of the disclosures relating to the merger agreement. Other than as disclosed in this proxy statement and the documents incorporated in this proxy statement by reference, as of the date of this proxy statement, Pall is not aware of any material facts that are required to be disclosed under the federal securities laws that would contradict the representations, warranties or covenants in the merger agreement. The representations, warranties and covenants in the merger agreement and the description of them in this proxy statement should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings Pall publicly files with the SEC. Such information can be found elsewhere in this proxy statement and in the public filings Pall makes with the SEC, as described in the section entitled “Where Shareholders Can Find More Information” beginning on Page 98 of this proxy statement.

Terms of the Merger; Merger Consideration

The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement, and in accordance with the NYBCL, at the effective time of the merger, Merger Sub will be merged with and into Pall. As a result of the merger, the separate corporate existence of Merger Sub will cease, and Pall will continue as the surviving corporation of the merger and an indirect wholly owned subsidiary of Danaher. As a result of the merger, Pall, as the surviving corporation, will succeed to and assume all of the rights and obligations of Merger Sub and Pall.

At the effective time of the merger, upon the terms and subject to the conditions set forth in the merger agreement:

•	each share of Pall common stock issued and outstanding immediately prior to the effective time of the merger, other than excluded shares, will be canceled and converted automatically into the right to receive the merger consideration;

•	each excluded share, immediately prior to the effective time of the merger, will be automatically cancelled without any conversion, and no payment or distribution will be made with respect to such shares; and

•	each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the effective time of the merger, will be converted into one fully paid and non-assessable share of common stock, par value $0.01 per share, of the surviving corporation.

If between the date of the merger agreement and the effective time of the merger the outstanding shares of Pall common stock are changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event, then the merger consideration will be appropriately adjusted to provide the holders of Pall common stock the same economic effect as contemplated by the merger agreement prior to any such event.

Closing of the Merger

The closing of the merger will take place at 10:00 a.m., New York time, on the second business day after the later to be satisfied of the condition relating to the receipt of the requisite approval from Pall’s shareholders to adopt the merger agreement and the condition relating to the receipt of applicable antitrust approvals (subject to the satisfaction or waiver (where permissible) of the other conditions to the consummation of the merger (other than those conditions that by their terms are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver (where permissible) of such other conditions) unless another time or date is agreed to in writing by Pall and Danaher. For a description of the conditions to closing under the merger agreement, see below under the section entitled “—Conditions to Consummation of the Merger” beginning on Page 84 of this proxy statement.

Effective Time of the Merger

The effective time of the merger will be at the time the certificate of merger is duly filed with the Secretary of State of the State of New York or other such date and time as is agreed upon by the parties to the merger agreement and specified in the certificate of merger.

Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation

At the effective time of the merger, the restated certificate of incorporation of Pall and the bylaws of Pall, in each case, as in effect as of the date of the merger agreement, will be amended in their entirety to conform to the certificate of incorporation and bylaws, respectively of Merger Sub as in effect immediately prior to the effective time of the merger (except that the name of the surviving corporation will be “Pall Corporation”), subject to Danaher’s and the surviving corporation’s obligations described in the section entitled “—Directors’ and Officers’ Indemnification and Insurance” beginning on Page 82 of this proxy statement. In addition, the directors of Merger Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation and the individuals specified by Danaher prior to the effective time of the merger will be the initial officers of the surviving corporation, in each case, until their respective successors are duly elected or appointed and qualified, as the case may be, or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.

Treatment of Equity-Based Awards

Cancellation and Cash-Out of Certain Equity-Based Awards

At the effective time of the merger:

•	each option to purchase Pall common stock that is outstanding and unexercised (whether or not vested or exercisable) as of immediately prior to the effective time of the merger will become fully vested and exercisable as of the effective time of the merger and will be cancelled and converted into the right to receive an amount in cash, without interest, from the surviving corporation equal to the excess, if any, of $127.20 over the applicable per-share exercise price of such option (less any applicable withholding or other taxes, or other amounts required to be withheld);

•	each award under the Pall Management Stock Purchase Plan (whether vested or unvested) that is outstanding as of immediately prior to the effective time of the merger will become fully vested as of the effective time of the merger and will be cancelled and converted into the right to receive an amount in cash, without interest, from the surviving corporation equal to $127.20 (less any applicable withholding or other taxes, or other amounts required to be withheld);

•	each Pall time-based restricted stock unit that is outstanding as of immediately prior to the effective time of the merger and that is vested in accordance with its terms as of immediately prior to the effective time of the merger or becomes vested in accordance with its terms solely as a result of the consummation of the transactions contemplated by the merger agreement will be cancelled and converted into the right to receive an amount in cash, without interest, from the surviving corporation equal to $127.20 (less any applicable withholding or other taxes, or other amounts required to be withheld); and

•	each Pall performance-based restricted stock unit that is outstanding as of immediately prior to the effective time of the merger (whether or not vested) will become fully vested and deemed earned as of the effective time of the merger and will be cancelled and converted into the right to receive an amount in cash, without interest, from the surviving corporation equal to $127.20 (less any applicable withholding or other taxes, or other amounts required to be withheld); provided that the number of Pall performance-based restricted stock units that will be deemed earned for this purpose will be equal to the greater of (A) the target number of performance-based restricted stock units as specified in the applicable award agreement or (B) the number of performance-based restricted stock units that would have been earned by applying the performance criteria specified in the applicable award agreement to Pall’s actual performance from the beginning of the performance period (as specified in the applicable award agreement) to the effective time of the merger.

Rollover of Certain Equity-Based Awards

Each rollover award will be automatically assumed by Danaher at the effective time of the merger and will continue to have, and be subject to, the same terms and conditions as were applicable to such rollover award immediately prior to the effective time of the merger, except that each rollover award will relate to that number of shares of Danaher common stock (rounded to the nearest whole share) equal to the product of (A) the number of shares of Pall common stock that were issuable upon the vesting of such rollover award immediately prior to the effective time of the merger and (B) the ratio calculated by dividing $127.20 by the average of the closing prices of Danaher common stock on the NYSE for the ten trading days immediately preceding the date on which the closing occurs.

Treatment of Stock Purchase Plans

Pall Employee Stock Purchase Plan

With respect to the Pall Employee Stock Purchase Plan and each award granted thereunder:

•	participation in the plan will be limited to those individuals who are participants in the plan as of May 12, 2015, and such participants may not increase their payroll deductions or purchase elections from those in effect on the date of the merger agreement;

•	no new offering period shall commence on or after May 12, 2015;

•	if the anticipated closing date is scheduled to occur prior to the end of the offering period in effect as of May 12, 2015, the offering period will terminate and each plan award will be automatically exercised no later than ten business days prior to the anticipated closing date of the merger (which we refer to as the “change in control exercise date” in this proxy statement); and

•	the plan will be terminated effective upon the earliest of (i) the change in control exercise date, (ii) the end of the offering period in effect as of May 12, 2015 and (iii) the closing of the merger.

Pall Management Stock Purchase Plan

The Pall Management Stock Purchase Plan will be terminated and of no further force or effect as of the closing date.

Payment of Merger Consideration; Exchange of Shares in the Merger

Prior to the effective time of the merger, Danaher will appoint a bank or trust company approved in advance by Pall (such approval not to be unreasonably withheld, conditioned or delayed) as a paying agent and enter into a paying agent agreement, in form and substance reasonably acceptable to Pall, with such paying agent for the payment of the merger consideration. At the closing of the merger, Danaher will deposit (or cause to be deposited), with the paying agent, for the benefit of the holders of shares of Pall common stock issued and outstanding immediately prior to the effective time of the merger (other than excluded shares), cash in an amount sufficient to pay the aggregate merger consideration payable to holders of such shares of Pall common stock. The payment fund will not be used for any other purpose but may be invested by the paying agent in certain investments, as directed by Danaher. Any net profit resulting from, or interest or income produced by, such investments will be payable to the surviving corporation.

Promptly after the effective time of the merger, Danaher will cause to be mailed to each record holder of shares of Pall common stock (other than holders of excluded shares) (i) a customary letter of transmittal specifying that delivery will be effected, and risk of loss and title to any certificates evidencing ownership of Pall common stock will pass, only upon delivery of such certificates to the paying agent, and (ii) instructions for effecting the surrender of Pall common stock certificates or non-certificated shares of Pall common stock represented by book-entry in exchange for the merger consideration.

Upon surrender of share certificates (or effective affidavits of loss in lieu of such certificates) and a completed and executed letter of transmittal to the paying agent for cancellation (along with such other documents as the paying agent may customarily require), the holder of such certificated share of Pall common stock will be entitled to receive the merger consideration in exchange for such certificates, and the surrendered certificates will be canceled.

Under the merger agreement, each of the paying agent, the surviving corporation and Danaher are entitled to deduct and withhold such amounts as are required to be deducted and withheld under all applicable federal, state or local tax laws from the merger consideration otherwise payable to any holder of Pall common stock or Pall stock options and to pay such amounts deducted or withheld to the appropriate governmental authority. To the extent such amounts are properly withheld by the paying agent, the surviving corporation or Danaher, as the case may be, such withheld amounts will be treated for all purposes of the merger agreement as having been paid to the holder of Pall common stock or Pall stock options in respect of which such deduction and withholding was made by the paying agent, the surviving corporation or Danaher, as the case may be.

Pall Shareholders Should Not Return Share Certificates with the Enclosed Proxy Card, and Pall Shareholders Should Not Forward Share Certificates to the Paying Agent without a Letter of Transmittal.

In the event of a transfer of ownership of shares of Pall common stock that is not registered in the transfer records of Pall, payment of the merger consideration may be made to a person other than the person in whose name the surrendered share certificate is registered if such certificate is presented to the paying agent, accompanied by all documents required to evidence and effect such transfer. The person requesting such payment must pay any applicable transfer or other taxes required or establish to the reasonable satisfaction of Danaher that such tax has been paid or is not applicable.

Until surrendered, each share certificate will be deemed at all times after the effective time of the merger as representing only the right to receive, upon surrender, the merger consideration to which the holder of such share certificate is entitled. No interest will be paid or accrue on any cash payable to holders of certificates.

Holders of non-certificated shares of Pall common stock represented by book-entry are not be required to deliver a share certificate or an executed letter of transmittal to the paying agent to receive the merger consideration. Rather, each registered holder of one or more shares of Pall common stock represented by book-entry is entitled to receive the merger consideration for each share held in book-entry at the effective time of the merger, which the surviving corporation will cause the paying agent to pay and deliver as soon as reasonably practicable after the effective time of the merger (but in no event more than three business days thereafter).

Pursuant to the merger agreement, following the date that is six months after the effective time of the merger, any portion of the funds held by the paying agent that remain unclaimed by former shareholders of Pall shall be delivered to the surviving corporation. Thereafter, former shareholders of Pall may look only to Danaher or the surviving corporation (subject to any applicable escheat or similar laws) for payment with respect to the merger consideration. Any portion of the payment fund remaining unclaimed by former shareholders of Pall as of a date which is immediately prior to such time as such amounts would otherwise escheat or become property of any governmental authority will, to the extent permitted by applicable law, become Danaher’s property free and clear of any claims of interest of any person previously entitled thereto.

Lost Certificates

If any Pall common stock certificate has been lost, stolen or destroyed, then upon (i) the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, and (ii) if required by the surviving corporation, an indemnity bond in form and substance and with surety reasonably satisfactory to the surviving corporation, the paying agent will pay the merger consideration to which the holder of such lost, stolen or destroyed certificate is entitled pursuant to the merger agreement.

Closing of the Share Transfer Books

At the effective time of the merger, the share transfer books of Pall will close and there will be no further registration of transfers of shares of Pall common stock thereafter on the records of Pall. From and after the effective time of the merger, the holders of shares of Pall common stock outstanding immediately prior to the effective time of the merger will cease to have any rights with respect to such shares of Pall common stock, except as otherwise provided in the merger agreement or by law. On or after the effective time of the merger, any Pall common stock certificates or non-certificated shares of Pall common stock represented in book-entry that are presented to the paying agent or Danaher for any reason shall be canceled against delivery of the merger consideration to which the holders thereof are entitled pursuant to the merger agreement.

No Appraisal Rights

In accordance with Section 910 of the NYBCL, no appraisal rights are available to holders of shares of Pall common stock in connection with the merger.

Representations and Warranties

The merger agreement contains customary representations and warranties made by Pall to Danaher and customary representations and warranties made by Danaher to Pall. These representations and warranties are subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the merger agreement. In particular, certain of the representations and warranties that Pall made in the merger agreement are qualified by certain confidential disclosures that Pall delivered to Danaher concurrently with the execution of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to public disclosures to shareholders, may be subject in some cases to other exceptions and qualifications (including exceptions that do not result in, and would not reasonably be expected to have, a “material adverse effect” (as defined below in this section)), or may have been used for the purpose of allocating risk among the parties rather than establishing matters of fact. See also the definition of “material adverse effect” beginning on Page 72 of this proxy statement. Shareholders are not third-party beneficiaries under the merger agreement, and in reviewing the representations and warranties contained in the merger agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations and warranties or any description thereof were not intended by the parties to the merger agreement to be characterizations of the actual state of facts or condition of Pall, Danaher or Merger Sub, or any of their respective subsidiaries or affiliates. For the foregoing reasons, the representations and warranties given by the parties in the merger agreement or any description thereof should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Pall and Danaher publicly file with the SEC. None of the representations and warranties in the merger agreement survive the consummation of the merger.

Pall’s Representations and Warranties

Pall’s representations and warranties under the merger agreement relate to, among other things:

•	the valid existence, good standing and corporate (or other legal entity) power of Pall and each of its subsidiaries, and Pall’s ownership of its subsidiaries;

•	Pall’s certificate of incorporation and bylaws, as well as those (or their equivalents) of its subsidiaries;

•	the capitalization of Pall, including the number of shares of Pall common stock, options and other stock-based awards outstanding and the ownership of the capital stock of its subsidiaries;

•	the absence of restrictions or encumbrances with respect to the capital stock of Pall and its subsidiaries;

•	the authority of Pall to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement and the enforceability of the merger agreement against Pall;

•	the absence of (i) any conflict with or violation of the organizational documents of Pall or any of its subsidiaries, (ii) any conflict with or violation of applicable laws, or (iii) any breach or default under, or any right of termination, amendment, acceleration or cancellation of, any contract of Pall or its subsidiaries, in each case, as a result of the execution and delivery by Pall of the merger agreement, the performance of Pall’s obligations under the merger agreement and the consummation by Pall of the transactions contemplated by the merger agreement;

•	the consents and approvals required by, or filings or notices to be made with, governmental authorities in connection with the transactions contemplated by the merger agreement;

•	the possession of and compliance with required licenses, permits, approvals, certificates and other similar authorizations of any governmental authority necessary for the conduct of Pall’s and its subsidiaries’ business as conducted on May 12, 2015;

•	compliance with the applicable laws and governmental orders and contracts or permits to which Pall or its subsidiaries are a party or by which such entity or any property or asset of such entity is bound;

•	compliance with SEC filing requirements for Pall’s SEC filings since August 1, 2013, including the accuracy of information contained in such documents, compliance with GAAP and the rules and regulations of the SEC with respect to the consolidated financial statements contained therein;

•	adequacy of disclosure controls and procedures, and absence of deficiencies in internal controls over financial reporting;

•	the absence of certain undisclosed liabilities;

•	the conduct of the business of Pall and its subsidiaries in the ordinary course of business consistent with past practice between February 1, 2015 and May 12, 2015;

•	the absence of a “material adverse effect” (as defined below in this section) since February 1, 2015;

•	the absence of certain legal proceedings, investigations and governmental orders or settlement agreements;

•	employee benefit plans;

•	labor and employment matters;

•	title to or valid leasehold interests in real property;

•	tax matters;

•	material contracts, the performance of obligations and the absence of breach or default thereunder and the absence of any suspension or debarment from doing business by any governmental authority;

•	insurance policies;

•	environmental matters;

•	intellectual property matters;

•	the approval and recommendation by the Pall board of directors of the merger agreement and the transactions contemplated by the merger agreement;

•	the required vote of the Pall shareholders to adopt the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement;

•	the absence of a rights agreement and the inapplicability of any anti-takeover laws or similar anti-takeover provisions of the Pall certificate of incorporation or the Pall bylaws to the merger;

•	receipt by the Pall board of directors of an opinion of Pall’s financial advisor as to the fairness, from a financial point of view, of the consideration to be received by holders of shares of Pall common stock upon the consummation of the merger; and

•	brokers’ and financial advisors’ fees related to the merger.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless a materiality threshold is satisfied or their failure to be true or correct would, or would reasonably be expected to, result in a material adverse effect).

Material Adverse Effect Definition

For purposes of the merger agreement, a “material adverse effect” means, with respect to Pall, any event, circumstance, change or effect that, individually or in the aggregate with any other event, circumstance, change or effect, (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of Pall and its subsidiaries, taken as a whole, or (ii) that prevents or materially delays to a date following the outside date (as defined in the section entitled “—Termination; Effect of Termination” beginning on Page 86 of this proxy statement) the ability of Pall to consummate the merger (provided that clause (ii) of this definition shall be disregarded for purposes of determining whether the conditions to closing have been satisfied under the merger agreement and for the purposes of termination provisions set forth in the merger agreement, as provided by the merger agreement) except that in the case of clause (i), events, circumstances, changes or effects resulting from any of the following, alone or in combination, shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a material adverse effect:

•	a change in general economic, political, regulatory, business, economic, financial, credit or capital market conditions, or any changes therein, including interest or exchange rates (but only to the extent such change, effect, development or circumstance does not have a materially disproportionate impact on Pall and its subsidiaries, taken as a whole, relative to other companies that operate in the industries in which Pall and its subsidiaries operate);

•	a change in the industries, or in the business conditions in the geographic regions, in which Pall and its subsidiaries operate (but only to the extent such change, effect, development or circumstance does not have a materially disproportionate impact on Pall and its subsidiaries, taken as a whole, relative to other companies that operate in the industries in which Pall and its subsidiaries operate);

•	any change in accounting requirements or principles required by GAAP (or any interpretations thereof) or required by any change in applicable laws (or any interpretations thereof) after May 12, 2015 (but only to the extent such change, effect, development or circumstance does not have a materially disproportionate impact on Pall and its subsidiaries, taken as a whole, relative to other companies that operate in the industries in which Pall and its subsidiaries operate);

•	any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any law after May 12, 2015 (but only to the extent such change, effect, development or circumstance does not have a materially disproportionate impact on Pall and its subsidiaries, taken as a whole, relative to other companies that operate in the industries in which Pall and its subsidiaries operate);

•	any liability arising out of any of the litigation matters disclosed in Pall’s confidential schedule that Pall delivered to Danaher concurrently with the execution of the merger agreement to the extent such liability is reasonably foreseeable from such disclosure;

•	any outbreak, escalation or acts of terrorism, armed hostility or war or any weather related event, fire or natural disaster (but only to the extent such change, effect, development or circumstance does not have a materially disproportionate impact on Pall and its subsidiaries, taken as a whole, relative to other companies that operate in the industries in which Pall and its subsidiaries operate);

•	the announcement of the execution of the merger agreement or the pendency of the transactions contemplated by the merger agreement; provided that this exception shall not affect certain representations and warranties made by Pall with respect to non-contravention or governmental approvals; and

•	any action taken in compliance with the express terms of, or as expressly required by, the merger agreement (other than Pall’s obligations to conduct its business in the ordinary course consistent with its past practice during the pendency of the merger) or any action taken at the written direction of Danaher or to which Danaher provided prior written consent.

Additionally, each of the following are excluded from the determination of a material adverse effect with respect to Pall and its subsidiaries:

•	any failure to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period or a decline in the price or trading volume of Pall common stock (except that the underlying causes of such failure or decline may be considered in determining whether there is a material adverse effect with respect to Pall); and

•	any actions, challenges or investigations relating to the merger agreement or the transactions contemplated thereby made or brought by any current or former Pall shareholders (on their own behalf or on behalf of Pall).

Danaher and Merger Sub Representations and Warranties

The merger agreement also contains customary representations and warranties made by Danaher and Merger Sub to Pall that are subject to specified exceptions and qualifications contained in the merger agreement. The representations and warranties of Danaher and Merger Sub to Pall under the merger agreement relate to, among other things:

•	Danaher’s and Merger Sub’s valid existence, good standing and corporate power;

•	Danaher’s and Merger Sub’s certificate of incorporation and bylaws;

•	the authority of Danaher and Merger Sub to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement and the enforceability of the merger agreement against Danaher and Merger Sub;

•	the absence of (i) any conflict with or violation of the organizational documents of Danaher and Merger Sub, (ii) any conflict with or violation of applicable laws or (iii) any breach or default under any contract of Danaher or Merger Sub, in each case, as a result of the execution and delivery by Danaher and Merger Sub of the merger agreement, the performance of Danaher’s and Merger Sub’s obligations under the merger agreement and the consummation by Danaher and Merger Sub of the transactions contemplated by the merger agreement;

•	the consents and approvals required by, or filings or notices to be made with, governmental authorities in connection with the transactions contemplated by the merger agreement;

•	ownership by Danaher and its subsidiaries (including Merger Sub) of Pall common stock;

•	the absence of certain legal proceedings, investigations and governmental orders;

•	operations of Merger Sub;

•	the availability, as of the closing of the merger, of sufficient funds to consummate the transactions contemplated by the merger agreement; and

•	brokers’ and financial advisors’ fees related to the merger.

Covenants Regarding Conduct of Business by Pall Pending the Merger

Pall has agreed to certain covenants in the merger agreement restricting the conduct of its business between May 12, 2015 and the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms. In general, Pall is to use its reasonable best efforts to (x) conduct its and its subsidiaries’ businesses in the ordinary course of business consistent with past practice and (y) preserve substantially intact the business organization of Pall and its subsidiaries and the current relationships of Pall and its subsidiaries with any persons with which they have material business relations. However, except as expressly contemplated by the merger agreement or as set forth in Pall’s confidential disclosure schedule delivered to Danaher concurrently with the execution of the merger agreement or as required by applicable laws, neither Pall nor any of its subsidiaries may, during the period between the date of the merger agreement and the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms, take any of the following actions without Danaher’s prior written consent (such content not to be unreasonably withheld, conditioned or delayed):

•	amend or otherwise change its certificate of incorporation, bylaws or other similar organizational documents;

•	issue, sell, dispose of, encumber, or authorize such issuance, sale, disposition or encumbrance of, (i) any shares of any class of share capital of Pall or any Pall subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such share capital, or any other ownership interest, of Pall or any Pall subsidiary (except for (A) issuances, sales or dispositions by a direct or indirect wholly owned Pall subsidiary to Pall or any other direct or indirect wholly owned Pall subsidiary and (B) the issuance of shares of Pall common stock issuable pursuant to Pall stock options, restricted stock units and awards under the Pall Management Stock Purchase Plan and Employee Stock Purchase Plan that were outstanding on the date of the merger agreement, pursuant to the terms of the applicable plans as in effect immediately prior to the date of the merger agreement) or (ii) any assets of Pall or any Pall subsidiary the value or purchase price of which exceeds $10,000,000 individually or $25,000,000 in the aggregate;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital, except for dividends or other distributions by any direct or indirect wholly owned Pall subsidiary to Pall or any other direct or indirect wholly owned Pall subsidiary, provided that, no Pall subsidiary organized outside of the United States may make or pay any dividend or other distribution to either Pall or a Pall subsidiary organized in the United States;

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any share capital of Pall or any Pall subsidiary;

•	acquire (including by amalgamation, merger, consolidation or acquisition of equity interests or assets or any other business combination) any company, corporation, partnership, other business organization (or any division thereof) or invest in or acquire any properties, assets or securities the value or purchase price of which exceeds $10,000,000 individually or $25,000,000 in the aggregate;

•	except for (A) new borrowings under existing credit facilities not to exceed $25,000,000 in the aggregate, (B) borrowings in the commercial paper market in the ordinary course of business consistent with past practice, (C) any hedging, swap or similar arrangement entered into in the ordinary course of business consistent with past practice or (D) letters of credit, surety bonds, security time deposits, guarantees of indebtedness for borrowed money or similar instruments issued in the ordinary course of business consistent with past practice, incur, assume or modify the terms of any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person;

•	enter into, terminate, materially modify, renew, waive or amend any material provision of (A) any material contract under the merger agreement or (B) any contract that would be deemed to be a material contract pursuant to the merger agreement if it had been entered into prior to the date of the merger agreement, other than, in each case, in the ordinary course of business consistent with past practice;

•	authorize, or make any commitment with respect to, any capital expenditures that in the aggregate exceed by 10% the aggregate amount of the capital expenditures budget for the fiscal year ending July 31, 2015 of Pall and its subsidiaries, taken as a whole;

•	make any loans, capital contributions or advances to any person outside the ordinary course of business consistent with past practice, other than to Pall or any wholly owned Pall subsidiary;

•	except as otherwise required under any Pall benefit plan in existence immediately prior to the date of the merger agreement, (i) increase the compensation payable or to become payable or the benefits provided to its current or former directors, officers, consultants or employees of Pall or any of its subsidiaries, except for (A) annual increases in base salaries for employees who are not executive officers in the ordinary course of business in amounts consistent with previous annual increases and (B) annual bonus award adjustments in the ordinary course consistent with past practice; (ii) grant any retention, severance or termination pay to, or enter into or amend any employment, bonus, change of control or severance agreement with, any current or former director, officer, consultant or other employee of Pall or any of its subsidiaries; (iii) establish, adopt, enter into, terminate or amend any Pall benefit plan, or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Pall benefit plan if it were in existence as of the date of the merger agreement, except as required by law or in connection with the establishment of annual incentive programs in the ordinary course consistent with past practice; (iv) loan or advance any money or other property to any current or former director, officer, consultant or employee of Pall or any of its subsidiaries; (v) terminate any officer, employee or contractor, other than for cause in the ordinary course of business consistent with past practice; (vi) hire any officer or employee or engage any consultant or other individual service provider, in each case whose base salary or compensation and target bonus opportunity exceeds $300,000 per annum or (vii) fund (through a grantor trust or otherwise) any compensation or benefits to be provided under any Pall benefit plan other than, in connection with the matters described in clauses (ii) and (iii), (x) in connection with the hiring of any new employees who are not directors or executive officers in the ordinary course of business consistent with past practice in accordance with clause (vi) and (y) in connection with the promotion of employees who are not directors or executive officers (and who will not be directors or executive officers after such promotion) in the ordinary course of business consistent with past practice;

•	establish, adopt, enter into, terminate or amend any collective bargaining agreement or other labor union contract;

•	fail to maintain in full force and effect the existing insurance policies (or alternative policies with comparable terms and conditions) covering Pall and its subsidiaries and their respective properties, assets and businesses;

•	settle (or propose to settle) any action, other than (A) settlements involving not more than $5,000,000 in monetary damages in the aggregate (net of insurance proceeds) paid by Pall or a Pall subsidiary and that do not (i) require any actions or impose any material restrictions on the business or operations of Pall and its subsidiaries, or after the effective time of the merger, Danaher or its subsidiaries or (ii) include the admission of wrongdoing by Pall or any Pall subsidiary and (B) shareholder litigation (which is the subject of other provisions in the merger agreement described in the section entitled “—Shareholder Litigation” beginning on Page 84 of this proxy statement);

•	settle or compromise any material investigation or inquiry by any governmental authority, including by entering into any consent decree or other similar such agreement;

•	waive, release or assign any claims or rights of material value, other than in connection with a permitted settlement of an action described in the second preceding bullet point above;

•	change any accounting methods used, materially affecting Pall’s or any of its subsidiaries’ assets, liabilities or business, except for such changes required by GAAP;

•

with regard to tax matters, (i) make, change or rescind any material tax election, (ii) change any annual tax accounting period or adopt or change any method of tax accounting, (iii) file any tax return relating to Pall or any of its subsidiaries that has been prepared in a manner that is inconsistent with the past practices of Pall or such subsidiary, as applicable, (iv) file any amended tax return with respect to any material tax or other than in the ordinary course of business consistent with past practice, (v) settle or compromise any claim, investigation, audit or controversy relating to a material amount of taxes, (vi) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of taxes other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business consistent with past practice, (vii) enter into any closing agreement with respect to any tax or (viii) surrender any right to claim a material tax refund;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Pall or any of its subsidiaries (other than the merger described in this proxy statement); or

•	announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

The covenants listed above that restrict Pall’s conduct of its business between the date of the merger agreement and the effective time of the merger do not confer on Danaher or Merger Sub the right to control or direct the obligations of Pall prior to the closing of the merger.

Covenants Regarding Conduct of Business by Danaher and Merger Sub Pending the Merger

Each of Danaher and Merger Sub have agreed that, between the date of the merger agreement and the effective time of the merger, neither will, directly or indirectly, take any action or fail to take any action that is intended to delay or prevent the consummation of the transactions contemplated by the merger agreement.

No Solicitation by Pall of Acquisition Proposals; Changes in Board Recommendation

Pursuant to the merger agreement, Pall has agreed to immediately cease and terminate (and to cause its subsidiaries to immediately cease and terminate and to instruct and use its reasonable best efforts to cause its officers, directors, employees, financial advisors, attorneys, accountants, investment bankers, representatives and agents and other advisors (collectively referred to herein as Pall representatives) to immediately cease and terminate) any solicitation, discussions or negotiations with any person that may be ongoing as of the date of the merger agreement with respect to an “acquisition proposal” (as defined below in this section), or any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal, and to request the prompt return or destruction of all confidential information previously furnished to any person in connection therewith and to immediately terminate all physical and electronic dataroom access previously granted to any such person, its subsidiaries or representatives.

From the date of the merger agreement until the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms, subject to certain exceptions described below in this section, Pall has agreed that it will not (and will cause its subsidiaries not to and will instruct and use its reasonable best efforts to cause the Pall representatives not to), directly or indirectly:

•	solicit or initiate any inquiries or the implementation or submission of any acquisition proposal, or any proposals or offers that would be reasonably expected to lead to an acquisition proposal;

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information in connection with, or for the purpose of facilitating, any inquiries, proposals or offers that constitute, or would be reasonably expected to lead to, an acquisition proposal (except to notify such person of the existence of the no-solicitation provision contained in the merger agreement);

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal, or any inquiries, proposals or offers that would reasonably be expected to lead to an acquisition proposal; or

•	execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or other similar agreement (other than an “acceptable confidentiality agreement” entered into in accordance with the merger agreement as further described below in this section) regarding, or that is intended to result in, or would reasonably be expected to lead to, any acquisition proposal.

Notwithstanding the foregoing restrictions, Pall may grant a waiver, amendment or release under any confidentiality or standstill agreement, to the extent necessary to allow a confidential acquisition proposal to be made to Pall or its board of directors so long as Pall promptly notifies Danaher of any such waiver, amendment or release.

Additionally, prior to the date that the Pall shareholders adopt the merger agreement, nothing in the no-solicitation provision in the merger agreement will prevent Pall or its board of directors from furnishing information to, or engaging in negotiations or discussions with, any person that made a bona fide acquisition proposal that did not result in any material respect from a breach (or deemed breach) of the no-solicitation provision contained in the merger agreement, if, and only if, prior to taking such action:

•	the Pall board of directors determines in good faith:

•	after consultation with its advisors, that such acquisition proposal is, or could reasonably be expected to result in, a “superior proposal” (as defined below in this section); and

•	after consultation with outside legal counsel, that its failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable law;

•	Pall provides written notice to Danaher of the determinations of the Pall board of directors referred to in the three immediately preceding bullet points; and

•	Pall receives from the person making the bona fide acquisition proposal an acceptable confidentiality agreement, which agreement will be promptly delivered to Danaher (provided that Pall may redact such third party’s name or other identifying information).

For the purposes of the merger agreement and as used in this proxy statement, a confidentiality agreement is an “acceptable confidentiality agreement” if it is an executed confidentiality agreement with terms no less favorable, in the aggregate, to Pall than those contained in the confidentiality agreement between Pall and Danaher, provided that such an acceptable confidentiality agreement need not include a standstill restriction similar to the standstill restriction as defined in the confidentiality agreement between Pall and Danaher, and shall not prohibit Pall from providing to Danaher any of the information required to be provided to Danaher under the no-solicitation provision contained in the merger agreement.

Pall is to promptly, and in any event within 48 hours, (i) provide written notice to Danaher of the receipt of any acquisition proposal or any inquiries, proposals or offers received by, or any discussions or negotiations sought to be initiated or continued with, Pall, its subsidiaries or any Pall representatives concerning an acquisition proposal, (ii) disclose to Danaher the material terms of any acquisition proposal or any such inquiry, offer, proposal or request and (iii) provide Danaher with copies of all written information regarding Pall or its subsidiaries made available to such third party to the extent not previously provided to Danaher. Pall will keep Danaher reasonably informed on a reasonably prompt basis (and in any event within 48 hours of any material development) of the status and details (including any material amendments) of any such acquisition proposal or other inquiry, offer, proposal or request concerning an acquisition proposal. Pall will promptly, and in any event within 24 hours, notify Danaher of any determination of the Pall board of directors that an acquisition proposal is a superior proposal.

Subject to the exceptions described below in this section, the Pall board of directors has agreed to recommend that Pall’s shareholders vote in favor of the adoption of the merger agreement and Pall has agreed that neither it nor its board of directors will, and neither will publicly propose to, (i) withhold, withdraw or modify, in a manner adverse to Danaher or Merger Sub, the recommendation that Pall’s shareholders adopt the merger agreement, (ii) approve or recommend any acquisition proposal or (iii) refrain from recommending against (and refrain from reaffirming the recommendation that Pall’s shareholders adopt the merger agreement) any acquisition proposal that is a tender offer or exchange offer within ten business days after the commencement of such offer. The actions described in any of the foregoing clauses (i), (ii) or (iii) are referred to as an “adverse recommendation change” in this proxy statement.

Prior to the receipt of the affirmative vote of the holders of at least two-thirds of all outstanding shares of Pall common stock to adopt the merger agreement, the Pall board of directors may effect an adverse recommendation change, if (i) Pall receives an unsolicited, written acquisition proposal that its board of directors determines in good faith (after consultation with its advisors) is a superior proposal and determines in good faith (after consultation with outside legal counsel) that its failure to make an adverse recommendation change would be reasonably likely to be inconsistent with its fiduciary duties under applicable law or (ii) an “intervening event” (as defined below in this section) occurs and as a result thereof the Pall board of directors determines in good faith (after consultation with outside legal counsel) that the failure to make an adverse recommendation change would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; provided, that:

•	prior to making an adverse recommendation change with respect to a superior proposal:

•	Pall has notified Danaher in writing that it intends to effect an adverse recommendation change;

•	Pall has provided Danaher with a copy of all proposed definitive agreements (including all financing documents, if applicable) with respect to such superior proposal;

•	if requested by Danaher, for a period of four calendar days after delivery of such notice, Pall will have discussed and negotiated in good faith (and Pall will make the Pall representatives available to do the same) with Danaher and its representatives, any bona fide proposed modifications to the terms and conditions of the merger agreement; and

•	no earlier than the end of such four calendar day period, the Pall board of directors (after consultation with its outside legal counsel and financial advisor) determines in good faith, after considering the terms of any proposed amendment or modification to the merger agreement proposed by Danaher during such period, that such superior proposal still constitutes a superior proposal, and that the failure to make an adverse recommendation change would be reasonably likely to be inconsistent with its fiduciary duties under applicable law. The parties have agreed that any change to the financial or other material terms of a proposal that is the subject of written notice described in the third preceding bullet point above will require Pall to provide a new notice to Danaher and to again comply with the requirements in this bullet point and the two immediately preceding bullet points, except that the four calendar day notice period described in the immediately preceding bullet point will be shortened to two calendar days following such new notice.

•	prior to making an adverse recommendation change with respect to an intervening event:

•	Pall has notified Danaher in writing that it intends to effect an adverse recommendation change, describing in reasonable detail the reasons for such adverse recommendation change;

•	if requested by Danaher, for a period of four calendar days after delivery of such notice, Pall will have discussed and negotiated in good faith (and Pall will make the Pall representatives available to do the same) with Danaher and its representatives, any bona fide proposed modifications to the terms and conditions of the merger agreement; and

•	no earlier than the end of such four calendar day period, the Pall board of directors determines in good faith, after considering the terms of any proposed amendment or modification to the merger agreement proposed by Danaher during such period, that the failure to make an adverse recommendation change would still be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

If any Pall subsidiary or Pall representative takes any action on Pall’s behalf that would constitute a material breach of the no-solicitation provision contained in the merger agreement, which is summarized in this section, and Pall does not take reasonable action to seek to cure such breach within three business days of the date on which certain individuals gain knowledge of the breach, then Pall will be deemed to have breached the no-solicitation provision contained in the merger agreement and summarized in this section.

For the purposes of the merger agreement and as used in this proxy statement, the term “acquisition proposal” means any proposal or offer from any person or group (other than Danaher or Merger Sub) relating to, in a single transaction or series of related transactions, (1) any direct or indirect acquisition of (A) more than 20% of the assets (whether based on the fair market value, revenue generation or net income) of Pall and its consolidated subsidiaries, taken as a whole, including through the acquisition of one or more subsidiaries owning such assets, or (B) more than 20% of the outstanding Pall common stock (or any securities convertible into, or exchangeable for, such Pall common stock); (2) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result, directly or indirectly, in any person or group (or the shareholders of any person or group) beneficially owning 20% or more of the outstanding Pall common stock; or (3) any merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or other similar transaction involving Pall that would result in any person or group (or the shareholders of any person or group) beneficially owning, directly or indirectly, more than 20% of the outstanding Pall common stock or 20% of the voting power of the surviving corporation in a merger involving Pall or the resulting direct or indirect parent of Pall or the surviving corporation of such a merger (or any securities convertible into, or exchangeable for, securities representing such voting power).

For the purposes of the merger agreement and as used in this proxy statement, “intervening event” means any material event, circumstance, change, effect, development or condition (other than an acquisition proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an acquisition proposal) first occurring or arising after the date of the merger agreement that was not known or reasonably foreseeable by the Pall board of directors as of the date of the merger agreement (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by the Pall board of directors as of the date of the merger agreement).

For the purposes of the merger agreement and as used in this proxy statement, “superior proposal” means any bona fide written acquisition proposal made by any person or group (other than Danaher or any of its subsidiaries) after the date of the merger agreement, which acquisition proposal did not result in any material respect from a breach (or deemed breach) of the no-solicitation provision contained in the merger agreement, that (1) would result in such person or group (or in the case of a direct merger between such person and Pall, the shareholders of such person) acquiring, directly or indirectly, more than 50% of the outstanding shares of Pall common stock or all or substantially all of the assets of Pall and its subsidiaries taken as a whole, (2) is on terms that the Pall board of directors determines in good faith (after receiving the advice of its financial advisor and outside legal counsel and after taking into account all the terms and conditions of the acquisition proposal) are more favorable to Pall’s shareholders from a financial point of view than the merger and the transactions contemplated by the merger agreement (taking into account any amendment or modification proposed by Danaher as described above in this section) and (3) the Pall board of directors determines (after receiving the advice of its financial advisor and outside legal counsel) is reasonably capable of being consummated in accordance with its terms in a reasonable period of time, taking into account all financial, regulatory, legal and other aspects (including certainty of closing and certainty of financing) of such proposal.

Nothing contained in the merger agreement prevents Pall or its board of directors from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an acquisition proposal or from making any disclosure to Pall’s shareholders if the Pall board of directors determines (after consultation with its outside legal counsel) that its failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; provided that any adverse recommendation change may only be made in accordance with the applicable provisions of the merger agreement described above in this section.

Obligations with Respect to the Special Meeting

Under the merger agreement, Pall has agreed that, unless the merger agreement has been previously terminated, as promptly as reasonably practicable after the date on which Pall learns that the SEC will not review or has no further comment on this proxy statement, Pall will give notice of and duly convene and hold a meeting of its shareholders for the purpose of voting to adopt the merger agreement. If Pall has not received enough proxies to represent a number of shares of Pall common stock that would constitute a quorum and adoption of the merger agreement, Pall retains the right to and will, at any time upon Danaher’s written direction, make one or more successive postponements or adjournments of the meeting to a date within a period that is not more than thirty calendar days after the date for which such meeting was originally scheduled. Pall has further agreed that, unless there has been an adverse recommendation change, it will use its reasonable efforts to solicit from its shareholders proxies in favor of the adoption of the merger agreement and to take all other actions necessary or advisable to secure the affirmative vote of its shareholders in favor of adopting the merger agreement.

Consents, Approvals and Filings

Each of Pall, on the one hand, and Danaher and Merger Sub, on the other hand, will (and will cause their respective subsidiaries to) use their reasonable best efforts to, subject to compliance with applicable laws:

•	promptly take, or cause to be taken, and assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by the merger agreement;

•	promptly obtain all authorizations, consents, orders, approvals, licenses, permits, and waivers of all governmental authorities and officials that may be or become necessary for the performance of its obligations pursuant to the merger agreement;

•	cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders, approvals, licenses, permits and waivers;

•	provide such other information to any governmental authority as such governmental authority may lawfully request in connection with the merger agreement and transactions contemplated by the merger agreement; and

•	obtain all consents, approvals or waivers from third parties that are necessary to consummate the transactions contemplated by the merger agreement or disclosed in Pall’s confidential disclosure schedule.

Neither Pall nor Danaher nor any of their respective subsidiaries are required to make any payments or concessions to obtain the necessary third-party consents, approvals and waivers. Furthermore, neither Pall nor any of its subsidiaries may pay any consideration or make any agreements or commitments in connection with any such necessary consents, approvals or waivers without Danaher’s prior written approval.

The parties have agreed to supply to the appropriate governmental authorities as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act. For more information on when the filings pursuant to the HSR Act were completed, please see “Proposal 1: Adoption of the Merger Agreement—Regulatory Approvals” beginning on Page 60 of this proxy statement.

The parties further agreed to make filings and notifications under any other applicable antitrust laws and supply the appropriate governmental authorities any additional information and documentary material those authorities may request pursuant to the applicable antitrust laws as promptly as practicable after the date of the merger agreement.

Under the terms of the merger agreement, Danaher will (and will cause its subsidiaries to) use its and their best efforts and take any and all steps necessary to avoid or eliminate each and every impediment under any applicable antitrust law that may be asserted by any governmental authority or other person, so as to enable the parties to consummate the transactions contemplated by the merger agreement as promptly as practicable, and in any event prior to the outside date (described in the section entitled “—Termination; Effect of Termination” beginning on Page 86 of this proxy statement), including proposing, negotiating, committing to and effecting, by consent decree, holding separate orders or otherwise, the sale, divestiture, license or other disposition of such of its and their assets, properties or businesses or of the assets, properties or businesses to be acquired by Danaher pursuant to the merger agreement, and entering into such other arrangements as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding by a governmental authority or any other person under antitrust laws that would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by the merger agreement.

Notwithstanding the foregoing, in no event, however, is Danaher or any of its subsidiaries required to agree to any action, concession or undertaking that is not conditioned on the consummation of the merger, and neither Pall nor its subsidiaries are permitted to agree to any action, concession or undertaking that is not conditioned on the consummation of the merger unless directed to do so by Danaher (provided that Pall has agreed to undertake any such action at Danaher’s request, so long as such actions are conditioned upon the closing of the merger).

Additionally, without limiting Danaher’s obligations to eliminate every impediment under antitrust laws, Danaher is obligated to defend through litigation on the merits any claim that any governmental authority or any person making such claim under antitrust laws asserts in court, so as to avoid entry of, or to have vacated or terminated, any order (whether preliminary or permanent) that would prevent the consummation of the merger prior to the outside date.

Furthermore, prior to the earlier of the closing of the merger and the termination of the merger agreement, Danaher and Merger Sub have agreed not to enter into any agreement or transaction that would reasonably be expected to materially delay or materially and adversely affect Danaher’s or Merger Sub’s ability to: (i) obtain the timely expiration or termination of the waiting period under the HSR Act, or the authorizations, consents, orders and approvals required under any other applicable antitrust law, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the transactions contemplated by the merger agreement, or (iii) obtain all authorizations, consents, orders and approvals of governmental authorities necessary for the consummation of the transactions contemplated by the merger agreement in accordance with the terms and conditions of the merger agreement.

Employee Benefits Matters

From the effective time of the merger until December 31, 2016 (or if shorter, during the period of employment), Danaher will, or will cause the surviving corporation and its subsidiaries to, (i) provide each employee of Pall and its subsidiaries as of the effective time of the merger (other than employees covered by a collective bargaining agreement) with at least the same level of base salary that was provided to each such employee immediately prior to the effective time of the merger and (ii) provide each employee of Pall and its subsidiaries as of the effective time of the merger with a cash incentive compensation opportunity that is at least equal to that provided to the employee immediately prior to the effective time of the merger and (iii) provide such employees with employee benefits (other than equity-based awards and defined benefit or non-qualified arrangements) that are no less favorable in the aggregate than the employee benefits (other than equity-based awards and defined benefit or non-qualified arrangements) provided to them immediately prior to the effective time of the merger. Notwithstanding the foregoing, any cash incentive compensation performance period in effect at the effective time of the merger and scheduled to end after December 31 of the year in which the closing occurs shall end on December 31 of that year. Any applicable payment thereunder will be made subject to appropriate adjustment and pro-ration, and a new performance period will begin on January 1 of the immediately following calendar year.

With respect to union employees, Danaher, the surviving corporation and its subsidiaries will honor in accordance with their terms all applicable collective bargaining agreements in effect immediately prior to the effective time of the merger. Danaher and its subsidiaries, including the surviving corporation, may amend or terminate any collective bargaining agreement in accordance with its terms.

For the purposes of employee benefit plans established or maintained by Danaher, the surviving corporation or any of their respective subsidiaries, under which employees are eligible to participate on or after the effective time of the merger, employees are to receive credit for their service on or prior to the effective time of the merger with Pall and its subsidiaries and affiliates.

Between the consummation of the merger and December 31 of the year in which the merger is consummated, each employee primarily employed in the United States will remain eligible to participate in the welfare benefit plans, programs and arrangements maintained by Pall in which such employee was eligible to participate immediately prior to the consummation of the merger. Beginning on January 1 of the immediately following calendar year, each employee primarily based in the United States then-employed by Danaher or the surviving corporation will be enrolled in welfare benefit plans, programs and arrangements maintained by Danaher or the surviving corporation, without regard to any waiting periods, preexisting condition exclusions, at-work requirements, evidence of insurability and similar terms and conditions, except to the extent prohibited under applicable law or the terms of the applicable welfare benefit plan.

Directors’ and Officers’ Indemnification and Insurance

From and after the effective time of the merger, the surviving corporation and its subsidiaries will (and Danaher will cause the surviving corporation to) honor and fulfill in all respects the obligations of Pall and its subsidiaries under any and all indemnification agreements between Pall and any of its subsidiaries and any of their respective present or former directors and officers, to the fullest extent permitted under the NYBCL. In addition, the certificate of incorporation and bylaws of the surviving corporation shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in Pall’s certificate of incorporation or bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the effective time of the merger, were directors, officers, employees, fiduciaries or agents of Pall or any of its subsidiaries. Danaher and its subsidiaries retain the right to amend or terminate any employee benefit plan in accordance with its terms.

For a period of six years after the effective time of the merger, Danaher and the surviving corporation shall, jointly and severally, to the fullest extent permitted under applicable law, indemnify and hold harmless each present and former director and officer of Pall and its subsidiaries against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any action (whether arising before or after the effective time of the merger), whether civil, criminal, administrative or investigative, arising out of or relating to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, whether occurring on or before the effective time of the merger. To the fullest extent permitted by law, Danaher and the surviving corporation will, jointly and severally, pay all expenses of each present and former director and officer of Pall and its subsidiaries in advance of the final disposition of any such action, subject to receipt of an undertaking to repay such advances if it is ultimately determined in accordance with applicable law that such director or officer is not entitled to indemnification. In the event of any such action, Danaher or the surviving corporation will pay the reasonable fees and expenses of counsel selected by the present and former directors and officers of Pall and its subsidiaries, which counsel shall be reasonably satisfactory to the surviving corporation, promptly after statements therefor are received. Neither Danaher nor the surviving corporation will settle, compromise or consent to the entry of any judgment in any pending or threatened action to which any present or former director and officer of Pall and its subsidiaries is a party (and in respect of which indemnification could be sought by such director or officer hereunder), unless such settlement, compromise or consent includes an unconditional release of such director or officer from all liability arising out of such action or such director or officer otherwise consents. Further, Danaher and the surviving corporation must cooperate in the defense of any such matter described above in this paragraph, but neither will be liable for any settlement effected without the surviving corporation’s written consent (which consent is not to be unreasonably withheld, conditioned or delayed). In the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. The rights of each present and former director and officer of Pall and its subsidiaries is in addition to any rights such person may have under the certificate of incorporation or bylaws (or similar organizational documents) of Pall, the surviving corporation or any of their subsidiaries, or under any law or under any indemnification agreement of any present or former director or officer of Pall and its subsidiaries with Pall or any of its subsidiaries.

Additionally, the surviving corporation is to either (i) obtain, at the effective time of the merger, “tail” insurance policies with a claims period of at least six years from the effective time of the merger with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as Pall’s existing policies for claims arising from facts or events that occurred on or prior to the effective time of the merger or (ii) maintain in effect for six years from the effective time of the merger, if available, the current directors’ and officers’ liability insurance policies maintained by Pall. The surviving corporation’s expenses to obtain or maintain these insurance policies shall not exceed an amount per year equal to 300% of current annual premiums paid by Pall for such insurance. In the event of an expiration, termination or cancellation of such current policies, Danaher or the surviving corporation is required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums.

In the event of the merger or consolidation of Danaher or the surviving corporation with any other person (and is not the continuing or surviving corporation of such merger), or if Danaher or the surviving corporation transfers all or substantially all of its properties and assets to any person, then proper provision shall be made so that the successors and assigns of Danaher or the surviving corporation, as the case may be, shall succeed to these indemnification and insurance obligations.

Cooperation

Prior to the consummation of the merger, Pall will (and will cause its subsidiaries to and will use reasonable best efforts to cause its representatives to), on a timely basis, provide Danaher with all cooperation Danaher reasonably requests in connection with the arrangement, marketing, syndication and consummation of any financing deemed reasonably necessary or advisable by Danaher in connection with the transactions contemplated by the merger agreement, to the extent such requested cooperation does not unreasonably interfere with the ongoing operations of Pall or its subsidiaries.

Such cooperation includes making senior officers of Pall and its subsidiaries available to the debt financing sources for a reasonable number of meetings at reasonable times, and providing all information reasonably requested by such debt financing sources in connection with any financing and assistance in the preparation of any pro forma financial statements required in connection with any financing and/or under SEC rules applicable to Danaher.

None of Pall, its subsidiaries or its representatives is required to take any action reasonably expected to conflict with or violate Pall’s certificate of incorporation or bylaws (or the equivalent organizational documents of Pall’s subsidiaries) or any law or result in the breach of any material contract. Furthermore, none of Pall, its subsidiaries or its representatives is required to pay any commitment or similar fee, reimburse any third-party expenses, provide any indemnities in connection with any financing prior to the consummation of the merger (except to the extent Danaher promptly reimburses or provides the funding to Pall or any of its subsidiaries) or incur or assume any liability or obligation in connection with any financing prior to the consummation of the merger.

Upon Pall’s written request, Danaher must promptly reimburse Pall for all out-of-pocket costs, including reasonable attorneys’ fees, Pall or any of its subsidiaries incur in performing their cooperation obligations described above in this section. Furthermore, Danaher must indemnify Pall for any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by it or any of its subsidiaries arising from their cooperation obligations described above in this section. Danaher may disclose confidential information provided by Pall or its representatives to potential financing sources and ratings agencies during the syndication and marketing of any financing, subject to customary confidentiality undertakings by such potential financing sources. Pall will not be deemed in breach of any of its representations, warranties or covenants set forth in the merger agreement due to any actions it or any of its subsidiaries take at Danaher’s request in connection with obtaining any financing for the merger.

Shareholder Litigation

Pall has agreed to give Danaher reasonable opportunity to participate in the defense (at Danaher’s sole cost and subject to a joint defense agreement) of any action brought by Pall’s shareholders or other persons against Pall or any of its directors, officers or representatives arising out of or relating to the merger agreement or the transactions contemplated thereby. Pall has further agreed to give Danaher the right to review and comment on all material filings or responses to be made by Pall in connection with any such litigation and to consult, on the settlement with respect to such litigation. Pall will in good faith take such comments into account and no such settlement shall be agreed to without Danaher’s prior written consent (which consent is not to be unreasonably withheld, delayed or conditioned). Pall will notify and keep Danaher reasonably and promptly informed with respect to the status of shareholder litigation.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between Pall and Danaher in the preparation and filing of this proxy statement;

•	reasonable access to information about Pall will be made available upon Danaher’s request;

•	Danaher’s guarantee of Merger Sub’s compliance with all of its covenants and obligations under the merger agreement and Danaher’s control of Merger Sub’s operations between the date of the merger agreement and the effective time of the merger;

•	consultation between Pall and Danaher prior to public announcements relating to the merger or related transactions;

•	transfer taxes;

•	delisting of Pall’s securities from the NYSE and deregistering of Pall’s securities under the Exchange Act as soon as practicable following the effective time of the merger; and

•	rendering any applicable anti-takeover laws, or any comparable anti-takeover provisions of the Pall certificate of incorporation or the Pall bylaws, inapplicable to the merger.

Conditions to Consummation of the Merger

Conditions to Pall’s and Danaher’s Obligation to Consummate the Merger

Each party’s obligation to consummate the merger is subject to the satisfaction or written waiver (where permissible) of the following conditions:

•	the adoption of the merger agreement by the affirmative vote of the holders of at least two-thirds of all outstanding shares of Pall common stock;

•	the absence of any decision, injunction, decree, ruling, law or order (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by a governmental authority of competent jurisdiction that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the merger; and

•	the expiration or termination of any waiting period (and any extension thereof) applicable to the consummation of the merger under the HSR Act and the obtaining of all consents, approvals, non-disapprovals and other authorizations of certain other governmental authorities set forth in the confidential disclosure schedule delivered by Pall with the merger agreement.

Conditions to Danaher’s and Merger Sub’s Obligation to Consummate the Merger

Each of Danaher’s and Merger Sub’s obligation to consummate the merger is further subject to the satisfaction or waiver (where permissible) of the following additional conditions:

•	the truth and accuracy, if qualified by materiality or material adverse effect, in all respects (or if not so qualified, in all material respects), as of the date of the consummation of the merger (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date), of the representations and warranties of Pall with respect to (i) the valid existence, good standing and qualification of Pall and its subsidiaries; (ii) the availability of the organizational documents of Pall and its subsidiaries and the absence of any violation of any provision of such organizational documents; (iii) except for de minimis inaccuracies, the capitalization of Pall and its subsidiaries; (iv) Pall’s authority relative to the merger agreement; (v) the absence of a material adverse effect with respect to Pall since February 1, 2015; (vi) the recommendation by the Pall board of directors that Pall’s shareholders adopt the merger agreement and the Pall shareholder approval being the only vote required to adopt the merger agreement and consummate the transactions contemplated thereby; (vii) the absence of restrictions under any anti-takeover statute or regulation; and (viii) brokers’ and financial advisors’ fees relating to the merger;

•	the truth and accuracy, in all respects of all other representations and warranties made by Pall, disregarding all qualifications set forth in such representations and warranties relating to materiality, material adverse effect or similar phrases, as of the date of the consummation of the merger (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not have or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to Pall;

•	Pall shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the effective time of the merger; and

•	Pall shall have delivered to Danaher a certificate, dated the date on which the merger is consummated, signed by an executive officer of Pall, certifying as to the satisfaction of the conditions listed in the three immediately preceding bullet points.

Conditions to Pall’s Obligation to Consummate the Merger

Pall’s obligation to consummate the merger are further subject to the satisfaction or waiver (where permissible) of the following additional conditions:

•	the truth and accuracy, in all material respects, as of the date of the consummation of the merger (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date) of the representations and warranties made by Danaher with respect to (i) the valid existence, good standing and qualification of Danaher and Merger Sub; (ii) Danaher’s and Merger Sub’s respective authority to enter into, perform their obligations under and consummate the transactions contemplated by, the merger agreement; and (iii) brokers’ and financial advisors’ fees relating to the merger;

•

the truth and accuracy of all other representations and warranties made by Danaher, disregarding all qualifications set forth in such representations and warranties relating to materiality, material adverse effect or similar phrases, as of the date of the consummation of the merger (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on the ability of Danaher and Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement;

•	Danaher and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by them on or prior to the effective time of the merger; and

•	Danaher shall have delivered to Pall a certificate, dated the date on which the merger is consummated, signed by an executive officer of Danaher, certifying as to the satisfaction of the conditions listed in the three immediately preceding bullet points.

Termination; Effect of Termination

The merger agreement may be terminated in the following ways:

•	by mutual written consent of Pall and Danaher;

•	by either Pall or Danaher if:

•	the merger has not been consummated on or before February 12, 2016 (which we refer to as the “outside date” in this proxy statement), provided that if conditions regarding (i) the absence of any order by a governmental authority of competent jurisdiction and (ii) regulatory approvals of governmental authorities (as described above in the section entitled “—Conditions to Consummation of the Merger” beginning on Page 84 of this proxy statement) are not satisfied or waived despite all other conditions being satisfied or waived (or capable of being satisfied) as of such date, then the outside date is automatically extended to May 12, 2016; provided that this right to terminate the merger agreement is not be available to any party whose failure to fulfill any agreements and covenants under the merger agreement has been the principal cause of, or resulted in, the failure of the effective time of the merger to occur on or before such date;

•	any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger and such decision, injunction, decree, ruling, law or order has become final and non-appealable, or if there is adopted following the date of the merger agreement any law that makes consummation of the merger illegal or otherwise prohibited; provided, however, that the party seeking to terminate the merger agreement pursuant to this termination right must have fulfilled its obligations to remove any impediment imposed by antitrust laws; or

•	the Pall shareholders fail to adopt the merger agreement by the affirmative vote of the holders of at least two-thirds of all outstanding shares of Pall common stock at the meeting of Pall shareholders called and convened for that purpose (or any postponement or adjournment of such meeting).

•	by Danaher if:

•

the Pall board of directors (A) effects an adverse recommendation change (as described above in the section entitled “—No Solicitation by Pall of Acquisition Proposals; Changes in Board Recommendation” beginning on Page 76 of this proxy statement), (B) fails to include, in this proxy statement, its recommendation that the Pall shareholders adopt the merger agreement or (C) at any time after the public announcement of an acquisition proposal (other than pursuant to a commenced tender or exchange offer), fails to reaffirm its recommendation that the Pall shareholders adopt the merger agreement within five business days of its receipt of any written request by Danaher to do so;

•	Pall or any of its subsidiaries enters into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or other similar agreement (other than an acceptable confidentiality agreement under the terms of the merger agreement as described above in the section entitled “—No Solicitation by Pall of Acquisition Proposals; Changes in Board Recommendation” beginning on Page 76 of this proxy statement) regarding, intended to result in or that would be reasonably expected to lead to any acquisition proposal; or

•	Pall has breached any of its representations or warranties, or failed to perform any of its covenants or agreements set forth in the merger agreement, which breach or failure to perform (i) would give rise to the failure of certain related closing conditions and (ii) is incapable of being cured by the outside date (except Danaher may not exercise this termination right if it or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement).

•	by Pall if:

•	at any time prior to the time at which Pall receives its shareholders’ adoption of the merger agreement by the affirmative vote of the holders of at least two-thirds of all outstanding shares of Pall common stock, if the Pall board of directors determines to enter into a definitive agreement with respect to a superior proposal in accordance with the no-solicitation provisions of the merger agreement (as discussed in “—No Solicitation by Pall of Acquisition Proposals; Changes in Board Recommendation” beginning on Page 76 of this proxy statement); or

•	Danaher or Merger Sub has breached any of its representations or warranties, or failed to perform any of its covenants or agreements set forth in the merger agreement, which breach or failure to perform (i) would give rise to the failure of certain related closing conditions and (ii) is incapable of being cured by the outside date (except Pall may not exercise this termination right if it is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement).

If the merger agreement is validly terminated pursuant to the termination rights described above in the bullet points in this section, the merger agreement will become void and of no further force or effect and there will be no liability or obligation on the part of any party, except for the confidentiality provisions, provisions relating to the effect of termination (including the termination fees described in the section entitled “—Termination Fee” beginning on Page 88 of this proxy statement) and certain other specified general provisions of the merger agreement, each of which will survive the termination of the merger agreement. The parties have further agreed that nothing in the merger agreement, including the termination of the merger agreement, will relieve any party from liability for any intentional breach of the merger agreement prior to the date of its termination, in which case the aggrieved party will be entitled to all rights and remedies available at law or in equity, including liability for damages determined taking into account all relevant factors, including the loss of the benefit of the transactions contemplated by the merger agreement, any lost shareholder premium, any lost synergies, the time value of money, and any benefit to the breaching party or its shareholders arising from such intentional breach.

For the purposes of the merger agreement and as used in this proxy statement, “intentional breach” means an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and knows (or should reasonably have known) would, or would reasonably be expected to, cause a material breach of the merger agreement. Pursuant to the merger agreement, the failure of a party to effect the closing of the merger on or prior to the second business day after the later to be satisfied of certain closing conditions (provided that such party’s other conditions to consummating the merger would be capable of satisfaction if the merger were to be consummated on the date of such termination) is deemed, for purposes of the merger agreement, to be an “intentional breach” of the merger agreement.

Termination Fee

Under the merger agreement, Pall is required to pay Danaher a termination fee of $423,194,400 in cash (which we refer to as the “termination fee” in this proxy statement) if the merger agreement is terminated (or at the time of termination, could have been terminated) under the following circumstances:

•	Danaher terminates the merger agreement because the Pall board of directors (i) effects an adverse recommendation change (as defined above in the section entitled “—No Solicitation by Pall of Acquisition Proposals; Changes in Board Recommendation” beginning on Page 76 of this proxy statement), (ii) fails to include, in this proxy statement, its recommendation that the Pall shareholders adopt the merger agreement or (iii) at any time after the public announcement of an acquisition proposal (other than pursuant to a commenced tender or exchange offer) fails to reaffirm its recommendation that the Pall shareholders adopt the merger agreement within five business days of receipt of any written request by Danaher to do so, in which case Pall must pay the termination fee to Danaher within two business days after such termination of the merger agreement by Danaher;

•	Danaher terminates the merger agreement because Pall or any of its subsidiaries enters into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or other similar agreement (other than a confidentiality agreement acceptable under the terms of the merger agreement, as defined above in the section entitled “—No Solicitation by Pall of Acquisition Proposals; Changes in Board Recommendation” beginning on Page 76 of this proxy statement) regarding, intended to result in or that would be reasonably expected to lead to, any acquisition proposal, in which case Pall must pay the termination fee to Danaher concurrently with such termination of the merger agreement by Danaher;

•	Pall terminates the merger agreement prior to the adoption of the merger agreement by the Pall shareholders, if the Pall board of directors determines to enter into a definitive agreement with respect to a superior proposal in accordance with the no-solicitation provisions of the merger agreement (see “—No Solicitation by Pall of Acquisition Proposals; Changes in Board Recommendation” beginning on Page 76 of this proxy statement), in which case Pall must pay the termination fee to Danaher simultaneously with, and as a condition to the effectiveness of, such termination of the merger agreement by Pall; or

•	(i) either Pall or Danaher terminate the merger agreement because the merger has not been consummated by February 12, 2016 (or May 12, 2016, as applicable) or because the Pall shareholders failed to adopt the merger agreement at the Pall shareholder meeting (or any adjournment or postponement thereof), or Danaher terminates the merger agreement because Pall has breached its representations, warranties, covenants or agreements, which breach has given rise to the failure of a closing condition relating to the accuracy of Pall’s representations and warranties or compliance by Pall of its obligations under the merger agreement and such breach is incapable of being cured prior to February 12, 2016 (or May 12, 2016, as applicable), (ii) on or prior to any such termination date (or, with respect to a termination due to the failure to receive the Pall shareholder approval, on or prior to the date of the Pall shareholder meeting (or any adjournment or postponement thereof)), an acquisition proposal was publicly announced, disclosed or otherwise made public (and not publicly withdrawn) and (iii) within twelve months of any such termination, Pall or any of its subsidiaries enters into an agreement with respect to any acquisition proposal or consummates any acquisition proposal (in each case, whether or not such acquisition proposal is the same acquisition proposal described in clause (ii)), then Pall must pay the termination fee to Danaher within two business days of the earlier to occur of the entry in the agreement with respect to, or the consummation of, any acquisition proposal, in each case, as referred to in clause (iii).

In no event will Pall be required to pay the termination fee in connection with the termination of the merger agreement more than once.

For purposes of the circumstances in which the termination fee may become payable as described above in the bullet points in this section, references to “acquisition proposal” shall have the meaning defined above (in the section entitled “—No Solicitation by Pall of Acquisition Proposals; Changes in Board Recommendation” beginning on Page 76 of this proxy statement), except that references to 20% in the definition thereof shall be deemed to be references to 50%.

The parties have agreed that the payment of the termination fee, in accordance with the terms of the merger agreement, to Danaher will be Danaher’s sole and exclusive remedy for any loss it or Merger Sub suffers as a result of the failure of the transactions contemplated by the merger agreement to be consummated, except that there is no limit to liability for any losses resulting from an intentional breach, as described above in the section entitled “—Termination; Effect of Termination” beginning on Page 86 of this proxy statement.

Fees and Expenses

All reasonable out-of-pocket fees and expenses incurred in connection with the merger agreement, the transactions contemplated thereby, the solicitation of shareholder approvals and all other matters related to the closing of the merger will be paid by the party incurring such fees and expenses, whether or not the merger or the other transactions contemplated by the merger agreement are consummated, with certain exceptions expressly set forth in the merger agreement. Pall and Danaher have agreed to evenly split the filing fees and the cost of printing and mailing this proxy statement and the filing fees incurred in connection with the filings made pursuant to the HSR Act or any other antitrust law.

Specific Performance

The parties have agreed that the parties will be entitled, without the requirement for posting bond, to an order of specific performance to enforce the performance of any covenant or obligation contained in the merger agreement and an injunction restraining a breach or threatened breach of the merger agreement. However, the parties agreed that Pall and Danaher will not be entitled to enforce specifically the obligations of the other unless each of their respective conditions to the consummation of the merger have been satisfied or waived in writing by the other. To the extent a party initiates a proceeding seeking specific performance past the outside date, the outside date will be automatically extended until the proceeding is finally resolved.

Third-Party Beneficiaries

The merger agreement provides that, other than certain provisions (including those discussed above in the sections entitled “—Payment of Merger Consideration; Exchange of Shares in the Merger”, “Treatment of Equity-Based Awards” and “Treatment of Stock Purchase Plans” beginning on Page 68, Page 67 and Page 68, respectively, of this proxy statement, which shall be for the benefit of the former holders of Pall common stock or equity awards from and after the closing of the merger, and “Directors’ and Officers’ Indemnification and Insurance” beginning on Page 82 of this proxy statement, which shall be for the benefit of the parties described therein), the merger agreement will be binding upon and inure solely to the benefit of each party to the merger agreement, and nothing in the merger agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of the merger agreement.

Amendments; Waivers

The merger agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the effective time of the merger. However, after receipt of the adoption of the merger agreement by the affirmative vote of the holders of at least two-thirds of all outstanding shares of Pall common stock, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Pall common stock shall be converted upon consummation of the merger or that would otherwise require the approval of the shareholders of Pall under applicable law. The merger agreement may not be amended except by an instrument in writing signed by each of the parties to the merger agreement.

At any time prior to the effective time of the merger, any party to the merger agreement may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained in the merger agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under the merger agreement or otherwise shall not constitute a waiver of those rights.

Governing Law; Jurisdiction

The merger agreement is governed by and construed in accordance with the laws of the State of New York. The parties to the merger agreement have agreed that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with the merger agreement or the transactions contemplated thereby (whether brought by any party or any of its affiliates or against any party or any of its affiliates) will be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York (or a New York state court sitting in the Borough of Manhattan in The City of New York), and the parties submit to the exclusive jurisdiction of such court for the purpose of such suit, action or proceeding.

PROPOSAL 2: ADVISORY VOTE ON MERGER-RELATED COMPENSATION ARRANGEMENTS

Item 402(t) of Regulation S-K promulgated under Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation arrangements for our named executive officers disclosed in the section entitled “Proposal 1: Adoption of the Merger Agreement—Quantification of Potential Payments to Named Executive Officers in Connection with the Merger” beginning on Page 56 of this proxy statement.

The payments summarized there in the table entitled “Golden Parachute Compensation” and as further described in the accompanying footnotes and the associated narrative discussion represent all the compensation known at this time that may be paid or become payable to Pall named executive officers that is based on or otherwise related to the merger.

The Pall board of directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

The Pall board of directors unanimously recommends that the shareholders of Pall approve the following resolution:

“RESOLVED, that the shareholders of Pall approve, on a non-binding, advisory basis, the compensation that will or may become payable to the named executive officers that is based on or otherwise related to the merger as disclosed in this proxy statement pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table and the related narrative disclosures.”

The vote on the advisory compensation proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to approve the proposal to adopt the merger agreement and vote not to approve the advisory compensation proposal and vice versa. Under our bylaws, as amended, the approval of the advisory compensation proposal requires the affirmative vote of the holders of a majority of the shares of Pall common stock that are present in person or by proxy at the special meeting and entitled to vote on the proposal. Abstentions and broker non-votes, if any, will have no effect on the approval of the advisory compensation proposal, while shares of Pall common stock not in attendance will have no effect on the outcome of any vote on the advisory compensation proposal.

Because the vote on the advisory compensation proposal is advisory only, it will not be binding on either Pall or Danaher or any of their respective subsidiaries. Accordingly, if the merger agreement is approved and the merger is consummated, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Pall shareholders.

The Pall board of directors unanimously recommends that Pall shareholders vote “FOR” the advisory compensation proposal.

PROPOSAL 3: APPROVAL OF ADJOURNMENT OF SPECIAL MEETING

Pall shareholders are being asked to approve a proposal providing for the adjournment of the special meeting if necessary or appropriate in the view of the Pall board of directors to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement, and to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure to be disseminated to and reviewed by Pall’s shareholders prior to the special meeting.

In this proposal, we are asking you to authorize the holder of any proxy solicited by the Pall board of directors to vote in favor of adjourning the special meeting, and any later adjournments, to another time and place. If Pall shareholders approve the adjournment proposal, we could adjourn the special meeting in any of the circumstances described above, and any adjourned session of the special meeting, to a later date and use the additional time to, among other things, solicit additional proxies in favor of the proposal to adopt the merger agreement, including the solicitation of proxies from holders of Pall common stock that have previously voted against the proposal to adopt the merger agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the proposal to adopt the merger agreement, we could adjourn the special meeting without a vote on the proposal to adopt the merger agreement and seek to convince the holders of those shares of Pall common stock to change their votes to votes in favor of the adoption of the merger agreement.

The Pall board of directors believes that if the number of shares of Pall common stock present in person or by proxy at the special meeting and voting in favor of adoption of the merger agreement is not sufficient to adopt the merger agreement, it is in the best interests of the holders of Pall common stock to enable the Pall board of directors to continue to seek to obtain a sufficient number of additional votes to adopt the merger agreement.

The vote on the adjournment proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to approve the proposal to adopt the merger agreement and vote not to approve the adjournment proposal and vice versa. Under our bylaws, as amended, the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Pall common stock that are present in person or by proxy at the special meeting and entitled to vote on the proposal. Abstentions and broker non-votes, if any, will have no effect on the approval of the adjournment proposal, while shares of Pall common stock not in attendance will have no effect on the outcome of any vote on the adjournment proposal.

If the special meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

The Pall board of directors unanimously recommends that Pall shareholders vote “FOR” the adjournment proposal.

MARKET PRICE OF PALL COMMON STOCK AND DIVIDEND INFORMATION

Pall common stock trades on the NYSE under the symbol “PLL”. As of the record date for the special meeting, Pall had 106,848,187 shares of Pall common stock issued and outstanding and Pall had approximately 1,819 shareholders of record.

The following table sets forth the high and low reported closing sale prices for Pall common stock for the periods shown as reported on the NYSE and the dividends declared per share in the periods shown.

	High	Low	Dividend
Fiscal Year Ended July 31, 2012
First Quarter	$53.37	$41.00	$0.175
Second Quarter	$60.52	$49.64	$0.21
Third Quarter	$64.24	$57.19	$0.21
Fourth Quarter	$59.67	$50.22	$0.21
Fiscal Year Ended July 31, 2013
First Quarter	$65.02	$52.81	$0.25
Second Quarter	$69.04	$58.47	$0.25
Third Quarter	$69.00	$63.50	$0.25
Fourth Quarter	$72.50	$64.72	$0.25
Fiscal Year Ended July 31, 2014
First Quarter	$80.92	$68.82	$0.275
Second Quarter	$85.49	$79.21	$0.275
Third Quarter	$91.03	$78.54	$0.275
Fourth Quarter	$86.77	$77.47	$0.275
Fiscal Year Ended July 31, 2015
First Quarter	$91.42	$76.78	$0.305
Second Quarter	$103.22	$91.88	$0.305
Third Quarter	$105.02	$97.16	$0.305
Fourth Quarter to June 25, 2015	$124.99	$97.62	—

The closing price of Pall common stock on the NYSE on May 11, 2015, the last trading day prior to initial media speculation around a possible transaction, was $99.31. The merger consideration represents a premium of approximately 28% to the closing price on May 11, 2015, and a premium of approximately 39.8% over the average closing price of Pall common stock for the 12 month period ended May 11, 2015 (the last trading day before the initial news reports surrounding the merger). On June 25, 2015, the last trading day before the date of this proxy statement, the closing price of Pall common stock on the NYSE was $124.51.

Historically, quarterly cash dividends were paid on Pall common stock, including during this current 2015 fiscal year and fiscal years 2014, 2013 or 2012. The amount has ranged from $0.21 per share on February 3, 2012 to $0.305 per share on April 22, 2015. Under the terms of the merger agreement, Pall is prohibited from declaring, authorizing, making or paying any dividend or distribution during the pendency of the merger. We do not expect to pay cash dividends in the foreseeable future.

SHAREHOLDERS SHOULD OBTAIN A CURRENT MARKET QUOTATION FOR PALL COMMON STOCK BEFORE MAKING ANY DECISION WITH RESPECT TO THE MERGER.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of June 22, 2015, concerning “beneficial” ownership of Pall common stock, as that term is defined in the rules and regulations of the SEC, by: (i) each director, (ii) each “named executive officer”, as that term is defined in Item 402(a)(3) of SEC Regulation S-K, and (iii) all executive officers and directors as a group. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, including shares of Pall common stock issuable upon the exercise of vested options that are immediately exercisable or exercisable within 60 days of June 22, 2015, shares issuable pursuant to restricted stock units scheduled to vest within 60 days of June 22, 2015 and shares that would be immediately receivable by directors upon termination of board service on June 22, 2015 or within 60 days thereafter pursuant to director stock units and restricted shares. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares of Pall common stock shown as beneficially owned by them, subject to applicable community property laws.

Name of Beneficial Owner (1)	Owned	Options Exercisable and Restricted and Director Stock Units Vesting or Distributable Within 60 Days	Total Beneficially Owned	Percent of Class (2)
Lawrence D. Kingsley	51,247	599,126	650,373	*
R. Brent Jones	—	9,343	9,343	*
Wolfgang Platz	22,535	22,213	44,749	*
Yves Baratelli	33,105	16,357	49,463	*
Ruby Chandy	2,231	41,001	43,231	*
Dr. Amy E. Alving	6,433	8,840	15,273	*
Robert B. Coutts	1,000	11,897	12,897	*
Mark E. Goldstein	1,000	4,555	5,555	*
Cheryl W. Grisé	1,000	17,097	18,097	*
Ronald L. Hoffman	5,933	17,119	23,051	*
Dennis N. Longstreet	2,800	20,917	23,717	*
B. Craig Owens	4,988	7,000	11,988	*
Katharine L. Plourde	3,280	20,143	23,423	*
Edward Travaglianti	11,683	20,143	31,826	*
Bret W. Wise	1,000	6,683	7,683	*
Directors and executive officers as a group (23 persons)	151,875	950,869	1,102,745	1.03%

(*)	Less than 1%

(1)	The business address for each beneficial owner is c/o Pall Corporation, 25 Harbor Park Drive, Port Washington, NY 11050.

(2)	The percentage calculations set forth in the table are based on 106,848,187 shares of Pall common stock issued and outstanding on June 22, 2015.

The following table sets forth information regarding ownership of outstanding shares of Pall common stock by those individuals or groups who have advised Pall, or regarding whom Pall has obtained information as of June 22, 2015, that they own more than five percent (5%) of all outstanding shares of Pall common stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned

	Number	Percent (5)
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	9,211,771 (1)	8.62%

Clearbridge Investments, LLC 620 8th Avenue New York, NY 10018	8,347,937 (2)	7.81%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	8,086,528 (3)	7.57%

BlackRock, Inc. 55 East 52nd Street New York, NY 10022	5,621,850 (4)	5.26%

(1)	In a report filed by T. Rowe Price Associates, Inc. on Schedule 13G/A on February 13, 2015, T. Rowe Price Associates, Inc. indicated that it had sole voting power over 2,438,060 shares of Pall common stock, shared voting power over no shares of Pall common stock, sole dispositive power over 9,211,771 shares of Pall common stock, and shared dispositive power over no shares of Pall common stock.

(2)	In a report filed by Clearbridge Investments, LLC on Schedule 13G/A on February 17, 2015, Clearbridge Investments, LLC indicated that it had sole voting power over 8,100,478 shares of Pall common stock, shared voting power over no shares of Pall common stock, sole dispositive power over 8,347,937 shares of Pall common stock, and shared dispositive power over no shares of Pall common stock.

(3)	In a report filed by The Vanguard Group on Schedule 13G/A on February 11, 2015, The Vanguard Group indicated that it had sole voting power over 186,636 shares of Pall common stock, shared voting power over no shares of Pall common stock, sole dispositive power over 7,911,892 shares of Pall common stock, and shared dispositive power over 174,636 shares of Pall common stock.

(4)	In a report filed by BlackRock, Inc. on Schedule 13G/A on February 6, 2015, BlackRock, Inc. indicated that it had sole voting power over 4,738,505 shares of Pall common stock, shared voting power over no shares of Pall common stock, sole dispositive power over 5,621,850 shares of Pall common stock, and shared dispositive power over no shares of Pall common stock.

(5)	The percentage calculations set forth in the table are based on 106,848,187 shares of Pall common stock issued and outstanding on June 22, 2015.

OTHER MATTERS

As of the date of this proxy statement, the Pall board of directors has not received notice of any shareholder proposals and does not intend to propose any other matters for shareholder action at the special meeting other than as described in this proxy statement.

FUTURE SHAREHOLDER PROPOSALS

If the merger is consummated, we will not have public shareholders and there will be no public participation in any future shareholder meetings. If the merger is not consummated, however, shareholders will continue to be entitled to attend and participate in meetings of shareholders. If the merger is not consummated and the 2015 annual meeting is held, shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2015 annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act and our bylaws, as amended, as described below.

Except as otherwise permitted under Rule 14a-8, in order for a matter to be acted upon at an annual meeting, notice of shareholder proposals and other nominations must be delivered to us, in accordance with the provisions of Section 2.07(a)(ii) of our bylaws, as amended, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. For shareholder proposals to be considered at the 2015 annual meeting, but not included in Pall’s proxy statement, shareholders must provide Pall with timely notice of their proposal no earlier than August 12, 2015 and no later than September 11, 2015. All notices must be delivered to our Secretary at 25 Harbor Park Drive, Port Washington, NY 11050. Shareholders are also advised to review Pall’s bylaws, as amended, which contain additional requirements with respect to shareholder proposals.

WHERE SHAREHOLDERS CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. These reports, proxy statements and other documents contain additional information about us and will be made available for inspection and copying at our executive offices during regular business hours by any shareholder or a representative of a shareholder as so designated in writing.

Shareholders may read and copy any reports, statements or other information filed by us at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s Internet website located at www.sec.gov. In addition, shareholders may obtain free copies of the documents filed with the SEC by Pall through the Investor Relations section of our website, and the “Financial Reports and Filings” tab therein. The Internet website address is http://investors.pall.com. The information on our Internet website is not, and shall not be deemed to be, a part hereof or incorporated into this or any other filings with the SEC. You may also send a written request to our Investor Relations team at Pall Corporation, Attn: Investor Relations, 25 Harbor Park Drive, Port Washington, NY 11050.

The SEC allows us to “incorporate by reference” information that we file with the SEC in other documents into this proxy statement. This means that we may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we file later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. Such updated and superseded information will not, except as so modified or superseded, constitute part of this proxy statement.

We incorporate by reference each document we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting (other than current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein). We also incorporate by reference in this proxy statement the following documents filed by us with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended July 31, 2014, filed with the SEC on September 8, 2014;

•	our Quarterly Reports on Form 10-Q for the quarter ended October 31, 2014, filed with the SEC on December 12, 2014, for the quarter ended January 31, 2015, filed with the SEC on February 25, 2015 and for the quarter ended April 30, 2014, filed with the SEC on May 21, 2015;

•	our 2014 Annual Proxy Statement filed with the SEC on October 31, 2014; and

•	our Current Reports on Form 8-K filed with the SEC on September 29, 2014, December 9, 2014, December 11, 2014, April 21, 2015, May 4, 2015, May 13, 2015, May 15, 2015, June 16, 2015, June 23, 2015 and June 24, 2015.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference in this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

Pall Corporation

Attention: Investor Relations

25 Harbor Park Drive

Port Washington, NY

(516) 484-5400

You may also obtain documents incorporated by reference by requesting them from Okapi Partners LLC, our proxy solicitor, by e-mail at info@okapipartners.com. Shareholders may call the toll free number at (855) 305-0856, and banks and brokers may call (212) 297-0720, in each case to reach Okapi Partners LLC. Documents should be requested by July 24, 2015 in order to receive them before the special meeting. You should be sure to include your complete name and address in your request.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom it is not lawful to make any solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Pall since the date of this proxy statement or that the information herein is correct as of any later date.

Danaher and Merger Sub have supplied, and we have not independently verified, the information in this proxy statement exclusively concerning Danaher and Merger Sub.

Shareholders should not rely on information other than that contained or incorporated by reference in this proxy statement. We have not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated June 26, 2015. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, if there is any material change in any of the information previously disclosed, we will, where relevant and to the extent required by applicable law, update such information through a supplement to this proxy statement.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

DANAHER CORPORATION,

PENTAGON MERGER SUB, INC.

and

PALL CORPORATION

Dated as of May 12, 2015

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER, dated as of May 12, 2015 (this “Agreement”), among DANAHER CORPORATION, a Delaware corporation (“Parent”), Pentagon Merger Sub, Inc., a New York corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Pall Corporation, a New York corporation (the “Company”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Business Corporation Law of the State of New York (the “NYBCL”), Parent, Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will thereupon cease and the Company will continue as the surviving corporation and a wholly owned Subsidiary of Parent (the “Merger”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and its shareholders, (ii) adopted this Agreement and approved the Transactions, and (iii) resolved to recommend adoption of this Agreement by the shareholders of the Company;

WHEREAS, the Board of Directors of Merger Sub has (i) determined that the Merger is fair to, and in the best interests of, Merger Sub and its shareholder, and (ii) adopted this Agreement, and recommended the adoption of this Agreement by the shareholder of Merger Sub;

WHEREAS, the sole shareholder of Merger Sub has adopted this Agreement;

WHEREAS, upon consummation of the Merger, each share of common stock, par value $0.10 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than shares of Company Common Stock owned by Parent, Merger Sub, or any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) or any direct or indirect wholly owned Company Subsidiary, and any shares of Company Common Stock held in the treasury of the Company, will be canceled and converted into the right to receive the Merger Consideration, upon the terms and subject to the conditions of and any exceptions in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the NYBCL, at the Effective Time, Merger Sub shall be merged with and into the Company.

SECTION 1.02 Closing. Unless this Agreement shall have been terminated in accordance with Section 8.01, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, on the second (2nd) Business Day after the later to be satisfied of the condition set forth in Section 7.01(a) or Section 7.01(c) (subject to the satisfaction or waiver (where permissible) of the other conditions to Closing set forth in Article VII, other than those that by their terms are to be satisfied at the Closing (subject to their satisfaction or waiver (where permissible)), at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03 Effective Time. On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, Merger Sub and the Company shall cause an appropriate certificate of merger or other appropriate documents (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of New York in accordance with the relevant provisions of the NYBCL and shall make all other filings or recordings required under the NYBCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of New York or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time”.

SECTION 1.04 Effects of the Merger. As a result of the Merger, (a) the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Company”) and (b) the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the NYBCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

SECTION 1.05 Certificate of Incorporation and By-Laws of the Surviving Company. At the Effective Time, the Restated Certificate of Incorporation of the Company as in effect as of the date of this Agreement (the “Company Charter”) and the By-Laws of the Company as in effect as of the date of this Agreement (the “Company By-Laws”) shall be amended in their entirety pursuant to the Merger to conform to the certificate of incorporation and by-laws of Merger Sub as in effect immediately prior to the Effective Time (except that the name shall be “Pall Corporation”), and as so amended shall be the certificate of incorporation and by-laws of the Surviving Company until thereafter amended as provided therein or by applicable Law (and, in each case, subject to Section 6.04).

SECTION 1.06 Directors and Officers of the Surviving Company. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company and the individuals specified by Parent prior to the Effective Time shall be the initial officers of the Surviving Company, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Company.

SECTION 1.07 Subsequent Actions. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in or to be vested in the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (each, a “Share” and collectively, the “Shares”), other than Shares to be cancelled in accordance with Section 2.01(b) or Section 2.04, shall be canceled and shall be converted automatically into the right to receive $127.20 in cash, without interest (the “Merger Consideration”). The Merger Consideration is payable in accordance with Section 2.02(b).

(b) Cancellation of Treasury Shares and Parent-Owned Shares. Each Share held in the treasury of the Company or owned by any direct or indirect wholly owned Company Subsidiary and each Share owned by Merger Sub, Parent or any direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time shall automatically be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Shares of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company.

SECTION 2.02 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall (i) appoint a bank or trust company approved (such approval not to be unreasonably withheld, conditioned or delayed) in advance by the Company (the “Paying Agent”), and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent for the payment of the Merger Consideration in accordance with this Article II. At the Closing, Parent shall deposit, or cause the Surviving Company to deposit, with the Paying Agent, for the benefit of the holders of Shares issued and outstanding immediately prior to the Effective Time, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(a) (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available), or a combination of the foregoing. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Company.

(b) Exchange Procedures. Promptly after the Effective Time, Parent shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon proper delivery of the Shares to the Paying Agent) and (ii) instructions for use in effecting the surrender of the certificates evidencing such Shares (each, a “Certificate” and, together, the “Certificates”) or the non-certificated Shares represented by book-entry (“Book-Entry Shares”) in exchange for the Merger Consideration. Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto (and such other documents as may customarily be required by the Paying Agent), the holder of such Shares shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive pursuant to Section 2.01(a), and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered are registered if the Certificate representing such Shares shall be presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer or otherwise be in proper form for transfer, and the person requesting such payment shall pay any transfer or other taxes required solely by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Certificate is entitled pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II. Any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each registered holder of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and the Surviving Company shall cause the Paying Agent to pay and deliver as soon as reasonably practicable after the Effective Time (but in no event more than three (3) Business Days thereafter), the Merger Consideration for each Book-Entry Share.

(c) No Further Rights. From and after the Effective Time, holders of Shares shall cease to have any rights as shareholders of the Company, except as provided herein or by Law.

(d) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of Shares six (6) months after the Effective Time shall be delivered to the Surviving Company, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to Parent or the Surviving Company for, and Parent and the Surviving Company shall remain liable for, payment of their claim for the Merger Consideration (unless surrendered to a public official pursuant to any escheat or similar Law). Any portion of the Payment Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(e) Withholding Rights. Each of the Paying Agent, the Surviving Company and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Company Stock Options such amounts as it is required to deduct and withhold with respect to such payment under all applicable federal, state or local Tax laws and pay such withholding amount over to the appropriate Governmental Authority. To the extent that amounts are so properly withheld by the Paying Agent, the Surviving Company or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Company Stock Options in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Company or Parent, as the case may be.

(f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon (i) the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and (ii) if required by the Surviving Company, an indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Company, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01(a).

SECTION 2.03 Share Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Paying Agent or Parent for any reason shall be canceled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.01(a).

SECTION 2.04 Company Stock Options, Restricted Stock Units and Performance Stock Units.

(a) At the Effective Time, (i) each outstanding option (each, a “Company Stock Option”) to purchase Shares granted under the Company’s 2005 Stock Compensation Plan, 2012 Stock Compensation Plan, 2001 Stock

Option Plan for Non-Employee Directors and MSPP (the “Company Stock Plans”) that is outstanding and unexercised as of immediately prior to the Effective Time, whether or not vested or exercisable, shall become fully vested and exercisable as of the Effective Time, (ii) the Company shall cancel each Company Stock Option that is outstanding and unexercised, as of the Effective Time (in each case, without the creation of additional liability to the Company or any Company Subsidiaries), subject, if applicable, to the payment pursuant to Section 2.04(b), (iii) each award outstanding under the MSPP as of immediately prior to the Effective Time (each, a “MSPP Award”) shall become fully vested as of the Effective Time and (iv) each performance-based restricted stock unit (each, a “Performance Stock Unit”) that is subject to a Restricted Stock Unit award granted under the Company Stock Plans and outstanding as of immediately prior to the Effective Time shall become fully vested and be deemed earned in the number of Performance Stock Units equal to the greater of (A) the “Target Number” (as specified in the applicable award agreement) of Performance Stock Units or (B) the number of Performance Stock Units that would have been earned by applying the performance criteria specified in the applicable award agreement to the Company’s actual performance from the beginning of the “Performance Period” (as specified in the applicable award agreement) to the Effective Time.

(b) Each holder of a Company Stock Option that is outstanding and unexercised as of the Effective Time and has an exercise price per Share that is less than the Merger Consideration shall (subject to the provisions of this Section 2.04) be paid by the Surviving Company no later than ten (10) calendar days following the Closing (or any later date required to avoid any penalty Tax under Section 409A of the Code), in exchange for the cancellation of such Company Stock Option, an amount in cash equal to the product of (i) the amount by which the Merger Consideration exceeds the applicable exercise price per Share of such Company Stock Option, and (ii) the aggregate number of Shares issuable upon exercise of such Company Stock Option. All such payments shall be subject to all applicable federal, state and local Tax withholding requirements.

(c) Each (i) MSPP Award, (ii) Performance Stock Unit that vests in accordance with Section 2.04(a) and (iii) time-based restricted stock unit that is subject to a Restricted Stock Unit award granted under the Company Stock Plans and outstanding as of immediately prior to the Effective Time (each, a “Restricted Stock Unit”) that is vested in accordance with its terms as of immediately prior to the Effective Time or becomes vested in accordance with its terms solely as a result of the consummation of the Transaction (each, a “Vested RSU”) shall be cancelled and converted into the right to receive, no later than ten (10) calendar days following the Closing (or any later date required to avoid any penalty Tax under Section 409A of the Code), an amount in cash, without interest, equal to the product of (x) the Merger Consideration and (y) the aggregate number of shares subject to such MSPP Award, Restricted Stock Unit award or Performance Stock Unit award (to the extent deemed earned in accordance with Section 2.04(a)), as applicable. All such payments shall be subject to all applicable federal, state and local Tax withholding requirements.

(d) Each Restricted Stock Unit (other than a MSPP Award or Vested RSU) that is outstanding immediately prior to the Effective Time shall automatically be assumed by Parent at the Effective Time (each, a “Rollover Award”) and shall continue to have, and be subject to, the same terms and conditions (including the term, exercisability and vesting schedule) as were applicable to the corresponding Rollover Award immediately prior to the Effective Time, except that each Rollover Award will relate to that number of shares of Parent’s common stock (“Parent Common Stock”) (with each discrete award rounded to the nearest whole share) equal to the product of (x) the number of shares of Company Common Stock that were issuable upon the vesting of such Rollover Award immediately prior to the Effective Time and (y) the Equity Award Exchange Ratio.

(e) With respect to the Company’s Employee Stock Purchase Plan (the “ESPP” and, each award granted thereunder, an “ESPP Award”), (i) participation in the ESPP shall be limited to those individuals who are participants in the ESPP on the date of this Agreement; (ii) no new Offering Period (as defined in the ESPP), other than the Offering Period in effect as of the date of this Agreement, shall be authorized, continued or commenced on or after the date of this Agreement; (iii) participants in the ESPP may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement; (iv) if the anticipated Closing Date is scheduled to occur prior to the end of the Offering Period in effect as of the date of this

Agreement, then the Company shall (x) set the Change in Control Exercise Date (as defined in the ESPP) as of a date that is no later than ten (10) Business Days prior to the anticipated Closing Date, (y) provide written notification to each ESPP participant at least ten (10) Business Days prior to the Change in Control Exercise Date that the Exercise Date (as defined in the ESPP) for the participant’s ESPP option has been changed to the Change in Control Exercise Date and that such option will be exercised automatically on the Change in Control Exercise Date and (z) cause each such ESPP option to be automatically exercised on the Change in Control Exercise Date in accordance with the terms of the ESPP; (v) any holding period relating to Shares received in respect of the ESPP shall be waived as of immediately prior to the Effective Time; and (vi) the ESPP shall terminate, effective upon the earliest of the Change in Control Exercise Date, the end of the Offering Period in effect as of the date of this Agreement and the Closing Date. The MSPP shall be terminated and of no further force or effect as of the Closing Date.

(f) Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of Shares or other equity securities of the Company (including derivative securities) in connection with this Agreement by each person who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, as amended.

SECTION 2.05 Certain Adjustments. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

SECTION 2.06 No Appraisal Rights. In accordance with Section 910 of the NYBCL, no appraisal rights shall be available to holders of Shares in connection with the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule prepared by the Company and delivered to Parent and Merger Sub in connection with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), or, other than with respect to Section 3.03, as disclosed in the SEC Reports (but excluding (x) any risk factor disclosures contained under the heading “Risk Factors” (other than any factual information contained therein) and (y) any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature) as filed prior to the date of this Agreement, the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 3.01 Organization and Qualification; Company Subsidiaries.

(a) Each of the Company and each Company Subsidiary is a corporation, exempted company, limited liability company or other legal entity validly existing and in good standing (or equivalent concept to the extent applicable) under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except, in the case of each Company Subsidiary, where the failure to be so validly existing and in good standing would not have a Company Material Adverse Effect. Each of the Company and each Company Subsidiary is duly qualified or licensed as a foreign legal entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect.

(b) Section 3.01(b) of the Company Disclosure Schedule sets forth a true and complete list of all the Subsidiaries of the Company (each a “Company Subsidiary”), together with the jurisdiction of organization of each Company Subsidiary and the percentage of the outstanding share capital or other equity interests of each Company Subsidiary owned by the Company and each other Company Subsidiary. The Company does not directly or indirectly own any material equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

SECTION 3.02 Certificate of Incorporation and By-Laws. The Company has made available to Parent a true and complete copy of (a) the Company Charter, (b) the Company By-Laws, and (c) the certificate of incorporation and by-laws (or equivalent organizational documents) of each Company Subsidiary, each as in effect as of the date of this Agreement. Each such certificate of incorporation and by-laws (or equivalent organizational documents) is in full force and effect. The Company is not in violation of any provisions of the Company Charter or the Company By-Laws. None of the Company Subsidiaries is in violation of any of the provisions of its certificate of incorporation and by-laws (or equivalent organizational documents) in each case except for violations that would not have a Company Material Adverse Effect.

SECTION 3.03 Capitalization.

(a) The authorized share capital of the Company consists of 500,000,000 shares of Company Common Stock.

(b) As of the close of business on April 30, 2015, (i) 106,736,168 shares of Company Common Stock (including 7,967.85 shares of Company Common Stock in respect of deferral units paid to directors of the Company) were issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) 21,221,722 shares of Company Common Stock were held in the treasury of the Company, (iii) no shares of Company Common Stock were held by the Company Subsidiaries, and (iv) 4,316,100.69 shares of Company Common Stock were reserved for future issuance in connection with the Company Stock Plans (including 2,116,999 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Stock Options, 1,181,667.52 shares of Company Common Stock reserved for issuance upon the vesting of outstanding Restricted Stock Units (including 580,256.48 shares of Company Common Stock subject to MSPP Awards under the Company’s Management Stock Purchase Plan (“MSPP”) and 7,652 Restricted Stock Units issued on May 3, 2015) and 429,209.92 shares of Company Common Stock reserved for issuance upon the vesting of outstanding Performance Stock Units (assuming achievement of the applicable performance criteria at the maximum level)). The foregoing excludes dividend equivalents credited in the form of additional Restricted Stock Units, Performance Stock Units, MSPP Awards, ESPP Awards and deferral units paid to directors of the Company issued in the ordinary course in lieu of the Company’s $0.305 quarterly dividend on each of the following outstanding as of April 30, 2015. Except as set forth in this Section 3.03(b), as of the close of business on April 30, 2015, no shares of capital stock or voting securities of, or other equity interests in, the Company are reserved for issuance or outstanding. Since the close of business on April 30, 2015 through the date of this Agreement, no Company Stock Options, Restricted Stock Units, Performance Stock Units or ESPP Awards have been issued or granted and no shares of Company Common Stock have been issued other than in satisfaction of the vesting or exercise of (in each case in accordance with their respective terms) any Company Stock Options, Restricted Stock Units, Performance Stock Units or ESPP Awards, in each case, that were outstanding as of the close of business on April 30, 2015 and set forth in this Section 3.03(b). Except as set forth in this Section 3.03(b), there are no options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares or other equity interests or capital stock of the Company or any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares, capital stock or other equity interests, or any other rights or instruments that are linked in any way to the price of the shares of Company Common Stock or any shares of capital stock of any Company Subsidiary, the value of all or any part of the Company or any Company Subsidiary (collectively, “Equity Interests”), in each case, obligating the Company or any Company

Subsidiary to issue, sell or grant any such Equity Interests. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights.

(c) There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) of the Company or any Company Subsidiary issued and outstanding or reserved for issuance. There are no outstanding obligations under Contract or otherwise of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or Equity Interests of the Company or any Company Subsidiary, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other person. None of the Company or any Company Subsidiary is a party to any shareholders’ agreement, voting trust agreement or registration rights agreement relating to any Equity Interests of the Company or any Company Subsidiary or any other Contract relating to disposition, voting or dividends with respect to any Equity Interests of the Company or of any Company Subsidiary.

(d) Each outstanding capital share, limited liability company interest, partnership interest or equity or similar interest of each Company Subsidiary that is held, directly or indirectly, by the Company is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and each such share or interest is owned by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or any Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.

SECTION 3.04 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Company Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (subject, in the case of the Merger, to the receipt of the Company Shareholder Approval and the filing and recordation of appropriate merger documents as required by the NYBCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

SECTION 3.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, (i) conflict with or violate the Company Charter, the Company By-Laws, or the certificate of incorporation and by-laws (or equivalent organizational documents) of any Company Subsidiary, (ii) assuming that all consents, approvals and other authorizations described in Section 3.05(b) have been obtained, that all filings and other actions described in Section 3.05(b) have been made or taken and the Company Shareholder Approval has been obtained, conflict with or violate any federal, state, local or foreign law, statute, ordinance or law, or any rule, regulation, standard, Order or agency requirement of any Governmental Authority (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by the Company or any Company Subsidiary under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the loss of any benefit under, or the creation of any Lien on the properties or assets of the Company or any Company Subsidiary pursuant to, any Contract or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or a Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or affected, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect or materially delay the consummation of the Transactions.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign government, regulatory or administrative authority or commission or other governmental authority or instrumentality or self-regulatory organization, domestic or foreign, or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) relating to the adoption of this Agreement and approval of the Transactions by the shareholders of the Company, (iii) any filings required under the rules and regulations of the NYSE, (iv) the filing of the Certificate of Merger with the Department of State of the State of New York pursuant to the NYBCL, and (v) the premerger notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and such other Antitrust Laws as may be applicable to the Transactions and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect.

SECTION 3.06 Permits; Compliance. Each of the Company and each Company Subsidiary is in possession of all licenses, permits, approvals, accreditations, certificates and other authorizations of any Governmental Authority necessary for each such entity to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is, and since August 1, 2013 has not been, in conflict with, or in default, breach or violation of, (i) any Law applicable to such entity or by which any property or asset of such entity is bound or affected, or (ii) any Contract or Company Permit to which such entity is a party or by which such entity or any property or asset of such entity is bound, except for any such conflicts, defaults, breaches or violations that would not have a Company Material Adverse Effect.

SECTION 3.07 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed or furnished (as applicable) all forms, reports, statements, schedules and other documents required to be filed or furnished (as applicable) by it with the SEC since August 1, 2013 (as amended through the date hereof, collectively, the “SEC Reports”). As of their respective dates, or, if amended prior to the date hereof, as of the date of the last such amendment, the SEC Reports (i) were prepared (and any SEC Reports filed after the date hereof will have been prepared), in all material respects, in accordance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and, in each case, the rules and regulations promulgated thereunder, and (ii) did not and will not, at the time they were or will be filed, or, if amended prior to the date hereof, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to the absence of notes and normal and recurring year-end adjustments).

(c) The management of the Company has implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is in all material respects made known to the principal executive officer and the principal financial and accounting officer of the Company by others within those entities. Based on the Company’s management’s most recently completed evaluation of the Company’s internal control over financial reporting, (i) the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) the Company does not have Knowledge of (A) any fraud or questionable accounting or auditing practices that involves management or other employees who have a significant role in the Company’s internal control over financial reporting or (B) any violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of their respective officers or directors.

(d) Neither the Company nor any Company Subsidiary has any liability or obligation of any nature, whether or not accrued or contingent or otherwise, except for liabilities and obligations (i) reflected or reserved against on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at January 31, 2015 (including the notes thereto) included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2015, (ii) incurred in connection with the Transactions, or (iii) incurred in the ordinary course of business since February 1, 2015 that would not have a Company Material Adverse Effect.

SECTION 3.08 Absence of Certain Changes or Events. Since February 1, 2015, (a) there has not been a Company Material Adverse Effect and (b) through the date of this Agreement, except in connection with the Transactions, the Company and the Company Subsidiaries have conducted their businesses in the ordinary course of business.

SECTION 3.09 Absence of Litigation. As of the date of this Agreement. there is no litigation, suit, arbitration, claim, charge, action or proceeding (each, an “Action”) pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary (or, to the Knowledge of the Company, any director or officer of the Company or any Company Subsidiary in such capacity as director or officer), by or before any Governmental Authority that would have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, as of the date of this Agreement, subject to any continuing Order of, or settlement agreement or other similar written agreement with, any Governmental Authority, that would have a Company Material Adverse Effect or materially delay the consummation of the Transactions.

SECTION 3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, equity-based award, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all employment, consulting, termination, severance, or other material Contracts to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, consultant, officer or director of the Company or any Company Subsidiary (collectively, the “Plans”).

(b) Copies of the following have been made available to Parent (in each case if applicable) with respect to each Plan: (i) the plan document, the summary plan description and any summary of material modifications, (ii) the most recent annual report, actuarial report and financial statements, (iii) the trust agreement, insurance Contract and other documents relating to funding or payment of benefits, and (iv) for each Plan that covers individuals located primarily outside of the United States (an “International Plan”), any substantially comparable documents to those required to be provided.

(c) No Plan (i) is a defined benefit pension plan or is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (ii) is a multiemployer plan within the meaning of Section 3(37) of ERISA or a multiple employer welfare arrangement as defined in Section 3(40) or ERISA and no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any Company Subsidiary that has not been satisfied in full, and no condition exists that could reasonably be expected to present a material risk to the Company or any Company Subsidiary of incurring any such liability.

(d) Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or prototype opinion letter from the Internal Revenue Service of the United States (the “IRS”) that the Plan is so qualified, or an application for such a letter is currently being processed by the IRS, and, to the Knowledge of the Company, no circumstance exists that would reasonably be expected to adversely affect the qualified status of such Plan.

(e) Each Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, except to the extent such noncompliance would not have a Company Material Adverse Effect.

(f) With respect to any Plan, as of the date of this Agreement and except as would not have a Company Material Adverse Effect, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened in writing and (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the Knowledge of the Company, threatened.

(g) Except as would not have a Company Material Adverse Effect, each International Plan (i) if intended to qualify for special tax treatment, meets all applicable requirements and (ii) if required to be funded, book-reserved or secured by an insurance policy, is so fully funded, book-reserved or secured, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

SECTION 3.11 Labor and Employment Matters. Neither the Company nor any Company Subsidiary is a party to, nor bound by, any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary (“Collective Bargaining Agreement”), nor, to the Knowledge of the Company, are there any pending or threatened activities or proceedings of any labor union, labor organization or works council to organize any such employees. To the Knowledge of the Company, there are no unfair labor practice complaints, union or works council representation questions or other Actions involving any current or former employee of the Company or any Company Subsidiary that are existing or pending against the Company or any Company Subsidiary. As of the date of this Agreement, there is no strike, work stoppage or lockout pending, or, to the Knowledge of the Company, threatened, by or with respect to any employees of the Company or any Company Subsidiary.

SECTION 3.12 Real Property.

(a) Except as would not have a Company Material Adverse Effect, the Company or one of the Company Subsidiaries has good fee simple title to all Owned Real Property and valid leasehold interests in all Leased Real Property free and clear of all Liens, except Permitted Liens. Except as would not have a Company Material Adverse Effect, the Company or one of the Company Subsidiaries has exclusive possession of each Leased Real

Property and Owned Real Property, other than any use and occupancy rights granted to third-party owners, tenants or licensees pursuant to agreements with respect to such real property entered in the ordinary course of business.

(b) Except as would not have a Company Material Adverse Effect, (i) each lease for the Leased Real Property is in full force and effect and is valid, binding and enforceable in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity), and (ii) there is no default under any lease for the Leased Real Property either by the Company or any Company Subsidiary or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company or any Company Subsidiary thereunder.

SECTION 3.13 Taxes.

(a) The Company and the Company Subsidiaries (i) have timely filed (taking into account any extension of time to file granted or obtained) all material Tax Returns required to be filed by them and such Tax Returns are true, correct and complete in all material respects, and (ii) have timely paid all material amounts of Taxes required to be paid by them (whether or not shown as due on any Tax Return), except to the extent that such Taxes are being contested in good faith in appropriate proceedings and for which the Company or the appropriate Company Subsidiary has set aside adequate reserves in accordance with GAAP. All material amounts of Taxes, whether individually or in the aggregate, required to have been withheld by the Company and the Company Subsidiaries with respect to amounts paid or owing to any employee, independent contractor, creditor or other third party have been timely withheld and remitted to the applicable Governmental Authority.

(b) There are no pending audits, examinations, investigations, refund litigation, proposed adjustments or other proceedings by a Governmental Authority in respect of any material Taxes or Tax Returns of the Company or any of the Company Subsidiaries, and no such audits, examinations, investigations, refund litigation, proposed adjustments or other proceedings have been proposed in writing. No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any of the Company Subsidiaries, which deficiency has not been satisfied by payment, settled or been withdrawn or is not being contested in good faith in appropriate proceedings and for which the Company or the appropriate Company Subsidiary has set aside adequate reserves in accordance with GAAP. There are no Liens for a material amount of Taxes on any of the assets of the Company or the Company Subsidiaries other than Permitted Liens.

(c) Neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of another person (i) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) by reason of being a member of an affiliated, consolidated, combined or unitary group (other than a group that solely includes the Company and/or any of the Company Subsidiaries) or (ii) by reason of being party to any Tax sharing, Tax allocation, or Tax indemnification agreement or other similar agreement (other than customary Tax indemnification provisions in commercial agreements or arrangements, in each case not primarily relating to Taxes and entered into in the ordinary course of business, or any agreement solely between or among the Company and the Company Subsidiaries).

(d) Neither of the Company nor any of the Company Subsidiaries has received written notice of any claim made by a Governmental Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file a Tax Return, which claim has not been resolved prior to the date hereof, that the Company or any of the Company Subsidiaries is or may be subject to taxation by that jurisdiction. There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material Tax deficiencies against the Company or any of the Company Subsidiaries other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) Neither the Company nor any of the Company Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two years.

(f) Neither the Company nor any of the Company Subsidiaries has participated in any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code, Treasury Regulation Section 1.6011-4 or any similar provision of state or local Law.

(g) Neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of Section 481(a) or Section 453 of the Code (or similar provisions of state, local, or non-U.S. Law).

(h) For purposes of this Agreement:

(i) “Tax” or “Taxes” means any federal, state, local and foreign taxes, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated and other similar taxes, imposed by any Governmental Authority, together with any interest, penalties, and additions to tax imposed with respect thereto.

(ii) “Tax Returns” means any returns, declarations, claims for refund, or information returns or statements, and reports relating to Taxes that are required to be filed with any Governmental Authority, including any schedule or attachment thereto and any amendment thereof.

(i) Notwithstanding any provision herein to the contrary, the representations in Section 3.10 and this Section 3.13 are the sole representations of the Company and the Company Subsidiaries with respect to Tax matters.

SECTION 3.14 Material Contracts.

(a) Section 3.14(a) of the Company Disclosure Schedule lists each of the following types of Contracts to which the Company or any Company Subsidiary is a party as of the date of this Agreement (such Contracts, the “Material Contracts”):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Company or any Company Subsidiary that has been, or was required to be, filed with the SEC with the Company’s Annual Report on Form 10-K for the year ended July 31, 2014 or any SEC Reports filed after the date of filing of such Form 10-K until the date hereof;

(ii) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Company or any Company Subsidiary of $3,000,000 or more and is not cancelable without penalty or further payment and without more than 120 days’ notice;

(iii) any Contract with a customer of the Company or any Company Subsidiary which involves or is reasonably likely to involve annual payments of more than $10,000,000 (it being understood that the Company is not making any representation or warranty as to the actual amount of future payments to be received under any such Contract);

(iv) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit of $50,000,000 or more, other than (A) accounts receivable and accounts payable in the ordinary course of business and (B) loans to direct or indirect wholly-owned Company Subsidiaries;

(v) with respect to a joint venture, partnership or other similar arrangement that is material to the business of the Company and the Company Subsidiaries, taken as a whole, any Contract that relates to the formation, creation, governance or control of, or the economic rights or obligations of the Company or any of the Company Subsidiaries in, any such joint venture, partnership or other similar arrangement;

(vi) any Contract containing any covenant materially limiting the right of the Company or any Company Subsidiary to engage in any line of business or to compete with any person in any line of business;

(vii) any Contract containing a “most favored nation” clause or other term providing preferential pricing or treatment to a third party that is not cancelable without penalty or further payment and without more than 120 days’ notice;

(viii) any Contract that grants any right of first refusal or right of first offer or similar right or that limits the ability of the Company or any of the Company Subsidiaries to sell, transfer, pledge or otherwise dispose of assets or any business with an aggregate value in excess of $25,000,000;

(ix) any Collective Bargaining Agreement;

(x) any Contract that relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $25,000,000 (A) that was entered into after July 31, 2013, or (B) pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding, in each case, in excess of $5,000,000; and

(xi) any Contract that is a license, royalty or similar Contract with respect to Intellectual Property (other than generally commercially available “off-the-shelf” software programs) that would reasonably be expected to involve aggregate payments by or to the Company or any Company Subsidiary of $5,000,000 or more or that is otherwise material to the Company and the Company Subsidiaries, taken as a whole.

(b) True, correct and complete copies of each Material Contract have been made available to Parent. Except as would not have a Company Material Adverse Effect, (i) each Material Contract is valid, binding and in full force and effect with respect to the Company and the Company Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, (ii) none of the Company or any Company Subsidiary has received any written claim of breach or default under or cancellation of any Material Contract and none of the Company or any Company Subsidiary is in breach or violation of, or default under, any Material Contract (iii) to the Knowledge of the Company, no other party is in breach or violation of, or default under, any Material Contract and (iv) to the Knowledge of the Company, neither the Company nor any Company Subsidiary has received, as of the date of this Agreement, any written notice from any person that such person intends to terminate or not renew any Material Contract.

(c) Except for such matters as would not have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is or, since August 1, 2013, has been, and to the Knowledge of the Company, none of their respective officers or directors is or, since August 1, 2013, has been, suspended or debarred from doing business by any Governmental Authority or declared nonresponsible or ineligible for government contracting, and no such suspension or debarment action has been commenced.

SECTION 3.15 Insurance. Except as would not have a Company Material Adverse Effect, (a) each of the Company and the Company Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses, (b) each such insurance policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (c) neither the Company nor any Company Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy, and, to the Company’s Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under such policy, and (d) no notice of cancellation or termination has been received with respect to any such party.

SECTION 3.16 Environmental Matters. Except as would not have a Company Material Adverse Effect, (a) the Company and each Company Subsidiary is, and has been since August 1, 2013, in compliance with all applicable Environmental Laws, (b) the Company and the Company Subsidiaries possess all permits and approvals issued pursuant to any applicable Law relating to the protection of the environment or, as such relates to exposure to Hazardous Materials, to health and safety (“Environmental Laws”) that are required to conduct the business of the Company and each Company Subsidiary as it is currently conducted, and are, and have been since August 1, 2013, in compliance with all such permits and approvals, (c) no releases of (i) any petroleum products or byproducts, radioactive materials, friable asbestos or polychlorinated biphenyls, or (ii) any waste, material or substance defined as a “hazardous” substance, “hazardous” material, or “hazardous” waste, “pollutant” or analogous terminology under any applicable Environmental Law (“Hazardous Materials”) have occurred at, on, from or under any real property currently or, to the Company’s Knowledge, formerly owned or operated by the Company or any Company Subsidiary which requires any remediation by the Company or any Company Subsidiary under Environmental Law, and (d) neither the Company nor any Company Subsidiary has received any written claim or notice from any Governmental Authority or other person alleging that the Company or any Company Subsidiary is or may be in violation of or liable under, any Environmental Law.

SECTION 3.17 Intellectual Property. To the Knowledge of the Company, (a) the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate the material Intellectual Property rights of any person; (b) no person is infringing, misappropriating or otherwise violating any Intellectual Property right owned by the Company or any Company Subsidiary; (c) none of the material Intellectual Property owned by the Company or any Company Subsidiary is subject to any outstanding Order restricting the use thereof by the Company or the Company Subsidiaries; (d) since August 1, 2013 neither the Company nor any Company Subsidiary has received written notice of, and there is no pending or threatened Action alleging, an infringement, misappropriation or violation of any Intellectual Property by the Company or any Company Subsidiary or challenging the validity, enforceability, priority or registrability of any of its Intellectual Property; (e) since August 1, 2013 neither the Company nor any Company Subsidiary has sent any written notice to any person, or brought any Action against any person, alleging an infringement, misappropriation or violation of the Intellectual Property of the Company or any Company Subsidiary or challenging the validity, enforceability, priority or registrability of any Intellectual Property of such other person; (f) the Company and the Company Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all material Intellectual Property owned by the Company or the Company Subsidiaries, the value of which to the Company and the Company Subsidiaries is contingent upon maintaining the confidentiality thereof; and (g) there have been no material security breaches in the Company’s or any Company Subsidiary’s information technology systems.

SECTION 3.18 Board Approvals; Vote Required.

(a) The Company Board, by resolutions duly adopted at a meeting duly called and held, unanimously: (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and its shareholders, (ii) adopted this Agreement and approved the Transactions, (iii) resolved, subject to Section 6.03(e), to recommend adoption of this Agreement by the shareholders of the Company (such recommendation, the “Company Recommendation”) and (iv) directed that the adoption of this Agreement be submitted to a vote of the Company’s shareholders.

(b) Assuming the accuracy of the representations and warranties in Section 4.05, the affirmative vote of the holders of two-thirds of all outstanding shares of Company Common Stock to adopt this Agreement (the “Company Shareholder Approval”) is the only vote or consent of the holders of any class or series of the Company’s capital stock or other securities necessary to approve this Agreement and consummate the Transactions.

SECTION 3.19 Takeover Laws. Assuming the accuracy of the representations and warranties in Section 4.05, as of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other anti-takeover Law (including Section 912 of the NYBCL), or any comparable anti-takeover provisions of the Company Charter or the Company By-Laws, would reasonably be expected to restrict or prohibit the execution of this Agreement, each party performing its obligations hereunder or the consummation of the Transactions. The Company has no “rights plan”, “rights agreement” or “poison pill” in effect.

SECTION 3.20 Opinion of Financial Advisor. The Company Board has received an oral opinion (to be confirmed by a written opinion) from Goldman, Sachs & Co. to the effect that, as of the date of this Agreement and subject to certain assumptions, qualifications, limitations and other matters set forth in the written opinion, the Merger Consideration to be paid to the holders of Shares pursuant to this Agreement is fair, from a financial point of view, to such holders, and such opinion has not been withdrawn, revoked or modified as of the date of this Agreement.

SECTION 3.21 Brokers. No broker, finder or investment banker (other than Goldman, Sachs & Co.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. On or prior to the date of this Agreement, the Company has made available to Parent an unredacted copy of the engagement letter or other agreement, in each case, as amended or modified, between the Company and Goldman, Sachs & Co.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

SECTION 4.01 Corporate Organization. Each of Parent and Merger Sub is a corporation, in each case, validly existing and in good standing (or equivalent concept to the extent applicable) under the Laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so existing or in good standing or to have such power and authority would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement.

SECTION 4.02 Organizational Documents. Parent has heretofore furnished to the Company a true and complete copy of the certificate of incorporation and by-laws of Parent and Merger Sub, in each case as amended to date. Such certificate of incorporation and by-laws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate of incorporation or by-laws, as applicable.

SECTION 4.03 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (subject, in the case of the Merger, to the filing and recordation of appropriate merger documents as required by the NYBCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

SECTION 4.04 No Conflict; Required Filings and Consents; Agreements.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, (i) conflict with or violate the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) assuming that all consents, approvals and other authorizations described in Section 4.04(b) have been obtained and that all filings and other actions described in Section 4.04(b) have been made or taken, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any Contract or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent and Merger Sub from performing their obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, (ii) applicable requirements, if any, of the NYSE, (iii) the Certificate of Merger with the Department of State of the State of New York pursuant to the NYBCL, (iv) the premerger notification and waiting period requirements of the HSR Act and such other Antitrust Laws as may be applicable to the Transactions, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing their obligations under this Agreement.

SECTION 4.05 Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries (including Merger Sub) is, and at no time during the last five years has Parent or any of its Subsidiaries (including Merger Sub) been, an “interested shareholder” of the Company (as defined in Section 912 of the NYBCL) or a Related Person (as defined in Paragraph 12 of the Company Charter). Neither Parent nor any of its Subsidiaries (including Merger Sub) owns (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company.

SECTION 4.06 Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of the officers of Parent, threatened, against Parent or any of its Affiliates before any Governmental Authority that would or seeks to prevent or materially delay the consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing their obligations hereunder. As of the date of this Agreement, neither Parent nor any of its Affiliates is subject to any continuing Order of, or settlement agreement or other similar written agreement with, any Governmental Authority, that would or seeks to prevent or materially delay the consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing their obligations hereunder.

SECTION 4.07 Operations of Merger Sub. Merger Sub is wholly-owned Subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

SECTION 4.08 Financing. Parent currently has, or at Closing will have, sufficient funds available to consummate the Transactions. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that it shall not be a condition to the obligations of Parent and Merger Sub to consummate the Transactions that Parent and Merger Sub have sufficient funds for payment of the Merger Consideration.

SECTION 4.09 Brokers. The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01 Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), except as contemplated by this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the Company shall use its reasonable best efforts to (x) conduct the businesses of the Company and the Company Subsidiaries in the ordinary course of business and (y) to preserve substantially intact the business organization of the Company and the Company Subsidiaries and the current relationships of the Company and the Company Subsidiaries with any persons with which the Company or any Company Subsidiary has material business relations. Except as expressly contemplated by any other provision of this Agreement, as set forth in Section 5.01 of the Company Disclosure Schedule or as required by applicable Law, neither the Company nor any Company Subsidiary shall, during the Pre-Closing Period, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) amend or otherwise change its certificate of incorporation, by-laws or other similar organizational documents;

(b) issue, sell, dispose of, encumber, or authorize such issuance, sale, disposition or encumbrance of, (i) any shares of any class of share capital of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such share capital, or any other ownership interest, of the Company or any Company Subsidiary (except for (A) issuances, sales or dispositions by a direct or indirect wholly-owned Company Subsidiary to the Company or any other direct or indirect wholly-owned Company Subsidiary and (B) the issuance of Shares issuable pursuant to Company Stock Options, Restricted Stock Units and ESPP and MSPP Awards that are outstanding on the date of this Agreement pursuant to the terms of the applicable Plans as in effect immediately prior to the date of this Agreement) or (ii) any assets of the Company or any Company Subsidiary the value or purchase price of which exceeds $10,000,000 individually or $25,000,000 in the aggregate;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital, except for dividends or other distributions by any direct or indirect wholly-owned Company Subsidiary to the Company or any other direct or indirect wholly-owned Company Subsidiary; provided that, no Company Subsidiary organized outside of the United States shall make or pay any dividend or other distribution to either (i) the Company or (ii) a Company Subsidiary organized in the United States;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any share capital of the Company or any Company Subsidiary;

(e) (i) acquire (including by amalgamation, merger, consolidation, or acquisition of equity interests or assets or any other business combination) any company, corporation, partnership, other business organization (or any division thereof) or invest in or acquire any properties, assets, or securities the value or purchase price of which exceeds $10,000,000 individually or $25,000,000 in the aggregate; (ii) except for (A) new borrowings under existing credit facilities not to exceed $25,000,000 in the aggregate, (B) borrowings in the commercial paper market in the ordinary course of business, (C) any hedging, swap or similar arrangement entered into in the ordinary course of business or (D) letters of credit, surety bonds, security time deposits, guarantees of indebtedness for borrowed money or similar instruments issued in the ordinary course of business, incur, assume or modify the terms of any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person; or (iii) enter into, terminate, materially modify, renew, waive or amend any material provision of (A) any Material Contract or (B) any Contract that would be deemed to be a Material Contract if it had been entered into prior to the date of this Agreement, other than, in each case, in the ordinary course of business;

(f) authorize, or make any commitment with respect to, any capital expenditures that in the aggregate exceed by 10% the aggregate amount of the capital expenditures budget for the fiscal year ending July 31, 2015 of the Company and the Company Subsidiaries, taken as a whole (a copy of which has been previously provided to Parent);

(g) make any loans, capital contributions or advances to any person outside the ordinary course of business, other than to the Company or any wholly owned Company Subsidiary;

(h) except as otherwise required under any Plan in existence immediately prior to the date of this Agreement, (i) increase the compensation payable or to become payable or the benefits provided to its current or former directors, officers, consultants or employees of the Company or any Company Subsidiary, except for (A) annual increases in base salaries for employees who are not executive officers in the ordinary course of business in amounts consistent with previous annual increases and (B) annual bonus award adjustments in the ordinary course consistent with past practice; (ii) grant any retention, severance or termination pay to, or enter into or amend any employment, bonus, change of control or severance agreement with, any current or former director, officer, consultant or other employee of the Company or of any Company Subsidiary; (iii) establish, adopt, enter into, terminate or amend any Plan, or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, except as required by Law or in connection with the establishment of annual incentive programs in the ordinary course consistent with past practice; (iv) loan or advance any money or other property to any current or former director, officer, consultant or employee of the Company or the Company Subsidiaries; (v) terminate any officer, employee or contractor, other than (A) for cause in the ordinary course of business or (B) reductions in staff pursuant to current plans which have been set forth on Section 5.01(h)(v) of the Company Disclosure Schedule; (vi) hire any officer or employee or engage any consultant or other individual service provider, in each case whose base salary or compensation and target bonus opportunity exceeds $300,000 per annum, or (vii) fund (through a grantor trust or otherwise) any compensation or benefits to be provided under any Plan other than, in connection with the matters described in clauses (ii) and (iii), (x) in connection with the hiring of any new employees who are not directors or executive officers in the ordinary course of business in accordance with clause (vi) and (y) in connection with the promotion of employees who are not directors or executive officers (and who will not be directors or executive officers after such promotion) in the ordinary course of business;

(i) establish, adopt, enter into, terminate or amend any Collective Bargaining Agreement;

(j) fail to maintain in full force and effect the existing insurance policies (or alternative policies with comparable terms and conditions) covering the Company and the Company Subsidiaries and their respective properties, assets and businesses;

(k) (i) settle (or propose to settle) any Action, other than (A) settlements involving not more than $5,000,000 in monetary damages in the aggregate (net of insurance proceeds) paid by the Company or a Company Subsidiary and that do not (1) require any actions or impose any material restrictions on the business or operations of the Company and the Company Subsidiaries, or after the Effective Time, Parent or its Subsidiaries or (2) include the admission of wrongdoing by the Company or any Company Subsidiary and (B) shareholder litigation, which is the subject of Section 6.11, (ii) settle or compromise any material investigation or inquiry by any Governmental Authority, including by entering into any consent decree or other similar such agreement, or (iii) waive, release or assign any claims or rights of material value, other than in connection with a permitted settlement pursuant to clause (i);

(l) change any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by GAAP;

(m) (i) make, change or rescind any material Tax election, (ii) change any annual Tax accounting period or adopt or change any method of Tax accounting, (iii) file any Tax Return relating to the Company or any of the Company Subsidiaries that has been prepared in a manner that is inconsistent with the past practices of the Company or such Company Subsidiary, as applicable, (iv) file any amended Tax Return with respect to any material Tax or other than in the ordinary course of business consistent with past practice, (v) settle or compromise any claim, investigation, audit or controversy relating to a material amount of Taxes, (vi) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business, (vii) enter into any closing agreement with respect to any Tax or (viii) surrender any right to claim a material Tax refund;

(n) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger); or

(o) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

SECTION 5.02 Conduct of Business by Parent and Merger Sub Pending the Merger. Subject to Section 6.06, each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action or fail to take any action that is intended to delay or prevent the consummation of the Transactions.

SECTION 5.03 Control of Operations. Without limiting Section 5.01, nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with and subject to the terms and conditions of this Agreement, including Section 5.01, control and supervision over such matters.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Proxy Statement; Company Shareholders’ Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, and in any event within twenty (20) Business Days, the Company shall prepare and file with the SEC the preliminary Proxy Statement. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement, and each covenants that none of the information supplied or to be supplied by it for inclusion or incorporation in the Proxy Statement will, at the date it is filed with the SEC or first mailed to the Company’s shareholders or at the time of the Company Shareholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Company and Parent shall use its reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect to the Proxy Statement, and the Company shall use its reasonable efforts to cause the definitive Proxy Statement to be mailed to the Company’s shareholders as promptly as reasonably practicable after the date on which the Company learns that the Proxy Statement will not be reviewed, or that the SEC staff has no further comments thereon. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with a copy of all material written correspondence between the Company or any Company Representatives, on the one hand, and the SEC or its staff, on the other hand, with regards to the Proxy Statement. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC or disseminating to holders of Shares and reasonable opportunity to review and comment on all responses to requests for additional information and shall give due consideration to all reasonable changes suggested by Parent. If, at any time prior to the Company Shareholders’ Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company.

(b) Unless this Agreement is terminated pursuant to Section 8.01, the Company shall, as promptly as reasonably practicable after the date on which the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon, duly call, give notice of, convene and hold the Company Shareholders’ Meeting. Notwithstanding the foregoing sentence, (i) if on a date for which the Company Shareholders’ Meeting is scheduled, the Company has not received proxies representing a sufficient number of Shares to constitute a quorum and to obtain the Company Shareholder Approval, whether or not a quorum is present, the Company shall, after consultation with Parent, have the right to, and (ii) the Company shall, at any time, upon the written direction of Parent, in either case, make one or more successive postponements or adjournments of the Company Shareholders’ Meeting; provided that the Company Shareholders’ Meeting is not postponed or adjourned to a date that is more than 30 calendar days after the date for which the Company Shareholders’ Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). The Company shall, unless there has been an Adverse Recommendation Change, use its reasonable efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement, and to take all other actions necessary or advisable to secure the Company Shareholder Approval.

SECTION 6.02 Access to Information; Confidentiality.

(a) Except as otherwise prohibited by applicable Law, the terms of any Contract entered into prior to the date hereof or as would be reasonably expected to violate or result in the loss of any attorney-client (or other legal) privilege, during the Pre-Closing Period, the Company shall (and shall cause the Company Subsidiaries to), at Parent’s expense: (i) provide to Parent and to the officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, “Representatives”) of Parent reasonable access, during normal business hours and upon reasonable prior notice to the Company by Parent, to the officers, employees, agents, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof, and (ii) furnish as promptly as practicable to Parent such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent or its Representatives may reasonably request; provided, that if such access or disclosure (x) is prohibited by applicable Law, the Company shall use reasonable best efforts to provide such access or disclosure in a manner that does not violate Law, (y) is prohibited by an existing Contract, the Company shall use reasonable best efforts to obtain the required consent from the counterparty to such Contract to allow such access or disclosure or (z) would result in a loss of such privilege, the Company shall use its reasonable best efforts to allow for such access or disclosure (or as much or it as possible) in a manner that would not result in a loss of such privilege, including to the extent requested by Parent and if applicable, by entering into a customary joint defense agreement that would alleviate such loss of privilege.

(b) All information obtained by Parent, Merger Sub or its or their Representatives pursuant to this Section 6.02 shall be kept confidential in accordance with the confidentiality agreement, dated April 21, 2015 (the “Confidentiality Agreement”), between Parent and the Company.

(c) No investigation pursuant to this Section 6.02 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

SECTION 6.03 No Solicitation.

(a) The Company shall, and shall cause the Company Subsidiaries to, and shall instruct (and use its reasonable best efforts to cause) the Company Representatives to, immediately cease and cause to be terminated any solicitation, discussions or negotiations with any person that may be ongoing with respect to an Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, and shall request the prompt return or destruction of all confidential information previously furnished to any person in connection therewith and immediately terminate all physical and electronic dataroom access previously granted to any such person, its Subsidiaries or representatives.

(b) Except as permitted by this Section 6.03, during the Pre-Closing Period, the Company agrees that it shall not, and shall cause each Company Subsidiary not to, and shall instruct (and use its reasonable best efforts to cause) the Company Representatives not to, directly or indirectly, (i) solicit or initiate any inquiries or the implementation or submission of any Acquisition Proposal, or any proposals or offers that would be reasonably expected to lead to an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information in connection with, or for the purpose of facilitating, any inquiries, proposals or offers that constitute, or would be reasonably expected to lead to, an Acquisition Proposal except to notify such person of the existence of this Section 6.03(b), (iii) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal, or any inquiries, proposals or offers that would reasonably be expected to lead to an Acquisition Proposal, or (iv) execute or enter into any Acquisition Agreement; provided that, notwithstanding the foregoing, the Company may grant a waiver, amendment or release under any confidentiality or standstill agreement, to the extent necessary to allow a confidential Acquisition Proposal to be made to the Company or the Company Board so long as the Company promptly notifies Parent of any such waiver, amendment or release; provided, however, that, prior to the receipt of the Company Shareholder Approval, nothing contained in this Section 6.03 shall prevent the Company or the Company Board from furnishing information to, or engaging in negotiations or discussions with, any person that made a bona fide Acquisition Proposal, which Acquisition Proposal did not result in any material respect from a breach (or deemed breach) of this Section 6.03, if, and only if, prior to taking such action (A) the Company Board (1) determines in good faith (after consultation with its advisors) that such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal, and (2) determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (B) the Company provides written notice to Parent of the determination referenced in clause (A), and (C) the Company receives from such person an executed Acceptable Confidentiality Agreement. The Company shall deliver to Parent a copy of any executed Acceptable Confidentiality Agreement promptly following its execution (which may be redacted with respect to such person’s name or other identifying information).

(c) The Company shall promptly (and in any event within 48 hours) (i) provide Parent written notice of (A) the receipt of any Acquisition Proposal or (B) any inquiries, proposals or offers received by, or any discussions or negotiations sought to be initiated or continued with, the Company, any Company Subsidiary or any Company Representatives concerning an Acquisition Proposal, (ii) disclose to Parent the material terms of any such Acquisition Proposal or any such inquiry, offer, proposal or request and (iii) provide Parent with copies of all written information concerning the Company or any Company Subsidiary provided or made available by the Company, any Company Subsidiary or any Company Representative to such person to the extent not previously provided or made available to Parent. The Company will keep Parent reasonably informed on a reasonably prompt basis (and in any event within 48 hours of any material development) of the status and details (including material amendments) of any such Acquisition Proposal or other inquiry, offer, proposal or request concerning an Acquisition Proposal. The Company shall promptly, and in any event within 24 hours, following a determination by the Company Board that an Acquisition Proposal is a Superior Proposal, notify Parent of such determination.

(d) Except as set forth in Section 6.03(e), neither the Company nor the Company Board, as applicable, shall, and neither shall publicly propose to: (i) withhold, withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation; (ii) approve or recommend any Acquisition Proposal; (iii) enter into any Acquisition Agreement or (iv) refrain from recommending against (and reaffirming the Company Recommendation) any Acquisition Proposal that is a tender offer or exchange offer within ten (10) Business Days after the commencement thereof (any such action, other than those set forth in the preceding clause (iii), an “Adverse Recommendation Change”).

(e) Notwithstanding anything in this Agreement to the contrary, prior to the receipt of the Company Shareholder Approval, the Company Board may effect an Adverse Recommendation Change, if (i) the Company receives an unsolicited, written Acquisition Proposal that the Company Board determines in good faith (after consultation with its advisors) is a Superior Proposal and determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law or (ii) an Intervening Event occurs and as a result thereof the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to effect an Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided that

(i) prior to effecting such an Adverse Recommendation Change with respect to a Superior Proposal, (A) the Company has notified Parent in writing that it intends to effect an Adverse Recommendation Change, (B) the Company has provided Parent a copy of all proposed definitive agreements (including all financing documents, if applicable) with respect to such Superior Proposal, (C) if requested to do so by Parent, for a period of four (4) calendar days following delivery of such notice, the Company shall have discussed and negotiated in good faith, and shall have made the Company Representatives available to discuss and negotiate in good faith, with Parent and its Representatives, any bona fide proposed modifications to the terms and conditions of this Agreement; and (D) no earlier than the end of such four (4) calendar day period, the Company Board (after consultation with its outside legal counsel and financial advisor) shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement proposed by Parent during such four (4) calendar day period, that such Superior Proposal still constitutes a Superior Proposal and that the failure to make an Adverse Recommendation Change in connection therewith would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice to the Parent as provided above, but with respect to any such subsequent notices references herein to a “four (4) calendar day period” shall be deemed references to a “two (2) calendar day period”)

(ii) prior to effecting such an Adverse Recommendation Change with respect to an Intervening Event, (A) the Company has notified Parent in writing that it intends to effect such an Adverse Recommendation Change, describing in reasonable detail the reasons for such Adverse Recommendation Change, (B) if requested to do so by Parent, for a period of four (4) calendar days following delivery of such notice, the Company shall have discussed and negotiated in good faith, and shall have made the Company Representatives available to discuss and negotiate in good faith, with Parent and its Representatives any bona fide proposed modifications to the terms and conditions of this Agreement and (C) no earlier than the end of such four (4) calendar day period, the Company Board shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement proposed by Parent during such four (4) calendar day period, that the failure to effect an Adverse Recommendation Change would still be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(f) Nothing contained in this Agreement shall prevent the Company or the Company Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any disclosure to the Company’s shareholders if the Company Board determines (after consultation with its outside legal counsel) that its failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided that, in each case, any Adverse Recommendation Change may only be made in accordance with Section 6.03(e). For the avoidance of doubt, a factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall not, in and of itself, be deemed an Adverse Recommendation Change.

(g) Except as set forth in Section 8.03(d) with respect to an Acquisition Proposal, for purposes of this Agreement:

(i) “Acquisition Proposal” means any proposal or offer from any person or group (other than Parent or Merger Sub) relating to, in a single transaction or series of related transactions, (1) any direct or indirect acquisition of (A) more than 20% of the assets (whether based on the fair market value, revenue generation or net income) of the Company and its consolidated Subsidiaries, taken as a whole, including in any such case through the acquisition of one or more Subsidiaries owning such assets, or (B) more than 20% of the outstanding Company Common Stock (or any securities convertible into, or exchangeable for, such Company Common Stock); (2) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result, directly or indirectly, in any person or group (or the shareholders of any person or group) beneficially owning 20% or more of the outstanding Company Common Stock; or (3) any merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or other similar transaction involving the Company which would result in any person or group (or the shareholders of any person or group) beneficially owning, directly or indirectly, more than 20% of the outstanding Company Common Stock or 20% of the voting power of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power). Whenever the term “group” is used in this Agreement, it shall have the definition set forth in Rule 13d-3 of the Exchange Act.

(ii) “Intervening Event” means any material event, circumstance, change, effect, development or condition (other than an Acquisition Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal) first occurring or arising after the date of this Agreement that was not known or reasonably foreseeable by the Company Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement).

(iii) “Superior Proposal” means any bona fide written Acquisition Proposal made by any person or group (other than Parent or any of its Subsidiaries) after the date of this Agreement, which Acquisition Proposal did not result in any material respect from a breach (or deemed breach) of this Section 6.03, that (1) would result in such person or group (or in the case of a direct merger between such person and the Company, the shareholders of such person) acquiring, directly or indirectly, more than 50% of the outstanding Shares or all or substantially all of the assets of the Company and the Company Subsidiaries taken as a whole, (2) is on terms that the Company Board determines in good faith (after receiving the advice of its financial advisor and outside legal counsel and after taking into account all the terms and conditions of the Acquisition Proposal) are more favorable to the Company’s shareholders from a financial point of view than the Merger and the transactions contemplated hereby (taking into account any proposed amendment or modification proposed by Parent pursuant to Section 6.03(e)(i)) and (3) the Company Board determines (after receiving the advice of its financial advisor and outside legal counsel) is reasonably capable of being consummated in accordance with its terms in a reasonable period of time, taking into account all financial, regulatory, legal and other aspects (including certainty of closing and certainty of financing) of such proposal.

(h) Without limiting the foregoing, it is agreed that in the event any Company Representative or any Company Subsidiary takes any action, on behalf of the Company, which, if taken by the Company, would constitute a material breach of this Section 6.03, and the Company does not take reasonable action to seek to cure such breach within three (3) Business Days of the date on which the Company obtains Knowledge of such breach, then the Company shall be deemed to be in breach of this Section 6.03.

SECTION 6.04 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Company and its Subsidiaries shall, and Parent shall cause the Surviving Company to, to the fullest extent permitted under the NYBCL, honor and fulfill in all respects the obligations of the Company and the Company Subsidiaries under any and all indemnification agreements between the Company or any Company Subsidiary and any of their respective present or former directors and officers (collectively, the “Indemnified Parties”). In addition, the certificate of incorporation and by-laws of the Surviving Company shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the Company Charter or the Company By-Laws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or any Company Subsidiary.

(b) For a period of six (6) years after the Effective Time, Parent and the Surviving Company shall, jointly and severally, to the fullest extent permitted under applicable Law, indemnify and hold harmless each Indemnified Party against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any Action (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or relating to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, whether occurring on or before the Effective Time. To the fullest extent permitted by Law, Parent and the Surviving Company shall, jointly and severally, pay all expenses of each Indemnified Party in advance of the final disposition of any such Action, subject to receipt of an undertaking to repay such advances if it is ultimately determined in accordance with applicable Law that such Indemnified Party is not entitled to indemnification. In the event of any such Action, (i) Parent or the Surviving Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Company, promptly after statements therefor are received, (ii) neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any pending or threatened Action to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents, and (iii) Parent and the Surviving Company shall cooperate in the defense of any such matter; provided, however, that neither Parent nor the Surviving Company shall be liable for any settlement effected without the Surviving Company’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and provided further that, in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. The rights of each Indemnified Party under this Section 6.04(b) shall be in addition to any rights such person may have under the certificate of incorporation or by-laws (or similar organizational documents) of the Company and the Surviving Company or any of their Subsidiaries, or under any Law or under any indemnification agreement of any Indemnified Party with the Company or any Company Subsidiary.

(c) The Surviving Company shall either (i) cause to be obtained at the Effective Time “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time; or (ii) maintain in effect for six (6) years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company; provided that the Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable in the aggregate with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Company be required to expend pursuant to this Section 6.04(c) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance; provided further that in the event of an expiration, termination or cancellation of such current policies, Parent or the Surviving Company shall be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums.

(d) In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation, amalgamation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 6.04.

(e) Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 6.04.

SECTION 6.05 Employee Benefits Matters.

(a) Parent hereby agrees that, for a period commencing upon the Effective Time and ending on December 31, 2016 (or if shorter, during the period of employment), Parent shall, or it shall cause the Surviving Company and its Subsidiaries to, (i) provide each employee of the Company and of each of the Company Subsidiaries as of the Effective Time (each, an “Employee”), other than any Employee covered by a Collective Bargaining Agreement (each, a “Union Employee”) with at least the same level of base salary that was provided to each such Employee immediately prior to the Effective Time, (ii) provide each Employee with a cash incentive compensation opportunity that is at least equal to that provided to the Employee immediately prior to the Effective Time and (iii) provide the Employees with employee benefits (other than equity-based awards and defined benefit or non-qualified arrangements) that are no less favorable in the aggregate than the employee benefits (other than equity-based awards and defined benefit or non-qualified arrangements) provided to such Employees immediately prior to the Effective Time. From and after the Effective Time, Parent shall cause the Surviving Company and its Subsidiaries to honor in accordance with their terms, all Plans as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Company Subsidiary, including all severance agreements listed on Section 3.10(a) of the Company Disclosure Schedule, it being understood that the foregoing shall not limit the right of Parent and its Subsidiaries, including the Surviving Company, to amend or terminate any Plan in accordance with its terms. Notwithstanding the foregoing, (x) any applicable cash incentive compensation performance period in effect as of the Closing Date and scheduled to end after December 31 of the year in which the Closing Date occurs shall end on December 31 of the year in which the Closing Date occurs, and any applicable payment thereunder shall be made subject to appropriate adjustment and pro-ration, and (y) the following performance period shall begin on January 1 of the immediately following calendar year. With respect to Union Employees, Parent shall, or shall cause the Surviving Company and its Subsidiaries to, honor in accordance with their terms all applicable Collective Bargaining Agreements as in effect immediately prior to the Effective Time, it being understood that the foregoing shall not limit the right of Parent and its Subsidiaries, including the Surviving Company, to amend or terminate any Collective Bargaining Agreement in accordance with its terms.

(b) Employees shall receive credit for their service on or prior to the Effective Time with the Company, any Company Subsidiary and all Affiliates for all purposes (including, for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding benefit accruals under any defined benefit pension plan or post-retirement medical arrangement) under any employee benefit plan, program or arrangement established or maintained by Parent, the Surviving Company or any of their respective Subsidiaries under which each Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of the Company Subsidiaries under comparable Plans immediately prior to the Effective Time. Such plan, program or arrangement shall credit each such Employee for service accrued or deemed accrued on or prior to the Effective Time with the Company, any Company Subsidiary and all Affiliates where service with the Affiliate was credited under a comparable Plan of the Company prior to the Effective Time

(c) During the period commencing on the Closing and ending on December 31 of the calendar year in which the Closing Date occurs, each Employee who is primarily employed in the United States (each, a “U.S. Employee”) shall continue to be eligible to participate in the welfare benefit plans, programs and arrangements maintained by the Company in which such U.S. Employee was eligible to participate immediately prior to the Closing. Beginning on January 1 of the immediately following calendar year, each U.S. Employee who is then employed by Parent or the Surviving Company will be enrolled in welfare benefit plans, programs and arrangements maintained by Parent or the Surviving Company (the “Purchaser Welfare Benefit Plans”), without regard to any waiting periods, preexisting condition exclusions, at-work requirements, evidence of insurability and similar terms and conditions, except to the extent prohibited under applicable Law or the terms of the applicable Purchaser Welfare Benefit Plan.

(d) Each of the Company, Parent and Merger Sub acknowledges that consummation of the Transactions will constitute a change in control of the Company under the terms of the Company’s employee plans, programs, arrangements and contracts containing provisions triggering payment, vesting or other rights upon a change in control or similar transaction.

(e) Nothing in this Section 6.05 shall be treated as an amendment of, or undertaking to amend, any benefit plan. The provisions of this Section 6.05 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 6.05, express or implied, shall confer upon any Employee, or legal representative or beneficiary thereof or any other person, any rights or remedies.

(f) Prior to the Closing, the Company shall, to the extent permitted by applicable Law, provide Parent with reasonable access to employees of the Company and related employee files and records, in each case to the extent reasonably determined by Parent to be necessary or appropriate in connection with post-Closing employment and retention matters.

SECTION 6.06 Further Action.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts (subject to compliance with applicable Law) to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, including (i) promptly obtaining all authorizations, consents, Orders, approvals, licenses, permits, and waivers of all Governmental Authorities and officials that may be or become necessary for the performance of its obligations pursuant to this Agreement, (ii) cooperating fully with the other party in promptly seeking to obtain all such authorizations, consents, Orders, approvals, licenses, permits and waivers, (iii) providing such other information to any Governmental Authority as such Governmental Authority may lawfully request in connection herewith and (iv) obtaining all consents, approvals or waivers from third parties that are (A) necessary to consummate the Transactions or (B) disclosed in the Company Disclosure Schedule; provided, that, notwithstanding the foregoing, none of the Company, any Company Subsidiary or Parent or any Subsidiary of Parent shall be required to make any payments or concessions in connection with the fulfillment of its obligations this Section 6.06(a)(iv) and that neither the Company nor any Company Subsidiary shall pay any consideration or make any agreements or commitments in connection with any such necessary consents, approvals or waivers without the prior written consent of Parent. As promptly as practicable, but in any event no later than ten (10) Business Days, following the date of this Agreement, each party shall make its respective filing, if necessary, pursuant to the HSR Act with respect to the

Transactions and shall supply as promptly as reasonably practicable thereafter to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Each party hereto agrees to make as promptly as practicable after the date of this Agreement, its respective filings and notifications, if any, under any other applicable Antitrust Law, and to supply as promptly as reasonably practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the applicable Antitrust Law.

(b) Without limiting the generality of the undertaking of Parent pursuant to Section 6.06(a), Parent shall, and shall cause each of its Subsidiaries to, use its and their best efforts, and take any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority or any other person so as to enable the parties hereto to consummate the Transactions as promptly as practicable, and in any event prior to the Outside Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture, license or other disposition of such of its and their assets, properties or businesses or of the assets, properties or businesses to be acquired by Parent pursuant hereto, and entering into such other arrangements, as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any suit or proceeding by a Governmental Authority or any other person under Antitrust Laws that would otherwise have the effect of materially delaying or preventing the consummation of the Transactions; provided, that, notwithstanding the foregoing provisions of this Section 6.06(b) or any other provision of this Agreement, in no event shall Parent or any of its Subsidiaries be required to agree to (nor shall the Company or any Company Subsidiaries be permitted to agree unless Parent so directs them (and they shall, if Parent so directs, agree to, so long as such agreements are conditioned upon the Closing)), any action, concession or undertaking, unless such action, concession or undertaking is conditioned on the Closing. In addition, Parent shall defend through litigation on the merits any claim asserted in court by any Governmental Authority or any other person under Antitrust Laws in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent the Closing prior to the Outside Date; provided, however, that such obligation to litigate in no way limits the obligation of Parent to use, and cause each of its Subsidiaries to use, its and their best efforts, and to take any and all steps necessary to eliminate each and every impediment under any Antitrust Law to consummate the Transactions prior to the Outside Date.

(c) Each party shall keep the other parties apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the Transactions, including promptly notifying the other parties hereto of any material communication it or any of its Affiliates receives from any Governmental Authority relating to any review or investigation of the Transactions under the HSR Act or any other applicable non-United States Antitrust Laws and shall permit the other parties to review in advance (and to consider any comments made by the other party in relation to) any proposed substantive communication by such party to any Governmental Authority relating to such matters. None of the parties to this Agreement shall agree to participate in any substantive meeting, telephone call or discussion with any Governmental Authority in respect of any submissions, filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to the matters that are the subject of this Agreement unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting, telephone call or discussion. The parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. The parties to this Agreement shall provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Notwithstanding anything to the contrary contained in this Agreement, but subject to the Company’s consultation and participation rights described above, Parent shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust, competition or investment review clearances as promptly as practicable, and in any event prior to the Outside Date, including in connection with the determination of any actions to be taken under Section 6.06(b), and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining any necessary antitrust, competition or investment review clearances.

(d) Neither Parent nor Merger Sub shall enter into any agreement, transaction or any agreement to effect any transaction (including any merger or acquisition) that would reasonably be expected to materially delay or materially and adversely affect Parent’s or Merger Sub’s ability to: (i) obtain the timely expiration or termination of the waiting period under the HSR Act, or the authorizations, consents, Orders and approvals required under any other applicable Antitrust Law, applicable to the transactions contemplated by this Agreement, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order that would materially delay or prevent the consummation of the Transactions, or (iii) obtain all authorizations, consents, Orders and approvals of Governmental Authorities necessary for the consummation of the Transactions in accordance with the terms and conditions of this Agreement.

SECTION 6.07 Obligations of Parent and Merger Sub. Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder. During the Pre-Closing Period, Merger Sub shall not, and Parent shall not permit Merger Sub to, engage in any activity of any nature except as provided in or expressly contemplated by this Agreement.

SECTION 6.08 Public Announcements. Each party shall issue its own initial press release relating to this Agreement, the text of which shall have been provided to the other party prior to such issuance. Thereafter, each of Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions, except to the extent public disclosure is required by applicable Law or the requirements of the NYSE, in which case the issuing party shall use its reasonable efforts to consult with the other party before issuing any press release or making any such public statements, except with respect to the matters described in Section 6.03, Section 8.01 and Section 8.03 or in connection with any dispute between the parties regarding this Agreement; provided, however, subject to Section 6.03 in the case of the Company, each party hereto and their respective controlled Affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.08.

SECTION 6.09 Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes which become payable in connection with the Transactions. Notwithstanding anything to the contrary herein, each of Parent and the Surviving Company agrees to assume liability for and pay any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes, as well as any transfer, recording, registration and other fees that may be imposed upon, payable or incurred in connection with this Agreement and the Transactions.

SECTION 6.10 Stock Exchange De-Listing. Parent shall cause the Company’s securities to be de-listed from NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

SECTION 6.11 Shareholder Litigation. The Company shall give Parent reasonable opportunity to participate in the defense (at Parent’s sole cost and subject to a joint defense agreement) of any Action brought by the Company’s shareholders or other persons against the Company or any of its directors, officers or Representatives arising out of or relating to this Agreement or the Transactions. Without limiting the preceding sentence, the Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any such litigation, and the right to consult on the settlement with respect to such litigation, and the Company will in good faith take such comments into account, and, no such settlement shall be agreed to without Parent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned). The Company shall promptly notify Parent of any such Action and shall keep Parent reasonably and promptly informed with respect to the status thereof.

SECTION 6.12 Takeover Laws. If any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other anti-takeover Law (including Section 912 of the NYBCL) or any comparable anti-takeover provisions of the Company Charter or the Company By-Laws or any shareholder rights plan or similar agreement becomes or is deemed to be applicable to this Agreement or the Transactions, then the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Law or Laws or other comparable anti-takeover provisions or shareholder rights plans inapplicable to the foregoing.

SECTION 6.13 Cooperation. Prior to the Closing, the Company will, and will cause the Company Subsidiaries to, and will use reasonable best efforts to cause the Company Representatives to, on a timely basis, provide to Parent all cooperation reasonably requested by Parent in connection with the arrangement, marketing, syndication and consummation of any financing deemed reasonably necessary or advisable by Parent in connection with the Transactions (the “Financing”) (provided, however, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or the Company Subsidiaries), including making the senior officers of the Company and the Company Subsidiaries available to the debt financing sources for a reasonable number of meetings at reasonable times, and providing all information reasonably requested by such debt financing sources in connection with such Financing, including to assist in the preparation of any pro forma financial statements required in connection therewith and/or under SEC rules applicable to Parent. Notwithstanding the foregoing, nothing in this Agreement shall require the Company or any Company Subsidiary or any of their respective Representatives (1) to take any action that would reasonably be expected to conflict with or violate the Company Charter, the Company By-Laws or any of the provisions of the certificate of incorporation or by-laws (or equivalent organizational documents) of a Company Subsidiary or any Law or result in the breach of any material Contract, or (2) to pay any commitment or similar fee, reimburse any third party expenses, provide any indemnities in connection with any such Financing prior to the Closing (except to the extent Parent promptly reimburses (in the case of out-of –pocket costs) or provides the funding (in all other cases) to the Company or any Company Subsidiary therefor) or incur or assume any liability or obligation in connection with the Financing prior to the Closing. Parent shall, promptly upon written request by the Company, reimburse the Company for all out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company or the Company Subsidiaries in performing their obligations under this Section 6.13, and indemnify the Company for any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by the Company or any of the Company Subsidiaries arising therefrom. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Section 6.13 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent shall be permitted to disclose such information to potential financing sources and to ratings agencies during the syndication and marketing of any Financing, subject to customary confidentiality undertakings by such potential financing sources. None of the representations, warranties or covenants of the Company set forth in this Agreement shall be deemed to apply to, or deemed breached or violated by, any of the actions taken by the Company or any Company Subsidiary at the request of Parent set forth in this Section 6.13.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible) of the following conditions:

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, Law or Order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the Merger.

(c) Regulatory Approvals. (i) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and (ii) all consents, approvals, non-disapprovals and other authorizations of any Governmental Authority set forth in Section 7.01(c) of the Company Disclosure Schedule shall have been obtained.

SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.08(a), Section 3.18, Section 3.19 and Section 3.21 shall, if qualified by materiality or “Company Material Adverse Effect” be true and correct in all respects or, if not so qualified, be true and correct in all material respects (except for the representations and warranties of the Company in (x) Section 3.03(a), which shall be true and correct in all respects, and (y) Section 3.03(b), which shall be true and correct in all respects, except for de minimis deviations), in each case, as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be so true and correct as of such specified date), and (ii) each of the other representations and warranties contained in Article III (disregarding all qualifications set forth therein relating to “materiality”, “Company Material Adverse Effect” or other qualifications based on the word “material” or similar phrases) shall be true and correct as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be so true and correct as of such specified date), except where the failure of such representations and warranties in this clause (ii) to be so true and correct would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by an executive officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Parent in Section 4.01, Section 4.03 and Section 4.09 shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date) and (ii) each of the other representations and warranties of Parent and Merger contained in Article IV (disregarding all qualifications set forth therein relating to “materiality” or “material adverse effect” or other qualifications based on the word “material” or similar phrases) shall be true and correct as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all material agreements and material covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, notwithstanding any prior adoption of this Agreement by the shareholders of the Company, as follows (the date of any such termination, the “Termination Date”):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before February 12, 2016 (the “Outside Date”); provided, however, that if on the Outside Date any of the conditions set forth in Section 7.01(b) (to the extent relating to the matters set forth in Section 7.01(c)) or Section 7.01(c) shall not have been satisfied but all other conditions set forth in Article VII shall have been satisfied or waived or shall then be capable of being satisfied if the Closing were to take place on such date, then the Outside Date shall be automatically extended to May 12, 2016; provided further that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any agreements and covenants under this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c) by either Parent or the Company if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, Law or Order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger and such decision, injunction, decree, ruling, Law or Order shall have become final and nonappealable, or if there shall be adopted following the date of execution of this Agreement any Law that makes consummation of the Merger illegal or otherwise prohibited; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (c) has fulfilled its obligations under Section 6.06;

(d) by either Parent or the Company if this Agreement shall fail to receive the Company Shareholder Approval at the Company Shareholders’ Meeting or any adjournment or postponement thereof;

(e) by Parent if (i) the Company Board shall have (A) effected an Adverse Recommendation Change, (B) failed to include the Company Recommendation in the Proxy Statement distributed to the shareholders of the Company or (C) at any time after public announcement of an Acquisition Proposal (other than pursuant to a commenced tender offer or exchange offer), the Company Board shall have failed to reaffirm the Company Recommendation within five (5) Business Days of receipt of any written request by Parent to do so, or (ii) the Company or any Company Subsidiary enters into an Acquisition Agreement;

(f) by the Company, at any time prior to the time at which the Company receives the Company Shareholder Approval, if the Company Board determines to enter into a definitive agreement with respect to a Superior Proposal in accordance with Section 6.03;

(g) by Parent, if the Company shall have breached any of its representations or warranties, or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b) and (ii) is incapable of being cured prior to the Outside Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(g) if either Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(h) by the Company, if Parent or Merger Sub shall have breached any of its representations or warranties, or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or Section 7.03(b) and (ii) is incapable of being cured prior to the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(h) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder.

SECTION 8.02 Notice of Termination; Effect of Termination.

(a) A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and any such termination in accordance with Section 8.01 shall be effective immediately upon delivery of such written notice to the other party.

(b) In the event of termination of this Agreement by any party as provided in Section 8.01, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability or obligation on the part of any party, except that (i) this Section 8.02, Section 6.02(b), Section 8.03 and Article IX shall remain in full force and effect and (ii) nothing herein (including Section 8.03) shall relieve any party from liability for any intentional breach of this Agreement prior to the date of such termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity, including liability for damages determined taking into account all relevant factors, including the loss of the benefit of the Transactions, any lost shareholder premium, any lost synergies, the time value of money, and any benefit to the breaching party or its shareholders arising from such intentional breach. For purposes of this Agreement, “intentional breach” shall mean an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and knows (or should reasonably have known) would, or would reasonably be expected to, cause a material breach of this Agreement. For the avoidance of doubt, the failure of a party to effect the Closing on or prior to the second (2nd) Business Day after the later to be satisfied of the condition set forth in Section 7.01(a) or Section 7.01(c) (provided that such party’s other conditions to Closing set forth in Article VII would be capable of satisfaction if the Closing were to occur on the date of such termination) shall be deemed an “intentional breach” of this Agreement.

SECTION 8.03 Fees and Expenses.

(a) All Expenses incurred in connection with this Agreement, the Transactions, the solicitation of shareholder approvals and all other matters related to the closing of the Merger shall be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated, except as otherwise set forth in this Agreement. Notwithstanding the foregoing, (i) one-half of the filing fees and the cost of printing and mailing the Proxy Statement shall be paid by each of the Company and Parent, and (ii) one-half of the filing fees incurred in connection with the filings made pursuant to the HSR Act or any other Antitrust Law shall be paid by each of the Company and Parent. “Expenses”, as used in this Agreement, shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement.

(b) If this Agreement shall be terminated:

(i) by (x) Parent or the Company pursuant to Section 8.01(b), Section 8.01(d) or (y) by Parent pursuant to Section 8.01(g), then, if (A) on or prior to the Termination Date (or, with respect to a termination pursuant to Section 8.01(d), on or prior to the date of the Company Shareholders’ Meeting (including any postponements or adjournments thereof)), an Acquisition Proposal shall have been publicly announced, disclosed or otherwise made public (and not publicly withdrawn) and (B) within twelve (12) months of the Termination Date the Company or any Company Subsidiary enters into an agreement with respect to any Acquisition Proposal or consummates any Acquisition Proposal (in each case, whether or not such Acquisition Proposal is the same Acquisition Proposal described in clause (A) above), then the Company shall pay Parent the amount of $423,194,400.00 (the “Company Termination Fee”), which payment shall be made by wire transfer of immediately available funds within two Business Days of the earliest to occur of the entry in the agreement with respect to or the consummation of any Acquisition Proposal, in each case, as referred to in clause (B) above; or

(ii) by Parent pursuant to Section 8.01(e) or the Company pursuant to Section 8.01(f), then the Company shall pay to Parent the Company Termination Fee.

(iii) For the avoidance of doubt, in the event this Agreement is terminated by the Company for any reason at a time when Parent would have had the right to terminate this Agreement, Parent shall be entitled to receipt of any Company Termination Fee that would have been (or would have subsequently become) payable had Parent terminated this Agreement at such time.

(c) The Company Termination Fee payable by the Company under Section 8.03(b) shall be paid to Parent or its designee by (or on behalf of) the Company in immediately available funds (i) concurrently with a termination of this Agreement by Parent pursuant to Section 8.01(e)(ii), (ii) simultaneously with, and as a condition to the effectiveness of, a termination of this Agreement by the Company pursuant to Section 8.01(f), and (iii) within two (2) Business Days after a termination of this Agreement in all other circumstances giving rise to the obligation to make such payment. The payment to Parent or its designees of the Company Termination Fee shall, subject always to Section 8.02(b)(ii), be the sole and exclusive remedy of Parent for any loss suffered by Parent or Merger Sub as a result of the failure of the Transactions to be consummated to the extent paid and upon such payment in accordance with this Section 8.03, the Company shall not have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except as set forth in Section 8.02(b)(ii).

(d) For purposes of Section 8.03(b), Acquisition Proposal shall have the meaning assigned to such term in Section 6.03(g)(i), except that references to 20% in the definition thereof shall be deemed to be references to 50%.

(e) The parties acknowledge and agree that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement, accordingly, if the Company fails to pay when due any amount pursuant to this Section 8.03, then the Company shall (i) reimburse Parent for all costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.03, and (ii) pay to Parent interest on such overdue amount from the date such payment was required to be made until the date of payment at the prime lending rate as published in the Wall Street Journal in effect on the date such payment was required to be made. Subject to Section 8.02(b)(ii), each of the parties further acknowledges that the payment of the amounts by the Company specified in this Section 8.03 is not a penalty, but, in each case, is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall the Company be required to pay the Company Termination Fee in connection with the termination of this Agreement more than once.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time; provided, however, that this Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt except as otherwise set forth in the last sentence of this Section 9.02) by delivery in person, by an internationally recognized overnight courier service or by facsimile transmission (with a confirmatory copy sent by an internationally recognized overnight courier service) to the respective parties hereto at the following coordinates (or at such other coordinates for a party as shall be specified in a notice given in accordance with this Section 9.02):

(a)	if to Parent or Merger Sub:

Danaher Corporation

2200 Pennsylvania Ave., NW

Suite 800W

Washington, DC 20037

Attention: Attila I. Bodi

                 Jeff Szekeres

Facsimile: (202) 419-7668

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Attention: Joseph A. Coco

                 Michael A. Civale

Facsimile: (917) 777-3050

(b)	if to the Company:

Pall Corporation

25 Harbor Park Drive

Port Washington, NY 11050

Attention: General Counsel

Facsimile: (516) 801-9781

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

599 Lexington Ave.

New York, NY 10022

Attention: Creighton O’M. Condon

Robert M. Katz

Facsimile: (212) 848-7179

For purposes of this Agreement, any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:30 p.m. (recipient’s local time) shall be deemed to have been received at 9:00 a.m. (recipient’s local time) on the next Business Day.

SECTION 9.03 Certain Definitions.

(a) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement with terms no less favorable, in the aggregate, to the Company than those contained in the Confidentiality Agreement; provided, however, that such confidentiality agreement (i) need not include a “standstill” restriction similar to the Standstill Restrictions (as defined in the Confidentiality Agreement), and (ii) shall not prohibit the Company from providing to Parent any of the information required to be provided to Parent under Section 6.03.

“Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or other similar agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with the terms of Section 6.03) regarding, or that is intended to result in, or would reasonably be expected to lead to, any Acquisition Proposal.

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Antitrust Laws” means all antitrust, competition or trade regulation Laws or Laws that are otherwise designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with any other event, circumstance, change or effect, (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or (b) prevents or materially delays to a date following the Outside Date the ability of the Company to consummate the Merger

(provided that the parties hereto agree that this clause (b) shall be disregarded for purposes of Article VII and Article VIII); provided, however, that, in the case of clause (a), in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Company Material Adverse Effect: (i) any event, circumstance, change or effect resulting from or relating to (A) a change in general economic, political, regulatory, business, economic, financial, credit or capital market conditions, or any changes therein, including interest or exchange rates, (B) a change in the industries, or in the business conditions in the geographic regions, in which the Company and the Company Subsidiaries operate, (C) any change in accounting requirements or principles required by GAAP (or any interpretations thereof) or required by any change in applicable Laws (or any interpretations thereof) after the date hereof, (D) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law after the date hereof, (E) any liability arising out of any Action disclosed on the Company Disclosure Schedule to the extent such liability is reasonably foreseeable from such disclosure, (F) any outbreak, escalation or acts of terrorism, armed hostility or war or any weather related event, fire or natural disaster, (G) the announcement of the execution of this Agreement or the pendency of the Transactions (provided that the exceptions in this clause (G) shall not apply to any representations or warranties contained in Section 3.05 (or the condition in Section 7.02(a) as it relates to the representations and warranties in Section 3.05), or (H) compliance with the express terms of, or the taking of any action expressly required by, this Agreement (excluding the Company operating in the ordinary course of business) or the taking of any action consented to or requested in writing by Parent prior to the taking of such action; provided further that the exceptions set forth in (A), (B), (C), (D) and (F) of this clause (i) shall only apply to the extent that such event, circumstance, change or effect does not have a materially disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, compared to other companies that operate in the industries in which the Company and the Company Subsidiaries operate, (ii) any failure to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period or a decline in the price or trading volume of the Shares (provided that, except as otherwise provided in this definition, the underlying causes of such failure or decline may be considered in determining whether there is a Company Material Adverse Effect) or (iii) any Actions, challenges or investigations relating to this Agreement or transactions contemplated hereby made or brought by any of the current or former shareholders of the Company (on their own behalf or on behalf of the Company).

“Company Representatives” means the officers, directors, employees, financial advisors, attorneys, accountants, investment bankers, representatives and agents and other advisors of the Company or the Company Subsidiaries.

“Company Shareholders’ Meeting” means a duly convened meeting of the shareholders of the Company called to obtain the Company Shareholder Approval, or any valid adjournment or postponement thereof made in accordance with this Agreement.

“Contract” means any binding oral or written contract, subcontract, agreement, note, bond, mortgage, indenture, lease, sublease, license, sublicense, permit, franchise or other instrument, obligation, commitment or arrangement or understanding of any kind or character.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“Equity Award Exchange Ratio” means the quotient, rounded to the nearest one ten thousandth, determined by dividing the Merger Consideration by the Parent Stock Price.

“Intellectual Property” means all intellectual property rights of any kind or nature throughout the world, including all trademarks, service marks, trade names, domain names, mask works, inventions, patents, trade secrets, copyrights, know-how, processes, systems, techniques, computer software programs and applications, algorithms, data, and databases, (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property rights.

“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge, as of the date of this Agreement, of the individuals identified on Schedule 9.03, in each case, including the knowledge that any such individuals would reasonably be expected to discover or become aware of in the course of the reasonable conduct of his or her duties.

“Leased Real Property” means all material real property leased or subleased (whether as a tenant or subtenant) by the Company or any Company Subsidiary.

“Liens” means any and all security interests, pledges, claims, charges, options, puts, calls, preemptive purchase rights, easements, restrictions, rights of first refusal, hypothecation, mortgages, liens and any other encumbrances of any kind or nature whatsoever.

“NYSE” means the New York Stock Exchange.

“Order” means with respect to any person, any award, decision, injunction, judgment, stipulation, order, ruling, subpoena, writ, decree, consent decree or verdict entered, issued, made or rendered by any arbitrator or Governmental Authority of competent jurisdiction affecting such person or any of its properties.

“Owned Real Property” means all real property owned by the Company or any Company Subsidiary.

“Parent Stock Price” means the average of the closing prices of the shares of Parent Common Stock on the New York Stock Exchange (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source), for the ten (10) trading days immediately preceding the Closing Date.

“Permitted Lien” means (a) Liens for Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith in appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any Owned Real Property which are not violated in any material respect by the current use and operation of the Owned Real Property, (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable legal requirements or other social security, (e) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting title to but not adversely affecting current occupancy or use of the Owned Real Property in any material respect, (f) restrictions on the transfer of securities arising under federal and state securities laws, (g) any Liens caused by state statutes and/or principles of common law and specific agreements within some leases providing for landlord liens with respect to tenant’s personal property, fixtures and/or leasehold improvements at the subject premises and (h) restrictions not materially affecting the present use of such assets or properties.

“person” means an individual, company, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Subsidiary” or “Subsidiaries” of any person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned by such person or by one of more other Subsidiaries of such person, (ii) a partnership of which such person, or one or more other Subsidiaries thereof is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such person or one or more other Subsidiaries thereof is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other person (other than a corporation, partnership or limited liability company) in which such person, or one or more other Subsidiaries of such person has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Acceptable Confidentiality Agreement	9.03(a)
Acquisition Agreement	9.03(a)
Acquisition Proposal	6.03(g)(i)
Action	3.09
Adverse Recommendation Change	6.03(d)
Affiliate	9.03(a)
Agreement	Preamble
Antitrust Laws	9.03(a)
Book-Entry Shares	2.02(b)
Business Day	9.03(a)
Certificate	2.02(b)
Certificate of Merger	1.03
Certificates	2.02(b)
Closing	1.02
Closing Date	1.02
Code	9.03(a)
Collective Bargaining Agreement	3.11
Company	Preamble
Company Board	Recitals
Company By-Laws	1.05
Company Charter	1.05
Company Common Stock	Recitals
Company Disclosure Schedule	Article III
Company Material Adverse Effect	9.03(a)
Company Permits	3.06
Company Recommendation	3.18(a)
Company Representatives	9.03(a)
Company Shareholder Approval	3.18(b)
Company Shareholders’ Meeting	9.03(a)
Company Stock Option	2.04(a)
Company Stock Plans	2.04(a)
Company Subsidiary	3.01(b)
Company Termination Fee	8.03(b)(i)
Company’s Knowledge	9.03(a)
Confidentiality Agreement	6.02(b)
Contract	9.03(a)
control	9.03(a)
Effective Time	1.03
Employee	6.05(a)
Environmental Laws	3.16
Equity Award Exchange Ratio	9.03(a)
Equity Interests	3.03(b)

Defined Term	Location of Definition
ERISA	3.10(a)
ESPP	2.04(e)
ESPP Award	2.04(e)
Exchange Act	3.05(b)
Expenses	8.03(a)
Financing	6.13
GAAP	3.07(b)
Governmental Authority	3.05(b)
Hazardous Materials	3.16
HSR Act	3.05(b)
Indemnified Parties	6.04(a)
Intellectual Property	9.03(a)
intentional breach	8.02(b)
International Plan	3.10(b)
Intervening Event	6.03(g)(ii)
IRS	3.10(d)
Knowledge of the Company	9.03(a)
Law	3.05(a)
Leased Real Property	9.03(a)
Liens	9.03(a)
Material Contracts	3.14(a)
Merger	Recitals
Merger Consideration	2.01(a)
Merger Sub	Preamble
MSPP	3.03(b)
MSPP Award	2.04(a)
NYBCL	Recitals
NYSE	9.03(a)
Order	9.03(a)
Outside Date	8.01(b)
Owned Real Property	9.03(a)
Parent	Preamble
Parent Common Stock	11
Parent Stock Price	9.03(a)
Paying Agent	2.02(a)
Payment Fund	2.02(a)
Performance Stock Unit	2.04(a)
Permitted Lien	9.03(a)
person	9.03(a)
Plans	3.10(a)
Pre-Closing Period	5.01
Proxy Statement	3.05(b)
Purchaser Welfare Benefit Plans	6.05(b)
Representatives	6.02(a)
Restricted Stock Unit	10
Rollover Award	11
SEC	3.05(b)
SEC Reports	3.07(a)
Securities Act	3.07(a)
Share	2.01(a)
Shares	2.01(a)

Defined Term	Location of Definition
Subsidiaries	9.03(a)
Subsidiary	9.03(a)
Superior Proposal	6.03(g)(iii)
Surviving Company	1.04
Tax	3.13(h)(i)
Tax Returns	3.13(h)(ii)
Taxes	3.13(h)(i)
Termination Date	8.01
Transactions	9.03(a)
U.S. Employee	6.05(b)
Union Employee	6.05(a)
Vested RSU	10

SECTION 9.04 Interpretation and Rules of Construction. When a reference is made in this Agreement to an Exhibit, an Article or a Section, such reference shall be to an Exhibit, an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Documents, materials and information are deemed to have been “made available” to Parent and Merger Sub, if such documents, materials or information were available for review by such person and its Representatives through the electronic data room entitled “Project Poseidon”, which is hosted by Intralinks (https://services.intralinks.com) in connection with the transactions contemplated hereby or disclosed in a SEC Report filed and publicly available, in each case, at least two (2) Business Days prior to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a person are also to its successors and permitted assigns. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. References to “days” shall mean “calendar days” unless expressly stated otherwise. When “since” is used in connection with a date, the period covered thereby shall be inclusive of such date. No specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty. It is the intent of the parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative. The phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase. Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified.

SECTION 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 9.06 Disclaimer of Other Representations and Warranties. Parent, Merger Sub and the Company each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, (a) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the Transactions, (b) no person has been authorized by any party to make any representation or warranty relating to such party or its businesses or otherwise in connection with the Transactions and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information is the subject of any representation or warranty set forth in this Agreement.

SECTION 9.07 Entire Agreement. This Agreement, taken together with the Company Disclosure Schedule and the Confidentiality Agreement, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof.

SECTION 9.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto; provided that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent so long as Parent continues to remain liable for all of such obligations as if no such assignment had occurred. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.09 Parties in Interest. Other than the provisions of Article II (which, from and after the Effective Time, shall be for the benefit of the holders of Company Common Stock, Company Stock Options, Restricted Stock Units and Performance Stock Units as of the Effective Time to the extent necessary for such holders to receive the consideration due such holders thereunder) and Section 6.04 (which is for the benefit of the persons covered thereby and may be enforced by such persons), this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 9.10 Remedies; Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages, except as limited by Section 8.03) to (a) an Order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. In circumstances where Parent or the Company is obligated to consummate the Merger and the Merger has not been consummated (other than as a result of the other party’s refusal to close in violation of this Agreement), each of Parent and the Company expressly acknowledges and agrees that the other party and its shareholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate such other party and its shareholders and that such other party on behalf of itself and its shareholders shall be entitled to enforce specifically Parent’s or the Company’s, as the case may be, obligation to consummate the Merger. Notwithstanding the foregoing or any other provision of this Agreement, the parties acknowledge and agree that (x) Parent shall not be entitled to enforce specifically the obligations of the Company to consummate the transactions contemplated by this Agreement unless all of the conditions set forth in Section 7.01 and Section 7.03 shall have been satisfied or waived in writing by the Company and (y) the Company shall not be entitled to enforce specifically the obligations of the Parent and Merger Sub to consummate the transactions contemplated by this Agreement unless all of the conditions set forth in Section 7.01 and Section 7.02 shall have been satisfied or waived in writing by Parent. Each party further agrees that no other party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In the event that a party initiates a proceeding seeking equitable relief pursuant to this Section 9.10, the Outside Date shall automatically be extended until such proceeding is finally resolved.

SECTION 9.11 Governing Law.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of New York.

(b) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, each of the parties hereto hereby (i) submits to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto; (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 9.02; and (iii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above named courts.

SECTION 9.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

SECTION 9.13 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after receipt of the Company Shareholder Approval, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or that would otherwise require the approval of the shareholders of the Company under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 9.14 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

SECTION 9.15 Company Disclosure Schedule. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each other Section of the Company Disclosure Schedule to which such information reasonably relates as though fully set forth in such other Section to the extent the applicability and relevance of such information to such other Section is reasonably apparent. Certain items and matters may be listed in the Company Disclosure Schedule for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in the Company Disclosure Schedule be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants contained in this Agreement. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty (x) shall not be deemed an admission that such item represents a material exception or material event, circumstance, change, effect, development or condition or that such item would constitute a Company Material Adverse Effect and (y) shall not be construed as an admission by the Company of any non-compliance with, or violation of, any third party rights (including any intellectual property rights) or any Law or Order of any Governmental Authority, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under this Agreement. Without limiting the foregoing, no reference to or disclosure of a possible breach or violation of any Contract or agreement, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

SECTION 9.16 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PALL CORPORATION

By	/s/ Lawrence D. Kingsley
Name: Lawrence D. Kingsley
Title: Chairman & Chief Executive Officer

DANAHER CORPORATION

By	/s/ Daniel A. Raskas
Name: Daniel A. Raskas
Title: SVP Corporate Development

PENTAGON MERGER SUB, INC.

By	/s/ Daniel A. Raskas
Name: Daniel A. Raskas
Title: Vice President

[Agreement and Plan of Merger Signature Page]

ANNEX B

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

May 12, 2015

Board of Directors

Pall Corporation

25 Harbor Park Drive

Port Washington, NY 11050

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.10 per share (the “Shares”), of Pall Corporation (the “Company”) of the $127.20 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of May 12, 2015 (the “Agreement”), by and among Danaher Corporation (“Danaher”), Pentagon Merger Sub, Inc., a wholly owned subsidiary of Danaher, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Danaher, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time. We also have provided certain financial advisory and/or underwriting services to Danaher and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having participated in Danaher’s commercial paper program since June 2010. We may also in the future provide financial advisory and/or underwriting services to the Company, Danaher and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to shareholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended July 31, 2014; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its shareholders; a draft of the consolidated balance sheet of the Company as of April 30, 2015 prepared by the management of the Company; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar

Securities and Investment Services Provided by Goldman, Sachs & Co.

B-1

Board of Directors

Pall Corporation

May 12, 2015

information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the life sciences industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders of Shares, as of the date hereof, of the $127.20 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $127.20 in cash per Share to be paid to the holders of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Danaher or the ability of the Company or Danaher to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $127.20 in cash per Share to be paid to the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

B-2

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by Internet or telephone must be received by 12:01 a.m., Eastern Time, on July 28, 2015.

Vote by Internet
• Go to www.envisionreports.com/PLL
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2, and 3.

+
For	Against	Abstain	For	Against	Abstain

1.   The proposal to adopt the Agreement and Plan of Merger, dated as of May 12, 2015 (as it may be amended from time to time, the “merger agreement”), among Pall Corporation, a New York corporation (“Pall”), Danaher Corporation, a Delaware corporation (“Danaher”), and Pentagon Merger Sub, Inc., a New York corporation and an indirect wholly owned subsidiary of Danaher.

☐	☐	☐

2.   The proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in the accompanying proxy statement that will or may become payable to Pall’s named executive officers in connection with the consummation of the merger contemplated by the merger agreement.

			☐	☐	☐

3.   The proposal to approve the adjournment of the special meeting if necessary or appropriate in the view of the Pall board of directors, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

☐	☐	☐

B	AUTHORIZED SIGNATURES — THIS SECTION MUST BE COMPLETED FOR YOUR VOTE TO BE COUNTED. DATE AND SIGN BELOW.

NOTE: Please sign below exactly as your name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian or corporate officer, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer or person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

Special Meeting Admission Ticket

Special Meeting of

Pall Corporation Shareholders

July 28, 2015

at 1:00 p.m., New York time

25 Harbor Park Drive

Port Washington, NY 11050

1-516-484-5400

ADMISSION: To be admitted to the special meeting, you must bring this tear-off portion of your proxy card or other proof of ownership of Pall Corporation common stock, which will serve as your admission ticket. Upon arrival, please present this ticket or other proof of share ownership and a valid government-issued form of photo identification at the registration desk. No cameras, recording equipment, other electronic devices, large bags, briefcases or packages will be permitted in the meeting. Directions to attend the meeting and vote in person are available by calling 1-516-484-5400 or visiting http://investors.pall.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JULY 28, 2015

Copies of the accompanying proxy statement are also available on Pall’s website at http://investors.pall.com.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Pall Corporation	+

Special Meeting of Shareholders - July 28, 2015

The undersigned hereby appoint(s) RONALD L. HOFFMAN, LAWRENCE D. KINGSLEY and ROYA BEHNIA and each of them, with full power of substitution, proxies of the undersigned to vote all shares of the common stock of Pall Corporation (“Pall”) which the undersigned would be entitled to vote if present at, and to act for the undersigned at, the special meeting of shareholders of Pall to be held on July 28, 2015, at 1:00 p.m., New York time, and at any adjournment or postponement thereof, on the matters indicated on the reverse side of this proxy.

This proxy is solicited by the Pall board of directors and, when properly executed, will be voted in accordance with the instructions marked on the reverse side. If you properly sign and date this proxy card and deliver it to Pall but you mark no instructions on it, it will be voted FOR the adoption of the merger agreement, thereby approving the transactions contemplated thereby, including the merger; FOR the proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in the accompanying proxy statement that will or may become payable to Pall’s named executive officers in connection with the consummation of the merger; and FOR the proposal to approve the adjournment of the special meeting if necessary or appropriate in the view of the Pall board of directors, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

This proxy confers discretionary authority on the persons named above to vote in accordance with their judgment on any other business which may properly come before the meeting, including but not limited to any proposal omitted from the accompanying proxy statement and this proxy card pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

The undersigned acknowledges receipt of the accompanying Notice of Special Meeting of Shareholders and proxy statement, each dated June 26, 2015.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+